UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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HASBRO, INC.

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Letter from our Chairman and CEO

Dear Fellow Hasbro Shareholders,

Hasbro’s team of almost 7,000 global employees worked tirelessly last year to deliver revenues of $5.47 billion, increase operating profit margin, generate $976.3 million in operating cash flow to end the year with $1.45 billion in cash, pay off $123 million in debt and return $373 million to shareholders through our quarterly dividend. We also welcomed eOne to Hasbro at the beginning of the year, integrating our companies to unlock the value which comes from the combination of our businesses. The teams accomplished all this while facing a global pandemic that disrupted our ability to work, to make our products and entertainment, for consumers to shop and customers to run their businesses. The Hasbro team rose to meet the needs of our consumers and audiences, as well as the needs of each other and our communities while delivering a good result for the year.

Our priority was first and foremost the health, safety and well-being of our employees while also supporting our communities and supply chains. I am so proud of our amazing work which included producing face shields at partner manufacturing facilities for donation as well as organizing PPE donations through eOne entertainment productions; providing meals, learning resources, as well as toys and games through charitable organizations; launching our Bring Home the Fun Campaign which helped families keep kids engaged and learning; and supporting our Wizard Play Network member stores through Wizard’s Mystery Booster Initiative, among many other activities around the world. Community is part of Hasbro’s DNA, and that was clear in how we managed through 2020. Our response to the pandemic is further detailed in the accompanying proxy statement.

As an organization with a purpose-led strategy, we took this one step further with the appointment of Kathrin Belliveau as Chief Purpose Officer, a newly created position. We know ESG performance is an area of growing importance, but for us, it has long been a driving force in our decision-making. We have led our industry in areas like product safety, sustainability, human rights and ethical sourcing, as well as diversity and inclusion. On D&I matters, we are prioritizing the reshaping of our organization to reflect the world around us and promoting a culture of inclusive perspectives and experiences. I believe this is both a responsibility and an imperative to lead through our values and embed this thinking across the organization. We have made tremendous progress, and there is more to do. We share this progress in this proxy statement, in our Form 10-K and on our CSR website.

While navigating the dynamic nature of last year, we remained focused on the long-term strategic plan for growing Hasbro. The value of play and entertainment, of our brands, of our diverse portfolio and talent across consumer products, our Wizards of the Coast business and digital gaming and our eOne entertainment was evident throughout last year and reinforced the importance of each in the future growth of our company. To achieve this growth, succession planning and talent management remain a top priority for Hasbro and the Board. For the eOne talent we brought on board, we ensured retention agreements were in place prior to announcing the acquisition. We have partnered across the organization to understand who our future leaders will be, and how we can provide them with opportunities to lead. We worked to reward and retain our key employees during a year that was trying and challenging but also showcased their leadership. Our results enabled us to pay employees a bonus in recognition of all they accomplished.

Hasbro has truly redefined itself as a leading play and entertainment company. The work we are doing continues to rate us highly among leading global companies, including being ranked among the 2020 100 Best Corporate Citizens by 3BL Media, being named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past ten years, and one of America’s Most JUST Companies by Forbes and JUST Capital for the past four years. We value and appreciate your continued support of Hasbro, in not only what we do but in how we do it.

Sincerely,

Brian Goldner Chairman of the Board and Chief Executive Officer

Letter from our Lead Independent Director

Dear Fellow Hasbro Shareholders,

On behalf of Hasbro’s Board of Directors, I invite you to review the enclosed Notice of Annual Meeting and Proxy Statement and I encourage you to vote your shares at the 2021 Annual Meeting of Shareholders being held virtually on May 20, 2021 at 11:00 a.m. Eastern Time.

You will be asked to vote on a slate of 11 directors to Hasbro’s Board of Directors; the compensation of Hasbro’s named executive officers; and our selection of KPMG as our independent registered public accounting firm for 2021.

In 2020, as the global pandemic unfolded, Hasbro’s Board of Directors implemented bi-weekly calls with senior management. We heard directly from the leaders across the business about the impact of COVID-19. The teams focused their actions and discussions around demand, supply, liquidity and community, including importantly how employees were managing both professionally and personally. We were able to stay close to the business while remaining focused on the long-term strategic goals of the Company, including the integration of eOne into our business and across our Brand Blueprint.

As part of our long-term focus, we established oversight of CSR initiatives at the board level many years ago. As CSR and ESG have risen in importance for many stakeholders, we have been thinking and acting several steps ahead. As part of these efforts, we have put together a board that is reflective of the world around us and, as of the Annual Meeting in May, will be made up of 55% female representation. Our board also represents diverse skills that represent the Company today and where it will grow in future years. As Hasbro built capabilities in digital, in entertainment and in gaming we ensured the board also shared that expertise. In 2020, we were delighted to have Laurel Richie join us with her background at organizations like the WNBA and Girl Scouts of America and a resume in marketing and brands as well as a passion for Diversity and Inclusion.

We also have overseen the Company’s long-standing work to reduce its footprint, ensuring responsible environmental stewardship including ambitious goal setting around reducing greenhouse gas emissions and energy consumption, as well as impactful innovations in the design and packaging of our products.

As Lead Independent Director, I have had the opportunity to speak with many of you, our shareholders. This dialogue is invaluable to how we shape our next steps as a Board and as an organization. This will be my final year serving as Lead Independent Director and I will be transitioning this responsibility to Richard Stoddart to continue in this important role following the Annual Meeting in May.

Thank you for your continued support of Hasbro.

Sincerely,

Edward M. Philip Lead Independent Director Hasbro’s Board of Directors

Hasbro, Inc. Notice of 2021

Annual Meeting of Shareholders

Date:	Thursday, May 20, 2021

Time:	11:00 a.m. Local Time

Where:

Due to the COVID-19 pandemic, the Annual Meeting will be held in a virtual format only to provide a safe experience for our shareholders, employees and other participants. Our virtual meeting will be structured in a manner intended to provide our shareholders with a participation experience similar to an in-person meeting.

To attend, vote, and submit questions during the Annual Meeting visit www.meetingcenter.io/269042063 and enter the control number included in your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting. To submit questions in advance of the Annual Meeting, visit www.meetingcenter.io/269042063 before 11:00 A.M. Eastern Time on May 20, 2021 and enter the control number.

Record Date:	Only shareholders of record and beneficial holders of the Company’s common stock at the close of business on March 24, 2021 may vote at the meeting.

Purpose
Elect eleven directors.

Approve advisory vote on the compensation of the Company’s named executive officers.

Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year.

Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Voting

You are cordially invited to attend the meeting and vote your shares virtually over the Internet, to hear from our senior management, and to ask questions, both before and during the meeting. We expect that the vast majority of beneficial holders will be able to fully participate using the control number received with their voting instruction form. Please note, however, that this option is intended to be provided as a convenience to beneficial holders only, and there is no guarantee this option will be available for every type of beneficial holder voting control number. Accordingly, we encourage you to vote before the meeting by Internet, telephone or mail. Similarly, if you are not able to attend the meeting virtually, you may vote by Internet, telephone or mail. See the Proxy Statement for specific instructions. Please vote your shares.

Important Notice Regarding the Availability of Proxy Materials

On or about April 1, 2021 we will begin mailing a Notice of Internet Availability of Hasbro’s Proxy Materials to shareholders informing them that this Proxy Statement, our 2020 Annual Report to Shareholders and voting instructions are available online. As is more fully described in that Notice, all shareholders may choose to access our proxy materials on the Internet or may request to receive paper copies of the proxy materials.

By Order of the Board of Directors,

Tarrant Sibley

Executive Vice President, Chief Legal Officer &

Corporate Secretary

April 1, 2021

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Proxy Statement Highlights

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider and you should read the entire Proxy Statement before voting.

Annual Meeting Information

Date and Time 11:00 a.m. Local Time Thursday, May 20, 2021	Record Date Wednesday March 24, 2021	Where Virtually online at www.meetingcenter.io/269042063

Meeting Agenda and Recommendation of the Board of Directors

Agenda Item	Board Recommendation	Page Number

Proposal 1 Election of Eleven Directors	FOR each director nominee	6

Proposal 2 Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers	FOR	76

Proposal 3 Ratification of KPMG LLP as the Independent Registered Public Accounting Firm for 2021	FOR	77

How to Vote

VOTE RIGHT AWAY THROUGH ADVANCE VOTING METHODS			VOTING DURING THE MEETING

Vote by Internet Go to the website identified and enter the control number provided on your proxy card or voting instruction form.	Vote by Phone Call the number on your proxy card or voting instruction form. You will need the control number provided on your proxy card or voting instruction form.	Vote by Mail Complete, sign and date the proxy card or voting instruction form and mail it in the accompanying pre-addressed envelope.	Vote During the Meeting See the instructions below regarding how to vote at the meeting.

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2020 Business Highlights

2020 OVERVIEW

Hasbro met the distinct and unique challenges of 2020 with tremendous resilience and excellence. We began the year on a positive note with the completion of our acquisition of Entertainment One (eOne), a global entertainment company. eOne adds global children’s brands, such as PEPPA PIG and PJ MASKS to our portfolio, and brings experienced talent, expertise and capabilities across television, film, new brand development and music.

Soon after our acquisition of eOne, in the first quarter of 2020, the impact of the COVID-19 global pandemic began being felt beyond China. The pandemic had a significant adverse impact on our business, as well as our employees, consumers, customers, partners, licensees, suppliers and manufacturers, due in part to the preventative measures taken to reduce the spread of the virus. We experienced disruptions in supply of products; adverse sales impact due to changes in consumer purchasing behavior and availability of products to consumers; limited production of scripted and unscripted live-action entertainment content due to the shutdown and gradual reopening of production studios; delays or postponements of entertainment productions and releases of entertainment content both internally and by our partners; and challenges of working remotely.

Our team persevered and excelled through these challenging times by leveraging the diverse and amazing talent in our Company, the breadth of our portfolio, the global footprint and evolving capabilities of our business, and the creativity, flexibility and innovativeness of our Company. We responded to the pandemic in many ways, as described below, with each response designed to protect the health and safety of our employees and other stakeholders. As consumers of all ages found themselves at home, they sought ways to connect and find joy. We filled that need through our brands, toys, games and content, which brought happiness and enjoyment to so many in this unprecedented global environment.

After a challenging first half of the year, our performance improved in the second half of the year. We advanced our commercial and retailer programs and supply chain capabilities to meet consumer demand while managing expenses and cash. We grew Hasbro’s operating profit margin and finished the year with $1.45 billion in cash on our balance sheet. We finished 2020 with growth in revenues and adjusted operating profit in the fourth quarter despite a tough comparison with successful theatrical releases a year ago.

2020 FINANCIAL PERFORMANCE

Despite the challenges of operating during the pandemic, we ended with a strong financial year. 2020 results reflected in the following bullet points are compared to the pro forma results of the Company which include the results of eOne for 2019.

•	Delivered net revenues of $5.47 billion, a decrease of 8% compared to 2019 due primarily to the shutdown of live-action productions and the overall impact of COVID-19 on other aspects of the business.
•	Revenues grew 4% in the U.S. and Canada segment.
•	Revenues were up 15% in Hasbro Gaming and the total gaming category.
•	Operating profit was $501.8 million, or 9.2% of revenues; and adjusted operating profit was $826.7 million, or 15.1% of revenues.
•	Reported net earnings were $222.5 million, or $1.62 per diluted share; and adjusted net earnings were $514.6 million, or $3.74 per diluted share.
•	Generated $976.3 million in operating cash flow.
•	Returned $373 million to shareholders in dividends.
•	Year-end cash and cash equivalents were $1.45 billion due primarily to strong cash management and collection efforts by the business.

Adjusted operating profit, adjusted net earnings and adjusted earnings per diluted share are non-GAAP financial measures as defined under SEC rules. A reconciliation of these non-GAAP financial measures to GAAP is provided in Appendix B to this Proxy Statement.

Proposal 1 — Election of Directors

You are being asked to vote on the election of the following eleven nominees for director. All directors are elected annually by the affirmative vote of a majority of votes cast. Detailed information about each director’s background, skills and areas of expertise can be found beginning on page 6.

Name and Principal Occupation	Age*	Director Since	Independent		Audit	Comp	Cyber	Exec	Fin	NGS

Kenneth A. Bronfin Senior Managing Director of Hearst Ventures	61	2008

Michael R. Burns Vice Chairman of Lions Gate Entertainment Corp.	62	2014

Hope F. Cochran Managing Director of Madrona Venture Group	49	2016

Lisa Gersh Outside Advisor; Former Chief Executive Officer of Alexander Wang	62	2010

Brian D. Goldner Chairman and Chief Executive Officer of Hasbro	57	2008

Tracy A. Leinbach Retired Executive Vice President and Chief Financial Officer of Ryder System, Inc.	61	2008

Edward M. Philip Retired Chief Operating Officer of Partners in Health	55	2002		**

Laurel J. Richie Former President of Women’s National Basketball Association	62	2020

Richard S. Stoddart Former President and Chief Executive Officer of InnerWorkings, Inc.	58	2014

Mary Beth West Former Senior Vice President, Chief Growth Officer of The Hershey Company	58	2016

Linda K. Zecher Chief Executive Officer and Managing Partner of The Barkley Group	67	2014

*	Age and Committee memberships are as of April 1, 2021.
**	Lead Independent Director

Chair:	Member:	Audit Committee Financial Expert:

AC:	AuditCommittee
Comp:	Compensation Committee
Cyber:	Cybersecurity and Data Privacy Committee
Exec:	Executive Committee
Fin:	Finance Committee
NGS:	Nominating, Governance and Social Responsibility Committee

Profile of our Board Nominees

Our nominees for director consists of a strong group of proven leaders and executives with experience across a wide range of industries giving us a diverse set of skills, viewpoints and expertise. It is also well balanced by age, gender and tenure. The Board nominees consists of an experienced, diverse, well-functioning group, with each member contributing and having his or her voice heard while supporting and appropriately challenging management. We believe the mix of experience, diversity and perspectives on the Board serves to strengthen management and our Company.

Corporate Governance Matters

Hasbro is committed to strong corporate governance, ethical conduct, sustainability and the accountability of our Board and our senior management team to the Company’s shareholders.

Corporate Governance Highlights

Board and Board Committee Practices
Entire Board is elected annually
10 out of 11 director nominees are independent
55% of our director nominees are women
Balance of experience, gender, diversity, tenure and qualifications
Lead Independent Director role with clearly defined responsibilities
All required committees consist of independent directors
Risk oversight by Board and its committees
Separate Cybersecurity and Data Privacy Committee
Annual Board and committee self-evaluations
Director orientation and continuing education
Policy limiting the number of boards on which our directors may serve

Shareholder Rights, Accountability and Other Governance Practices
Comprehensive shareholder outreach program
No shareholder rights plan
Annual shareholder advisory vote on executive compensation (“Say-on-Pay”)
Majority vote standard with a plurality carve-out for contested elections
Proxy access bylaw provision
Prohibit the pledging or hedging of Company stock
Strong compensation clawback policy
Stock ownership and share retention policy for Board members, executive officers and other key employees
Written code of conduct and corporate governance principles
Long-standing commitment to corporate sustainability

Shareholder Engagement

Hasbro has engaged with our major shareholders on governance and compensation matters for several years. We do this as part of our commitment to be responsive to shareholders and to ensure that our actions are informed by the viewpoints of our investors. Our shareholder engagement efforts are year-round.

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In addition to discussions just before our Annual Meeting, we initiate discussions during a quieter period several months before, typically in the fourth quarter, reaching out to our largest shareholders. A board member, such as the lead independent director, will participate in these discussions when requested and the board is updated on any feedback. Our objectives are to build relationships and gain insights into the views of our shareholders around key areas, including Environmental, Social and Governance (ESG) and Corporate Social Responsibility (CSR), compensation and corporate governance, as well as any other topics or trends shareholders may wish to share. We believe that positive, two-way dialogue builds informed relationships that promote transparency and accountability. Management provides written and oral updates on the discussions with shareholders to our Board, and the Board considers shareholder perspectives, as well as the interests of all stakeholders, when overseeing company strategy, formulating governance practices and designing compensation programs.

In 2020 and early 2021, we proactively extended an invitation to our top 25 shareholders (who held in aggregate approximately 55% of our outstanding shares) to meet and we had discussions with all of such shareholders who accepted our invitation. We also spoke with shareholders who reached out to us. The meetings with our shareholders were positive and productive. This year we covered a variety of topics, including the impact of COVID-19, CSR/ESG programs and priorities, executive compensation, corporate governance and our integration of eOne.

COVID-19

• Discussed the impact of COVID-19 on our business and how we responded to the pandemic, including with respect to our employees, customers, suppliers, and community.

• Shareholders viewed our response to COVID-19 as impressive, showing leadership and responsibility, particularly due to our safety protocols followed for our employees and manufacturers, as well as our financial and other support to our employees and the community during this difficult time. See our CD&A for a summary of our COVID-19 response.

CSR/ESG

• Discussed key focus areas, achievements and goals in the corporate social responsibility space, including diversity and inclusion, human capital management, climate change, renewable energy, human rights and ethical sourcing.

• Shareholders were complimentary of our efforts in these areas, viewing us as a leader, as demonstrated through our comprehensive disclosure available, including in our recently updated CSR report, a copy of which can be viewed on our website at https://csr.hasbro.com/en-us/news, and our well-defined goals in the area of diversity and inclusion, and environmental sustainability through our goal to eliminate plastic packaging by the end of 2022. See below for a further description of our CSR and ESG efforts.

COMPENSATION

• Discussed compensation policies and practices and performance metrics, including changes to compensation due to the pandemic and use of ESG measures in compensation decisions.

• Shareholders indicated that they were generally supportive of changes to compensation due to COVID-19 provided that such changes are reasonable and short-term, and learned that we are incorporating ESG measures into individual compensation objectives.

CORPORATE GOVERNANCE

• Discussed our corporate governance practices, including our board diversity, skills and refreshment.

• Shareholders recognized our commitment to diversity on our Board, and indicated that board refreshment and board skills should be something we consider on a continuous basis.

CSR and ESG

Overview

At Hasbro, we understand that doing well includes doing good in the world and for all our constituents. CSR and ESG have gone from being important considerations in our business strategy to being a central focus, integral to our success. To that end, in 2020 we established a new executive position, Chief Purpose Officer, filled by Kathrin Belliveau, an established Hasbro leader in Corporate Social Responsibility and Government Affairs. Ms. Belliveau oversees our efforts in Corporate Social Responsibility, Sustainability, Ethical Sourcing and Philanthropy and Social Impact, as well Global Government Relations and Global Communication.

The COVID-19 pandemic focused our attention and resources on the health, safety and well-being of our employees, supply chains and communities around the world. At the same time, we continued to make meaningful progress across all of our CSR and ESG priority areas, including Environmental Responsibility, Product & Content Safety, Human Rights & Ethical Sourcing and Culture & Human Capital Management, including Diversity & Inclusion.

Building on Our Success and Reaching New Heights

We continue to build and execute innovative, best-in-class CSR and ESG strategies and programs that resonate with our stakeholders and serve Hasbro’s purpose to make the world a better place for all children and all families. Below are some of the highlights from 2019 and 2020, and recent accolades:

CSR Governance

Our governance of CSR starts with our board of directors. The Nominating, Governance and Social Responsibility Committee of the Board of Directors oversees our policies and practices with respect to significant issues of corporate social responsibility, including human capital management, such as diversity and inclusion. The Compensation Committee of our Board of Directors oversees our compensation programs.

For corporate social responsibility objectives, our chairman and CEO chairs an internal executive CSR Committee, comprised of senior management and leadership, that sets the strategic direction for CSR policies and initiatives, and ensures their integration throughout the entire global organization. Our corporate CSR team, led by our Chief Purpose Officer, works cross-functionally to develop and implement strategic initiatives across our company and advise on key issues. Additionally, our Chief Human Resources Officer (“CHRO”), is responsible for developing and executing key aspects of our human capital strategy, including the attraction, acquisition, development and engagement of talent to deliver on the Company’s strategy and the design of competitive compensation and employee benefit programs.

Key Areas of Focus

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Environmental Responsibility. We recognize the impact our business has on the environment and are working to reduce our footprint. We view sustainability challenges as opportunities to innovate and to continuously improve our product design and operational efficiencies. The long-term viability and health of our own operations and our supply chain, and the significant potential for environmental improvements, are critical to our business success.

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Climate change and its risks are issues we continue to monitor and manage. In addition to initiatives to reduce our energy consumption and improve energy efficiency, we support projects that increase the generation of renewable energy in the marketplace. We continued to meet our renewable energy goal, reaching virtually 100 percent (99.7%) in our owned and operated facilities.

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To address the greenhouse gases generated by electricity consumption, Hasbro purchases Renewable Energy Certificates (RECs) which support the production of renewable energy such as wind, solar, thermal and similar renewable sources, at levels equal to what we use from the public grid. These RECs are bought in and applied to the markets where the energy is used by Hasbro facilities across the globe. We purchase carbon offsets to address the remaining GHG emissions generated by the use of gas and liquid fuel at our leased and owned facilities, company vehicles, all employee business air travel and the remaining small amount of emissions generated by electricity consumption at our facilities in markets where renewable energy credits are not available.

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We have also begun to evaluate the climate impacts of our supply chain. In 2019, we began a comprehensive measurement of our supply chain footprint, with virtually 100% of our suppliers participating. Our next step will be to set reduction goals for our suppliers. We are also evaluating the possibility of setting a net zero emissions goal and incorporating corresponding science-based targets.

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Human Rights and Ethical Sourcing. Our Human Rights & Ethical Sourcing program, first launched in 1993, is dedicated to ensuring that facilities involved in the production of our toys and games or licensed consumer products comply with Hasbro’s Global Business Ethics Principles. The program is designed to provide fair and safe working conditions; treat all workers with fairness, dignity and respect; and engage with our suppliers to address safety, health and the environmental impacts of our supply chain. While working on these issues with partners, suppliers, third-party factories and licensees is complex, we remain vigilant in our commitment to ensure workers in our supply chain are treated in accordance with applicable laws and our high ethical standards.

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Human Capital Management. Our key human capital management objectives are to attract, develop and retain a talented diverse and inclusive workforce. The experience, dedication and diverse backgrounds of our employees are at the heart of our success, energizing everything we do, from developing innovative products to creating immersive entertainment experiences. Working together, we seek to create a culture of Community, Creativity, Inclusion, Integrity and Passion in which everyone feels valued and empowered to deliver their best every day. As our organization continues to grow and evolve, we remain steadfast in our ambition to provide a supportive and inclusive community that is the best place our employees ever work.

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We believe that the more inclusive we are as a company, the more effective our employees will be and the stronger our business will perform. Hasbro views D&I as a strategic CSR priority that is linked to the future success of our business and the growth of our brands. In 2018, our Chairman and CEO, Brian Goldner, along with

800 other CEOs, signed on to the CEO Action for Diversity and Inclusion pledge, developed by the accounting firm PwC, to publicly affirm Hasbro’s commitment to D&I as a fundamental value and corporate priority.

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We recognize and reward our employees with a total rewards package that includes competitive base pay, equity compensation (for certain levels), annual incentives, product discounts and other comprehensive benefits, including wellness programs that help people integrate work and life commitments. We regularly review salary ratios for men and women in similar roles to help maintain internal equity and market competitiveness across the globe, including among managers.

•	We are committed to the continued development of our people. Strategic talent reviews and succession planning occur on a planned cadence annually — globally and across all business areas.

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Incentive Compensation. To emphasize the importance of ESG in our business strategy, in 2021 we are including an environmental, social and governance objective into our executives’ annual incentive plan modifiers, which are designed to reward progress against our ESG goals, including specifically diversity and inclusion.

Key Goals and Initiatives

ENVIRONMENTAL RESPONSIBILITY	HUMAN RIGHTS & ETHICAL SOURCING	HUMAN CAPITAL MANAGEMENT

Environmental Goals and Initiatives:

•  Eliminate virtually all plastic in packaging for new products by the end of 2022.

•  Expand our industry-first toy recycling program, in partnership with TerraCycle (a leader in product recycling outside of municipal recycling).

•  Achieve on an annual basis 100% renewable energy across owned/operated facilities.

•  Evaluate the climate impacts of our supply chain and set reduction goals for our suppliers.

•  Evaluate the possibility of setting a net zero emissions goal.

•  Reduce energy consumption by 25%, greenhouse gas emissions by 20%, waste to landfill by 50%, water consumption by 15%, by the end of 2025.

Human Rights and Ethical Sourcing:

•  Annually achieve 100% social compliance audit rate for all third-party vendor sub-contractor facilities, as well as 100% follow-up audit rate for all facilities with pending remediation issues.

•  Require third-party factories to participate and complete the Hasbro Ethical Sourcing Academy, a 30-hour, e-learning social compliance course, which trains and reinforces Hasbro’s rigorous ethical sourcing requirements.

•  Empower female factory workers through our Worker Well-Being program through training on life-enhancing skills and knowledge such as nutrition, reproductive health, problem solving and financial literacy.

Human Capital Management:

•  Increase the percentage of women in director and above roles globally to 50% by 2025.

•  Expand ethnically and racially diverse employee representation in the U.S. to 25% by 2025.

•  Include a 50% diverse slate of candidates for all open U.S. positions where there is underrepresentation.

For a further discussion of our CSR efforts and goals, please see Part I, Item 1, Business, of our Annual Report on Form 10-K or the fiscal year ended December 27, 2020, under the headings “Corporate Social Responsibility (CSR)” and “Human Capital Management”, which descriptions are incorporated herein by reference. You may also review our CSR report and update contained on our website at https://csr.hasbro.com/en-us/news. The contents of our website are not incorporated by reference into this Proxy Statement.

Executive Compensation Matters

Proposal 2 — Advisory Vote on Compensation of Named Executive Officers

Our Board of Directors recommends that shareholders vote, on an advisory basis, to approve the compensation paid to our named executive officers (“NEOs”) as described in this Proxy Statement. Detailed information can be found beginning on page 30. Our compensation programs embody a pay-for-performance philosophy that supports our business strategy and aligns executive interests with those of our shareholders. Highlights of our compensation programs for 2020 and our compensation best practices follow.

PAY-FOR-PERFORMANCE

• Our executive compensation program is tightly linked to long-term shareholder value creation, incorporating short-term and long-term forms of executive compensation that are structured to incentivize company performance and the achievement of corporate objectives the Compensation Committee and Board believe are critical to driving long-term shareholder value.

• Program elements are designed to attract and retain top executive talent with the creativity, innovation, relentless drive and diverse skills in storytelling and entertainment, branded-play, consumer products, media and technology that are critical to execution of our strategy and ongoing business transformation.

• In 2020, 86.4% of our Chief Executive Officer’s total target compensation was performance-based and at-risk.

2020 CEO/NEO Compensation Program Elements

TYPE OF ANNUAL CASH COMPENSATION

Base Salary	• Fixed compensation • Set at industry competitive level, in light of individual experience and performance

Management Incentive Awards

•  Performance-based

•  Tied to company and individual achievement against stated annual financial and strategic goals

•  Aligns management behavior with shareholder interests

•  Performance measures evaluated (weighting)

•  Total Net Revenues (40%)

•  Operating Margin (40%)

•  Free Cash Flow (20%)

TYPE OF LONG-TERM INCENTIVE COMPENSATION

Performance Contingent Stock Awards

•  Represent ~50% of annual target equity award value

•  Earned based on challenging long-term three-year goals requiring sustained strong operating performance

•  Tied to achievement of EPS, Net Revenue and ROIC targets over a 3-year performance period

Stock Options	• Represent ~50% of annual target equity award value for CEO (25% for the other NEOs) • 7-year term • Vest in three equal annual installments over the first three anniversaries of the grant date

Restricted Stock Units	• Granted to the NEOs other than the CEO (25% of annual target equity award value for NEOs) • Vest in three equal annual installments over the first three anniversaries of the grant date

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Compensation Best Practices

   Robust shareholder engagement process

   Program informed by and responsive to shareholder input

   Significant portion of compensation is variable and performance-
based

   Significant share ownership and retention requirements

   5x base salary for CEO

   2x base salary for other NEOs

   Fully independent Compensation Committee

   Independent Compensation Consultant

   Do not incentivize excessive risk taking

   Robust anti-hedging and pledging policies prohibiting pledging or hedging of Company stock

   Double-trigger change in control provisions for equity grants

   NEOs must hold 50% of net shares received upon option exercises or award vesting until they achieve the required ownership levels

   Maximum payout caps under incentive plans

   No tax gross-ups

   No excessive perquisites

   No repricing of equity incentive awards

   Strong clawback policy

Our shareholders supported our Say-on-Pay votes in the last three years, with favorable votes from 96.8%, 96.7% and 94.6% of the shares voted at the 2018, 2019, 2020 Annual Meetings, respectively.

Our Auditors

Proposal 3 — Ratification of Independent Registered Public Accounting Firm

You are being asked to vote to ratify the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2021. Detailed information about this proposal can be found beginning on page 77.

    xI

Questions and Answers about the Proxy Materials and the Annual Meeting

Q:	Why are these materials being made available to me?

A:

The Board of Directors (the “Board”) of Hasbro, Inc. (the “Company” or “Hasbro”) is making these proxy materials available to you on the Internet, or sending printed proxy materials to you in certain situations, including upon your request, beginning on or about April 1, 2021, in connection with Hasbro’s 2021 Annual Meeting of Shareholders (the “Meeting” or the “Annual Meeting”), and the Board’s solicitation of proxies in connection with the Meeting.

The Meeting will take place at 11:00 a.m. local time on Thursday, May 20, 2021 virtually via the Internet at www.meetingcenter.io/269042063. The information included in this Proxy Statement relates to the proposals to be voted on at the Meeting, the voting process, the compensation of Hasbro’s named executive officers and Hasbro’s directors, and certain other information. Hasbro’s 2020 Annual Report to Shareholders is also available to shareholders on the Internet and a printed copy will be mailed to shareholders upon their request.

Q: What proposals will be voted on at the Meeting?

A:	There are three proposals scheduled to be voted on at the Meeting:

•	Proposal 1 — Election of eleven directors.

•	Proposal 2 — An advisory vote to approve the compensation of the Company’s named executive officers.

•	Proposal 3 — Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2021.

Q:	Why did I receive a Notice of the Internet Availability of Hasbro’s Proxy Materials, instead of a full set of printed proxy materials?

A:

Rules adopted by the Securities and Exchange Commission (“SEC”) allow us to provide access to our proxy materials over the Internet instead of mailing a full set of such materials to every shareholder. We have sent a Notice of Internet Availability of Hasbro’s Proxy Materials (the “Notice”) to our shareholders who have not requested to receive a full set of the printed proxy materials. Shareholders may access our proxy materials over the Internet using the directions set forth in the Notice. In addition, by following the instructions in the Notice, a shareholder may request that a full set of printed proxy materials be sent to them.

We have chosen to send the Notice to shareholders, instead of automatically sending a full set of printed materials to all shareholders, to reduce the impact of printing our proxy materials on the environment and to save on the costs of printing and mailing incurred by the Company.

Q:	How do I access Hasbro’s proxy materials online?

A:

The Notice provides instructions for accessing the proxy materials for the Meeting over the Internet, including the Internet address where those materials are available. Hasbro’s Proxy Statement for the Meeting and 2020 Annual Report to Shareholders can be viewed on Hasbro’s website at https://investor.hasbro.com/financial-information/annual-meeting.

Q:	How do I request a paper copy of the proxy materials?

A:

Paper copies of Hasbro’s proxy materials will be made available at no cost to you upon request. To request a paper copy of the proxy materials follow the instructions on the Notice that you received. You will be able to submit your request for copies of the proxy materials by sending an email to the email address set forth in the Notice, by going to the Internet address set forth in the Notice or by calling the phone number provided in the Notice.

Q:	What shares owned by me can be voted?

A:

All shares of the Company’s common stock, par value $.50 per share (“Common Stock”) owned by you as of the close of business on March 24, 2021, the record date, may be voted by you. These shares include those (1) held directly in your name as the shareholder of record, including shares purchased through the Computershare CIP, a Direct Stock Purchase and Dividend Reinvestment Plan for Hasbro, Inc., and (2) held for you as the beneficial owner through a broker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

Most Hasbro shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name as the shareholder of record. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Hasbro’s Transfer Agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the shareholder of record (or a registered shareholder). As the shareholder of record, you have the right to grant your voting proxy directly to the individuals named as proxies by Hasbro or to vote in person at the Meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and your broker, bank or other nominee is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the Meeting virtually. If you wish to vote virtually via the Internet during the Meeting, please see the instructions below in “How can I attend the Meeting?” and “How can I vote my shares during the Meeting?”.

Effect of Not Casting Your Vote

Whether you hold your shares in street name as a beneficial owner, or you are a shareholder of record, it is critical that you cast your vote.

If you hold your shares in street name, you must cast a vote if you want it to count in the election of directors (Proposal 1) and in the shareholder advisory vote on the compensation of the Company’s named executive officers (Proposal 2).

Brokers do not have the ability to vote your uninstructed shares in the election of directors on a discretionary basis, and brokers do not have any discretionary ability to vote shares on the advisory vote with respect to the compensation of the Company’s named executive officers. Therefore, if you hold your shares in street name and you do not instruct your broker how to vote in the election of directors, or on Proposal 2, no vote will be cast on your behalf on the matter for which no instructions have been provided. Your broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2021 (Proposal 3).

If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Meeting, including the ratification of the appointment of the independent registered public accounting firm.

Q:	How can I attend the Meeting?

A:

As part of our continuing precautions regarding the COVID-19 pandemic, we are holding our Meeting only virtually on the Internet, and there will be no in person portion of the Meeting. Our virtual meeting will be structured in a manner intended to provide our shareholders with a participation experience similar to an in-person meeting. We hope to resume an in-person component of our meeting in 2022.

Registered Holders. To participate in the Meeting virtually via the Internet as a registered holder, please visit www.meetingcenter.io/269042063 and enter the control number included in your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card. The password for the meeting is HAS2021.

Beneficial Holders. If you hold your shares in street name as a beneficial holder and wish to attend the Meeting, you have two options:

1.

Register in Advance. You may register in advance by submitting proof of your proxy power (legal proxy) reflecting your holdings in Hasbro along with your name and email address to Computershare by email or mail as set forth below. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 17, 2021.

By email: Forward the email from your broker and attach an image of your legal proxy, to

legalproxy@computershare.com.

By mail:	Computershare
Hasbro Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

2.

Register at the Annual Meeting. For the 2021 proxy season, an industry solution has been agreed upon to allow beneficial holders to register online at the Annual Meeting to attend, ask questions and vote. We expect that the vast majority of beneficial holders will be able to fully participate using the control number received with their voting instruction form. Please note, however, that this option is intended to be provided as a convenience to beneficial holders only, and there is no guarantee this option will be available for every type of beneficial holder voting control number. The inability to provide this option to any or all beneficial holders shall in no way impact the validity of the Annual Meeting. Beneficial holders may choose the Register in Advance of the Annual Meeting option above, if they prefer to use this traditional, paper-based option.

In any event, please go www.meetingcenter.io/269042063 for more information on the available options and registration instructions. The online meeting will begin promptly at 11:00 A.M. Eastern Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

Q:	Do I need to register to attend the Annual Meeting virtually?

A.	Registration is only required if you are a Beneficial Holder, as set forth above.

Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting. Shareholders attending the meeting virtually will be able to submit questions during the Meeting. To submit questions in advance of the Annual Meeting, visit www.meetingcenter.io/269042063 before 11:00 A.M. Eastern Time on May 20, 2021 and enter your control number and meeting password, HAS2021.

Stockholders who attend the Meeting virtually via the Internet will have the opportunity to participate fully in the Meeting.

Q:	How can I vote my shares during the Meeting?

A:	When the meeting is in progress and the voting polls are opened a screen will appear prompting registered shareholders to vote. If you have already voted you do not need to vote again unless you wish to change your vote. If you hold your shares in street name as a beneficial holder and wish to vote please follow the instructions on the meeting center screen.

Q:	How can I vote my shares without attending the Meeting virtually?

A:

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the Meeting virtually. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below, the instructions included on the Notice, and if you request printed proxy materials, the instructions included on your proxy card or, for shares held in street name, the voting instruction card provided by your broker, bank or other nominee.

By Internet — If you have Internet access, you may submit your proxy from any location by following the Internet voting instructions on the Notice you received or by following the Internet voting instructions on the proxy card or voting instruction card sent to you.

By Telephone — You may submit your proxy by following the telephone voting instructions on the proxy card or voting instruction card sent to you.

By Mail — You may do this by marking, dating and signing your proxy card or, for shares held in street name, the voting instruction card provided to you by your broker or nominee, and mailing it in the enclosed, self-addressed, postage prepaid envelope. No postage is required if mailed in the United States. Please note that for Hasbro shareholders you will only be mailed a printed set of the proxy materials, including a printed proxy card or printed voting instruction card, if you request that such printed materials be sent to you. You may request a printed set of proxy materials by following the instructions in the Notice.

Please note that you cannot vote by marking up the Notice of Internet Availability of the Proxy Materials and mailing that Notice back. Any votes returned in that manner will not be counted.

Q:	What is the quorum for the Meeting?

A:

Holders of record of the Common Stock at the close of business on March 24, 2021 are entitled to vote at the Meeting or any adjournments thereof. As of that date, there were 137,559,166 shares of Common Stock outstanding and entitled to vote and a majority of the outstanding shares will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes are counted as present at the Meeting for purposes of determining whether there is a quorum at the Meeting. A broker non-vote occurs when a broker holding shares for a customer does not vote on a particular proposal because the broker has not received voting instructions on the matter from its customer and is barred by stock exchange rules from exercising discretionary authority to vote on the matter.

Q:	What vote is required to approve each proposal?

A:	The vote required to approve each proposal is:

•	Proposal 1 — Election of Directors. Under the Company’s majority vote standard, in order to be elected, a director must receive a number of “For” votes that exceed the number of votes cast “Against” the election of the director.

•	Proposal 2 — Advisory Vote on Compensation. The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Meeting on this shareholder advisory vote is required for approval of this proposal.

•	Proposal 3 — Ratification of the Selection of KPMG. The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Meeting on the ratification of the selection of KPMG is required for approval of this proposal.

Q:	How are votes counted?

A:

Each share of Common Stock entitles its holder to one vote on all matters to come before the Meeting, including the election of directors. In the election of directors, for each of the nominees you may vote “FOR” such nominee, “AGAINST” such nominee, or you may “ABSTAIN” from voting with respect to such nominee. For proposals 2 and 3, you may vote “FOR”, “AGAINST” or “ABSTAIN.” If you “ABSTAIN” for proposal 2 or 3, it has the same effect as a vote “AGAINST” that proposal.

If you properly sign and return your proxy card or complete your proxy via the Internet or telephone, your shares will be voted as you direct. If you sign and submit your proxy card or voting instruction card with no instructions, your shares will be voted in accordance with the recommendations of the Board.

If you are a shareholder of record and do not vote via the Internet, via telephone, return a signed proxy card, or virtually via the Internet during the Meeting, your shares will not be voted.

If you are a beneficial shareholder and do not vote via the Internet, telephone, during the Meeting or by returning a signed voting instruction card, your shares may only be voted in situations where brokers have discretionary voting authority over the shares. Discretionary voting authority is only permitted on the proposal for the ratification of the selection of KPMG as the Company’s independent registered public accounting firm for 2021.

Q:	What is the recommendation of our Board on each of the matters scheduled to be voted on at the Meeting?

A:	Our Board recommends that you vote “FOR” each of the nominees for director (Proposal 1) and “FOR” each of Proposals 2 and 3.

Q:	Can I change my vote or revoke my proxy?

A:

You may change your proxy instructions at any time prior to the vote at the Meeting. For shares held directly in your name, you may accomplish this by granting another proxy that is properly signed and bears a later date, by sending a properly signed written notice to the Secretary of the Company or by attending the Meeting virtually and voting during the Meeting. To revoke a proxy previously submitted by telephone or through the Internet, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. Attendance at the Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may change your vote by submitting new voting instructions to your broker or nominee.

Q:	What does it mean if I receive more than one Notice or more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are held in more than one account. Please provide voting instructions for all Notices or proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the Meeting?

A:	We will announce preliminary voting results at the Meeting. We will publish final voting results in a Current Report on Form 8-K within a few days following the Meeting.

Q:	What happens if I have previously consented to electronic delivery of the Proxy Statement and other annual meeting materials?

A:

If you have previously consented to electronic delivery of the annual meeting materials you will receive an email notice with instructions on how to access the Proxy Statement, notice of meeting and annual report on the Company’s website, and the proxy card for registered shareholders and voting instruction card for beneficial or “street name” shareholders, on the voting website. The notice will also inform you how to vote your proxy over the Internet. You will receive this email notice at approximately the same time paper copies of the

Notice, or annual meeting materials are mailed to shareholders who have not consented to receive materials electronically. Your consent to receive the annual meeting materials electronically will remain in effect until you specify otherwise.

Q:	If I am a shareholder of record how do I consent to receive my annual meeting materials electronically?

A:

Shareholders of record who choose to vote their shares via the Internet will be asked to choose a current and future delivery preference prior to voting their shares. After entering the access information requested by the electronic voting site, click “Submit” and then respond as to whether you would like to receive current proxy material electronically or by mail. If you already have access to the materials, choose that option and click the “Next” button. On the following screen, choose whether you would like to receive future proxy materials by e-mail (and enter and verify your e-mail address), by mail or make no change or no preference and click “Next.” During the year, shareholders of record may sign up to receive their future annual meeting materials electronically over the Internet by registering your account at www.computershare.com/investor and updating your communication preferences. Shareholders of record with multiple Hasbro accounts will need to consent to electronic delivery for each account separately.

Election of Directors (Proposal 1)

Effective at the Meeting, the Board has set the number of directors at eleven, and you will be asked to elect eleven directors at the Meeting. All of the directors elected at the Meeting will serve until the 2022 Annual Meeting of Shareholders (the “2022 Meeting”), and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

At the Meeting, Alan G. Hassenfeld, a director since 1978, Chairman of the Board from 1989 to 2008, and former President and Chief Executive Officer of the Company, will retire from the Board, and will not stand for re-election. Mr. Hassenfeld will be appointed as Chairman Emeritus effective following the Meeting, with the roles and responsibilities described on page 25 of this Proxy Statement. Sir Crispin Davis, a director since 2016, and John A. Frascotti, a director since 2018, will also retire from the Board and will not stand for re-election at the Meeting. In addition to serving as a director, Mr. Frascotti served as our President and Chief Operating Officer from 2018 until his retirement from this position in March 2021, President from 2017 until August 2018, President of Hasbro Brands from 2014 to 2017, and Executive Vice President and Chief Marketing Officer from 2008 to 2014. We are truly grateful for the contributions of Messrs. Hassenfeld, Davis, and Frascotti.

The Board, upon recommendation of the Nominating, Governance and Social Responsibility Committee of the Board, has recommended the persons named below as nominees for election as directors to serve until the 2022 Meeting. All of the nominees are currently directors of the Company. The proxies cannot be voted for more than eleven directors at the Meeting.

Unless otherwise specified in your voting instructions, the shares voted pursuant thereto will be cast “FOR” the persons named below as nominees for election as directors. If, for any reason, any of the nominees named below should be unable to serve as a director, it is intended that such proxy will be voted for the election, in his or her place, of a substituted nominee who would be recommended by the Board. The Board, however, has no reason to believe that any nominee named below will be unable to serve as a director.

SELECTION OF BOARD NOMINEES

In considering candidates for election to the board, the Nominating, Governance and Social Responsibility Committee and the Board consider a number of factors, including employment and other experience, qualifications, gender, diversity and other attributes, skills, expertise and involvement in areas that are of importance to the Company’s business, business ethics and professional reputation, other board service, business, financial and strategic judgment, the Company’s needs, and the desire to have a Board that represents a diverse mix of backgrounds, perspectives and expertise. Each of the nominees for election to the Board at the Meeting has served in senior positions at complex organizations and has demonstrated a successful track record of strategic, business and financial planning, execution and operating skills in these positions. In addition, each of the nominees has proven experience in management and leadership development and an understanding of operating and corporate governance issues for a large multinational company.

The following highlights certain skills, experience and characteristics possessed by the nominees for election to the Board. Further information on each nominee’s qualifications is provided below in the individual biographies. In addition to the skills listed below, our directors each have experience with oversight of risk management, as described below under “Role of the Board in Risk Oversight.”

	Bronfin	Burns	Cochran	Gersh	Goldner	Leinbach	Philip	Richie	Stoddart	West	Zecher

EXPERIENCE

Senior Management

Industry Background

Sales and Marketing

Strategic Planning

Global Business

Digital Gaming/Media/Products

Talent Development

Governance/ESG

Finance/Accounting

IT/Technology

GENDER	M	M	F	F	M	F	M	F	M	F	F

RACIAL/ETHNIC DIVERSITY

Nominees for Election as Directors

The following sets forth certain biographical information regarding each director nominee as of April 1, 2021, as well as particular experience, qualifications, attributes or skills (beyond those indicated in the preceding chart), which led the Company’s Board to conclude that the nominee should serve as a director of the Company. Except as otherwise indicated, each person has had the same principal occupation or employment during the past five years.

Kenneth A. Bronfin Age: 61 Director Since: 2008 Committees: • Audit • Compensation • Cybersecurity and Data Privacy

EXPERIENCE

Kenneth A. Bronfin is Senior Managing Director of Hearst Ventures (the strategic investment division of diversified media, information and services company Hearst Corporation), serving in this role since 2013. Prior to that, he served as President of Hearst Interactive Media since 2002, and Deputy Group Head of Hearst Interactive Media since 1996.

QUALIFICATIONS

•  Extensive expertise and experience in operational and executive roles in the media and digital services sectors, as well as experience in strategic planning and corporate finance.

•  Experience in a number of executive positions where he was in charge of interactive media and digital businesses and where he led new business ventures, strategic investments and acquisitions in the digital content and media industries.

•  Experience serving on private and public company boards of directors.

•  Substantial knowledge, expertise and experience, including operations and business planning experience, in the media, digital products and digital services industries, including expertise in international media, advertising, marketing, and analyzing and anticipating consumer trends.

OTHER CURRENT PUBLIC COMPANY BOARDS • None
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • None

Michael R. Burns Age: 62 Director Since: 2014 Committees: • Finance • Nominating, Governance and Social Responsibility

EXPERIENCE

Michael R. Burns is the Vice Chairman and a member of the board of directors of Lions Gate Entertainment Corp. (a global entertainment company with significant motion picture and television operations), serving in this role since 2000. Lions Gate acquired Starz in December 2016. From 1991 to 2000, Mr. Burns was the Managing Director and Head of the Los Angeles Investment Banking Office of Prudential Securities Inc.

QUALIFICATIONS

•  Extensive knowledge and experience in content development and brand building, including in the use of creative storytelling and immersive entertainment across platforms to build global entertainment franchises.

•  Significant experience in the entertainment industry, including operating and financial expertise in motion picture and television development, production, financing, marketing, distribution and monetization.

•  Expertise in strategic planning, investing and content building in media and entertainment-driven multi-platform businesses.

•  Investment banking, corporate finance, and international business experience.

OTHER CURRENT PUBLIC COMPANY BOARDS • Lions Gate Entertainment Corp.
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • None

Hope F. Cochran Age: 49 Director Since: 2016 Committees: • Audit (Chair) • Executive • Finance

EXPERIENCE

Hope F. Cochran is a Managing Director at Madrona Venture Group (a technology-focused venture capital group). Prior to joining Madrona in January 2017, Ms. Cochran was the Chief Financial Officer of King Digital Entertainment from 2013 to 2016. From 2005 to 2013, Ms. Cochran was the Chief Financial Officer for Clearwire, Inc.

QUALIFICATIONS

•  Extensive experience spanning more than 20 years as a senior financial executive in the digital gaming and telecom industries.

•  Significant knowledge of development of digital content businesses.

•  International business expertise in managing global teams, and talent in managing, growing and overseeing global businesses.

•  Substantial experience as a chief financial officer and overseeing financial and accounting issues for public companies.

OTHER CURRENT PUBLIC COMPANY BOARDS • MongoDB, Inc. • Audit Committee Chair • Compensation Committee • New Relic, Inc. • Audit Committee Chair
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • None

Lisa Gersh Age: 62 Director Since: 2010 Committees: • Audit • Compensation (Chair) • Executive

EXPERIENCE

Lisa Gersh is an outside advisor to companies investing in the media space. She previously served as the Chief Executive Officer of Alexander Wang (a global fashion brand) from October 2017 to October 2018. Ms. Gersh served as the Chief Executive Officer of Goop, Inc. (a lifestyle publication curated by Gwyneth Paltrow) from 2014 to 2016, and President and Chief Executive Officer of Martha Stewart Living Omnimedia, Inc. (an integrated media and merchandising company) from 2012 to 2013. Prior to that, she served as President and Chief Operating Officer of Martha Stewart Living Omnimedia, Inc. from 2011 to 2012, and a director of Martha Stewart Living Omnimedia, Inc. from 2011 to 2013.

QUALIFICATIONS

•  Extensive experience in the media, branded products and entertainment industries, including television, digital entertainment and publishing.

•  Operating and executive positions with multiple leading media and brand-driven companies, including as Chief Executive Officer of Alexander Wang, Chief Executive Officer of Goop, Inc., President and Chief Executive Officer of Martha Stewart Living Omnimedia and President and co-founder of Oxygen Media.

•  Expertise in business and strategic planning, in media, retail, brand-driven and entertainment industries, including the cable television and digital industries.

•  Skilled and highly knowledgeable in marketing and branding, media trends and in building global brand-driven businesses.

OTHER CURRENT PUBLIC COMPANY BOARDS

•  Establishment Labs Holdings Inc.

•  Nominating and Governance Committee Chair

•  Pershing Square Tontine Holdings, Ltd.

•  Compensation Committee Chair

•  Audit Committee

FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • comScore, Inc.

Brian Goldner Age: 57 Director Since: 2008 Committees: • None

EXPERIENCE

Brian D. Goldner has served as the Chief Executive Officer of Hasbro, Inc. since 2008, and has served as the Chairman of the Board since May 2015. In addition to being Chief Executive Officer, from 2008 to 2016, Mr. Goldner was also the President of Hasbro. Prior to 2008, Mr. Goldner served as the Chief Operating Officer of Hasbro from 2006 to 2008 and as President, U.S. Toys Segment from 2003 to 2006. Prior to joining Hasbro in 2000, Mr. Goldner held a number of management positions in the family entertainment and advertising industries, including as Executive Vice President and Chief Operating Officer of Bandai America, Worldwide Director in charge of the Los Angeles Office of J. Walter Thompson and as a Vice President and Account Director of Leo Burnett Advertising.

QUALIFICATIONS

•  Chief architect in the transformation of Hasbro’s business globally and in successfully formulating, executing and accelerating the Company’s Brand Blueprint strategy, leading the Company’s evolution from a traditional toy and game manufacturer into a global play and entertainment leader.

•  Possesses knowledge, expertise and experience regarding strategic and operational planning and execution in global brand and entertainment industries. He has driven immersive play offerings and used storytelling to build global consumer franchises. His expertise in recognizing the industry’s trends and challenges, expertise in the media and entertainment industries, and experience in marketing, product and brand development have been paramount in developing the framework for creating multi-faceted brand experiences for fans, families, kids and audiences around the world.

•  Pioneered Hasbro’s entry into entertainment and oversees the Company’s omni-channel storytelling.

•  Led the Company’s digital-first approach, engaging consumers in content to commerce solutions across multiple platforms.

•  Forged important relationships with some of the most valuable properties in the industry, including Marvel, Star Wars, Disney Princess and Disney Frozen with The Walt Disney Company, and Beyblade, as well as trending properties that have a massive global fan base, such as Fortnite and Overwatch.

OTHER CURRENT PUBLIC COMPANY BOARDS • ViacomCBS Inc. • Compensation Committee
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • Molson Coors Brewing • The Gap, Inc.

Tracy A. Leinbach Age: 61 Director Since: 2008 Committees: • Audit • Compensation • Nominating, Governance and Social Responsibility

EXPERIENCE

Tracy A. Leinbach served as the Executive Vice President and Chief Financial Officer for Ryder System, Inc. (a global logistics and transportation and supply chain solutions provider) from 2003 until 2006. Prior thereto, Ms. Leinbach served as Executive Vice President, Fleet Management Solutions for Ryder since 2001. Prior to her career with Ryder, Ms. Leinbach worked for PricewaterhouseCoopers in public accounting and was a CPA.

QUALIFICATIONS

•  Extensive business experience in global operations, strategic and financial planning, auditing and accounting.

•  Significant experience involving global operating and financial management, responsibility and oversight, as well as global supply chain management, with Ryder, spanning a career with Ryder of over 21 years. During her career she led the company’s largest business unit in the U.S., as well as units in Europe, Mexico and Canada.

•  Experience as a controller and chief financial officer at many of Ryder’s subsidiaries and divisions.

•  Possesses knowledge, expertise and experience in strategic planning, management, operations, logistics and risk management for a large multinational company, corporate finance, sales, and expertise in issues regarding financial reporting and accounting issues for large public companies.

OTHER CURRENT PUBLIC COMPANY BOARDS • Veritiv Corporation • Compensation and Leadership Development Committee Chair • Nominating and Governance Committee • Personnel and Compensation Committee
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • Forward Air Corporation

Edward M. Philip Age: 55 Director Since: 2002 Lead Independent Director Since: 2017 Committees: • Compensation • Executive • Nominating, Governance and Social Responsibility

EXPERIENCE

Edward M. Philip served as the Chief Operating Officer of Partners in Health (a non-profit healthcare organization) from January 2013 to March 2017. In addition, Mr. Philip was a Special Partner at Highland Consumer Fund (consumer-oriented private equity fund), serving in this role from 2013 to 2017. He served as Managing General Partner at Highland Consumer Fund from 2006 to 2013. Prior to that, Mr. Philip served as President and Chief Executive Officer of Decision Matrix Group, Inc. (research and consulting firm) from May 2004 to November 2005, and was Senior Vice President of Terra Networks, S.A. (global Internet company) from October 2000 to January 2004. In 1995, Mr. Philip joined Lycos, Inc. (an Internet service provider and search company) as one of its founding members. During his time with Lycos, Mr. Philip held the positions of President, Chief Operating Officer and Chief Financial Officer at different times.

QUALIFICATIONS

•  More than 30 years of business and management experience, including years of experience as both an operating executive and chief financial officer of multinational corporations.

•  Experience in strategic, business and financial planning in consumer-based and technology-based industries and in overseeing management teams of such companies, as well as in managing teams responding to complex and critical international issues.

•  Possesses expertise regarding internet and technology-based industries, the use of the internet and digital media for building businesses, expertise in strategic planning and execution in complex global organizations.

•  Expertise in consumer trends and in the family entertainment industry.

•  Significant experience in corporate finance, financial reporting and accounting matters for large multinational public companies, as well as in the operation and management of large multinational organizations.

OTHER CURRENT PUBLIC COMPANY BOARDS

•  Experience Investment Corp.

•  Audit Committee

•  United Airlines Holdings, Inc.

•  Audit Committee

•  Nominating and Governance Committee

•  BRP Inc.

•  Human Resources and Compensation Committee

•  Nominating, Governance and Social Responsibility Committee

FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • None

Laurel J. Richie Age: 62 Director Since: 2020 Committees: • Compensation • Nominating, Governance and Social Responsibility

EXPERIENCE

Laurel J. Richie served as President of the Women’s National Basketball Association LLC (“WNBA”) from May 2011 to November 2015. Prior to her appointment in 2011 to the WNBA, she served as Chief Marketing Officer of Girl Scouts of the United States of America from 2008 to 2011. From 1984 to 2008, she held various positions at Ogilvy & Mather, including Senior Partner and Executive Group Director and founding member of the agency’s Diversity Advisory Board. Ms. Richie is a former Trustee of the Naismith Basketball Hall of Fame and currently serves as chair of the Board of Trustees at Dartmouth College, and a consultant to Fortune 100 c-suite executives on matters of personal leadership and corporate culture.

QUALIFICATIONS

•  Significant executive management and leadership experience, together with strategic and operational expertise.

•  Extensive experience and skills in global marketing and brand-management skills.

•  Deep experience in corporate culture.

•  Leader in creating and supporting diverse and inclusive teams.

OTHER CURRENT PUBLIC COMPANY BOARDS

•  Bright Horizons Family Solutions Inc.

•  Audit Committee

•  Nominating and Corporate Governance Committee Chair

•  Synchrony Financial

•  Nominating and Corporate Governance Committee

•  Management Development and Compensation Committee Chair

FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • None

Richard S. Stoddart Age: 58 Director Since: 2014 Committees: • Cybersecurity and Data Privacy • Executive • Nominating, Governance and Social Responsibility (Chair)

EXPERIENCE

Richard S. Stoddart is the former President and Chief Executive Officer of InnerWorkings, Inc. (a global marketing execution firm), serving in that role since 2017 until 2020 when Innerworkings, Inc. was acquired. Mr. Stoddart was the Chief Executive Officer of Leo Burnett Worldwide from February 2016 to 2017, the Chief Executive Officer of Leo Burnett North America from 2013 to 2016 and the President of Leo Burnett North America from 2005 to 2013.

QUALIFICATIONS

•  Extensive experience in the advertising, marketing and communications industries, including in television, digital, social media, point-of-sale, packaging and print, and in building global brands and businesses.

•  As the former Chief Executive Officer of InnerWorkings, the largest global marketing execution company, Mr. Stoddart became recognized for his strategic and commercial leadership of the company, investor and analyst communications, and financial stewardship as well as his expertise in all facets of marketing execution and marketing supply chain management.

•  In his prior role as Chief Executive Officer of one of the world’s largest advertising agencies, Mr. Stoddart was recognized for his leadership in the development and integration of shopper, digital, social and mobile capabilities as part of a company’s overall marketing and brand strategy.

•  Possesses knowledge, expertise and experience regarding branding and brand building, marketing and marketing strategy across media platforms, including in traditional advertising, digital advertising and social media; expertise in media planning, launching branded content and products; expertise in marketing production, logistics and execution; and expertise in media trends and strategic planning for businesses building content-driven brands.

OTHER CURRENT PUBLIC COMPANY BOARDS • None
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • Innerworkings, Inc.

Mary Beth West Age: 58 Director Since: 2016 Committees: • Executive • Finance (Chair) • Nominating, Governance and Social Responsibility

EXPERIENCE

Mary Beth West served as Senior Vice President, Chief Growth Officer of The Hershey Company from May 2017 until January 2020. Ms. West served as Executive Vice President, Chief Customer & Marketing Officer of J.C. Penney Company from 2015 through March 2017. From 2012 to 2014 she was the Executive Vice President, Chief Category & Marketing Officer for Mondelez International, Inc. Prior thereto, she served as the Chief Marketing Officer for Kraft Foods, Inc. from 1986 to 2012.

QUALIFICATIONS

•  Extensive experience and expertise in marketing, brand building, managing global franchises, understanding and applying consumer insights, and in developing compelling retail and sales experiences.

•  Possesses expertise in strategic and operational planning and execution, skill in managing global teams and a proven track record in delivering top tier consumer experiences and in building global brands.

•  Significant experience in developing growth strategies for complex consumer brand organizations, through use of insights, analytics, marketing, innovation, and research and development.

•  Deep experience in growing some of the world’s best known consumer brands through creative consumer engagement.

OTHER CURRENT PUBLIC COMPANY BOARDS • Albertsons Companies • Compensation Committee • Nominating, Governance and ESG Committee
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • None

Linda K. Zecher Age: 67 Director Since: 2014 Committees: • Audit • Cybersecurity and Data Privacy (Chair) • Executive

EXPERIENCE

Linda K. Zecher is the Chief Executive Officer and Managing Partner of the Barkley Group (a consulting firm focused on cybersecurity and digital transformation), serving in this capacity since January 2017. Prior to that, Ms. Zecher served as the President and Chief Executive Officer, and a member of the Board of Directors, of Houghton Mifflin Harcourt Company, from 2011 to 2016. Prior to that, she was Corporate Vice President, Worldwide Public Sector of Microsoft Corporation from 2003 to 2011.

QUALIFICATIONS

•  Extensive experience in leading the transformation of businesses in the fields of digital publishing, digital learning, and online sales and marketing.

•  Expertise and skill in driving technological innovation and in leading content development and distribution across channels and platforms.

•  Possesses expertise and experience in unified analog and digital content development and distribution, in strategic planning and execution for businesses focused on global cross-platform content development and delivery.

•  Expertise in digital brand building, online business development and in driving technological innovation.

OTHER CURRENT PUBLIC COMPANY BOARDS • C5 Capital • Audit Committee • Tenable Holdings, Inc. • Compensation Committee • Governance Committee
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • Houghton Mifflin Harcourt

Vote Required. Under the Company’s majority vote standard in order to be elected a director must receive a number of “For” votes that exceed the number of votes cast “Against” the election of the director. As such, an abstention is effectively a vote against a director. The Company’s majority vote standard and mandatory resignation policy are discussed in detail beginning on page 22 of this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE ELEVEN DIRECTOR NOMINEES NAMED ABOVE.

Board Committees

Our Board of Directors has six standing committees:

•	Audit
•	Compensation
•	Cybersecurity and Data Privacy
•	Executive
•	Finance
•	Nominating, Governance and Social Responsibility

The members of each of our required committees, namely Audit, Compensation and Nominating, Governance and Social Responsibility, are all independent directors, as defined by the rules of The NASDAQ Stock Market (“Nasdaq”) and our Standards for Director Independence (“Independence Standards”). Additionally, all members of our Audit Committee meet the additional SEC and Nasdaq independence and experience requirements applicable specifically to audit committee members, and all members of our Compensation Committee satisfy the additional Nasdaq independence requirements specifically applicable to compensation committee members. The Chair of each committee regularly reports to our Board of Directors on committee deliberations and decisions. Each committee’s charter is posted on our website at https://hasbro.gcs-web.com/corporate-governance.

The principal functions of each committee, together with the committee composition and number of meetings held in 2020, are set forth in the table below.

Committee	Principal Function	Number of Meetings in 2020	2020 Committee Members

Audit

•  Directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditor

•  Assists the Board in its oversight of:

-  the integrity of the Company’s financial statements, including management’s conduct of the Company’s financial reporting process, the financial reports provided by the Company, the Company’s systems of internal accounting and financial controls, and the quarterly review and annual independent audit of the Company’s financial statements;

-  the Company’s compliance with legal and regulatory requirements;

-  the independent auditor’s qualifications and independence; and

-  performance of the Company’s internal audit function and internal auditor.

11

Hope F. Cochran (Chair)†

Kenneth A. Bronfin

Lisa Gersh†

Tracy A. Leinbach†

Linda K. Zecher†

† The Board has determined that this person qualifies as an Audit Committee Financial Expert under applicable SEC rules.

Committee	Principal Function	Number of Meetings in 2020	2020 Committee Members

Compensation	• Responsible for establishing and overseeing the compensation policies, arrangements and plans of the Company with respect to senior management, including all executive officers. • Oversight of the Company’s incentive compensation and equity-based plans, including authorization to make grants and awards under the Company’s employee stock incentive performance plan. • Shares responsibility for evaluation of the Company’s Chief Executive Officer with the Nominating, Governance and Social Responsibility Committee.	6	Lisa Gersh (Chair) Kenneth A. Bronfin Crispin H. Davis Tracy A. Leinbach Edward M. Philip Laurel J. Richie

Cybersecurity and Data Privacy

•   Assists the Board in its oversight of the protection of information and assets collected, created, used, processed and/or maintained by or on behalf of the Company, including intellectual property, whether belonging to the Company or the Company’s customers, consumers, employees or business partners, globally.

•   Assists the Board in its oversight of the protection of the Company’s customers’, consumers’, and employees’ privacy and personal information.

•   Assists the Board in its oversight of the Company’s compliance with applicable global data privacy and security regulations and requirements, and the Company’s other cyber risk management activities, including measures to maintain the availability, integrity and functionality of the Company’s information technology systems, networks, and assets.

		5	Linda K. Zecher (Chair) Kenneth A. Bronfin Alan G. Hassenfeld Richard S. Stoddart

Executive	• Acts on such matters as are specifically assigned to it from time to time by the Board and is vested with all of the powers that are held by the Board to the extent permitted by law.	—	Alan G. Hassenfeld (Chair) Hope F. Cochran Lisa Gersh Edward M. Philip Richard S. Stoddart Mary Beth West Linda K. Zecher

Committee	Principal Function	Number of Meetings in 2020	2020 Committee Members

Finance	• Assists the Board in overseeing the Company’s annual and long-term financial plans, capital structure, use of funds, investments, financial and risk management and proposed significant transactions. • Reviews short and long term financing plans, including debt and equity financings and use of securitization facilities. • Reviews use of funds for investments, dividends and share repurchases and acquisitions.	4	Mary Beth West (Chair) Michael R. Burns Hope F. Cochran Crispin H. Davis Alan G. Hassenfeld

Nominating, Governance and Social Responsibility

•  Identifies and evaluates individuals qualified to become Board members and makes recommendations to the full Board for possible additions to the Board and on the director nominees for election at the Company’s annual meeting.

•  Oversees and makes recommendations regarding the governance of the Board and its committees.

•  Shares responsibility for evaluation of the CEO.

•  Periodically reviews and makes recommendations to the full Board with respect to, the compensation paid to non-employee directors for their service on the Company’s Board.

•  Oversees the Company’s codes of conduct and ethics.

•  Analyzes significant issues of corporate social responsibility and related corporate conduct, including product safety, environmental sustainability and climate change, human rights and ethical sourcing, gender, diversity, and inclusion, human capital management, responsible content and marketing, transparency, public policy matters, community relations and charitable contributions.

•  Periodically reviews and assesses the Company’s communications and engagements with shareholders, stakeholders and the general public with respect to its policies and practices in the areas of corporate governance and corporate social responsibility, including the CSR report and other communications contained on the Company’s website, and receives periodic updates from the Company’s Chief Purpose Officer.

		5	Richard S. Stoddart (Chair) Michael R. Burns Crispin H. Davis Tracy A. Leinbach Edward M. Philip Laurel J. Richie Mary Beth West

Role of the Board in Risk Oversight

The Board of Directors is actively involved in risk oversight for the Company. Although the Board as a whole has retained oversight over the Company’s risk assessment and risk management efforts, the efforts of the various committees of the Board are instrumental in this process. Each committee, generally through its Chair, then regularly reports back to the full Board on the conduct of the committee’s functions. The Board, as well as the individual Board committees, also regularly speaks directly with key officers and employees of the Company involved in risk assessment and risk management.

Set forth below is a description of the role of the various Board committees, and the full Board, in risk oversight for the Company.

Committee	Risk Oversight

Audit

• Assists the Board in risk oversight for the Company by reviewing and discussing with management, internal auditors and the independent auditors the Company’s significant financial and other exposures, and guidelines and policies relating to enterprise risk assessment and risk management, including the Company’s procedures for monitoring and controlling such risks.

• Oversees, on behalf of the Board, financial reporting, tax, and accounting matters, as well as the Company’s internal controls over financial reporting.

• Key role in oversight of the Company’s compliance with legal and regulatory requirements.

Compensation

• Assists the Board in oversight of the compensation programs for the Company’s executive officers.

• Ensures that the performance goals and metrics being used in the Company’s compensation plans and arrangements align the interests of executives with those of the Company and its shareholders and maximize executive and Company performance, while not creating incentives on the part of executives to take excessive or inappropriate risks.

Cybersecurity and Data Privacy

• Assists the Board in its oversight of the protection of information and assets collected, created, used, processed and/or maintained by or on behalf of the Company.

• Assists the Board in its oversight of the protection of the Company’s customers’, consumers’, and employees’ privacy and personal information.

• Assists the Board in its oversight of the Company’s compliance with applicable global data privacy and security regulations and requirements, and the Company’s other cyber risk management activities, including measures to maintain the availability, integrity and functionality of the Company’s information technology systems, networks, and assets.

Finance

• Reviews and discusses with management the Company’s financial risk management activities and strategies, including with respect to foreign currency, credit risk, interest rate exposure, and the use of hedging and other techniques to manage these risks.

• As part of its review of the operating budget and strategic plan, the Finance Committee reviews major business risks to the Company and the Company’s efforts to manage those risks.

Nominating, Governance and Social Responsibility

• Assists the Board in its oversight of the Company’s governance policies and structures, management and director succession planning, corporate social responsibility, diversity, gender and inclusion, human capital management, and issues related to health, safety and the environment, as well as risks and efforts to manage risks to the Company in those areas.

Board

• The full Board regularly reviews the efforts of each of its committees and discusses, at the level of the full Board, the key strategic, financial, business, legal and other risks facing the Company, as well as the Company’s efforts to manage those risks.

Director Compensation

The following table sets forth information concerning compensation of the Company’s directors for fiscal 2020. Mr. Goldner, the Company’s Chairman and Chief Executive Officer, and Mr. Frascotti, the Company’s former President and Chief Operating Officer, served on the Board during fiscal 2020. However, neither Mr. Goldner nor Mr. Frascotti received any compensation for their Board service in fiscal 2020 beyond their compensation as officers of the Company.

Name	Fees Earned or Paid in Cash(a)	Stock Awards (b)(c)	Option Awards (b)(c)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation (d)	Total

Kenneth A. Bronfin	$142,120	$160,000	$0	N/A	$92,462	$394,582

Michael R. Burns	$115,024	$160,000	$0	N/A	$0	$275,024

Hope F. Cochran	$142,524	$160,000	$0	N/A	$0	$302,524

Crispin H. Davis	$0	$303,027	$0	N/A	$42,737	$345,764

Lisa Gersh	$0	$325,027	$0	N/A	$134,701	$459,727

Alan G. Hassenfeld	$110,024	$160,000	$0	N/A	$81,277	$351,301

Tracy A. Leinbach	$142,524	$160,000	$0	N/A	$33,204	$335,728

Edward M. Philip	$157,524	$160,000	$0	N/A	$253,790	$571,314

Laurel J. Richie	$19,996	$86,400	$0	N/A	$707	$107,103

Richard S. Stoddart	$122,524	$160,000	$0	N/A	$68,686	$351,210

Mary Beth West	$137,524	$160,000	$0	N/A	$9,670	$307,194

Linda K. Zecher	$135,024	$160,000	$0	N/A	$50,850	$345,874

(a)

Includes amounts which are deferred by directors into the interest account under the Deferred Compensation Plan for Non-Employee Directors, as well as interest earned by directors on existing balances in the interest account. Does not include the amount of cash retainer payments deferred by the director into the stock unit account under the Deferred Compensation Plan for Non-Employee Directors, which amounts are reflected in the Stock Awards column.

(b)

Please see note 15 to the financial statements included in the Company’s Annual Report on Form 10-K, for the year ended December 27, 2020, for a detailed discussion of the assumptions used in valuing stock and option awards.

In addition to reflecting the grant date fair value for stock awards made to the directors (this expense for the director stock award in 2020 was $160,000 per director continuing service on the Board), the stock awards column also includes, to the extent applicable, the (i) amount of cash retainer payments deferred by the director into the stock unit account under the Deferred Compensation Plan for Non-Employee Directors and (ii) a 10% matching contribution which the Company makes to a director’s account under the Deferred Compensation Plan for Non-Employee Directors on all amounts deferred by such director into the Company’s stock unit account under that plan.

No options were granted to any of the non-employee directors in 2020.

(c)	The non-employee directors who were serving on the Board at that time held the following outstanding stock and option awards as of December 27, 2020.

Name	Outstanding Option Awards	Outstanding Stock Awards

Kenneth A. Bronfin	0	27,404

Michael R. Burns	0	0

Name	Outstanding Option Awards	Outstanding Stock Awards

Hope F. Cochran	0	0

Crispin H. Davis	0	9,738

Lisa Gersh	0	25,674

Alan G. Hassenfeld	0	30,521

Tracy A. Leinbach	0	10,369

Edward M. Philip	0	40,948

Laurel J. Richie	0	1,040

Richard S. Stoddart	0	13,598

Mary Beth West	0	4,195

Linda K. Zecher	0	11,122

The outstanding stock awards consist of the aggregate number of non-employee director stock grants that the director elected to defer the receipt of any such shares until his or her retirement from the Board. To the extent a director did not defer the stock award, it is not included in the table and the shares have already been issued to the director. Each director was given the option, prior to the beginning of the year of grant, to receive the shares subject to the upcoming annual grant either at the time of grant, or to defer receipt of the shares until he or she retires from the Board.

(d)

Comprised of (i) deemed dividends which are paid on outstanding balances in stock unit accounts under the Deferred Plan and (ii) deemed dividends paid on annual stock awards which have been deferred. Balances deferred by directors into the stock unit account track the performance of the Company’s common stock. Also includes the Company’s matching charitable contribution of up to $5,000 per director per fiscal year. An aggregate of $15,000 was paid by the Company in fiscal 2020 in director matching contributions.

Current Director Compensation Arrangements

In structuring the Company’s director compensation, the Nominating, Governance and Social Responsibility Committee seeks to attract and retain talented directors who will contribute significantly to the Company, fairly compensate directors for their work on behalf of the Company and align the interests of directors with those of stockholders. As part of its review of director compensation, the Nominating, Governance and Social Responsibility Committee reviews external director compensation market studies to assure that director compensation is set at reasonable levels which are commensurate with those prevailing at other similar companies and that the structure of the Company’s non-employee director compensation programs is effective in attracting and retaining highly qualified directors.

All members of the Board who are not otherwise employed by the Company (“non-employee directors”) receive annual cash retainers for service on the Board and its committees. Below is a summary of the cash retainers for service in 2020.

Annual Retainers	Amount ($)

Annual Base Board Retainer	$95,000

Annual Retainers (in addition to Annual Base Board Retainer)

• Lead Independent Director	$35,000

• Chair of Audit Committee	$40,000

• Chair of Compensation Committee	$35,000

• Chair of Finance Committee	$30,000

Annual Retainers	Amount ($)

• Chair of Nominating, Governance and Social Responsibility Committee	$20,000

• Chair of Cybersecurity and Data Privacy Committee	$20,000

• Audit Committee Member (other than Chair)	$20,000

• Compensation Committee Member (other than Chair)	$15,000

• Finance Committee (other than Chair)	$7,500

• Nominating, Governance and Social Responsibility Committee (other than Chair)	$12,500

• Cybersecurity and Data Privacy Committee (other than Chair)	$7,500

No meeting fees were paid for attendance at meetings of the full Board or committees.

In May of every year, the Company anticipates issuing to each non-employee director that number of shares of Common Stock which have a set fair market value (based on the fair market value of the Common Stock on the date of grant). In fiscal 2020, the director stock grants had grant date fair market values of $160,000. These shares are immediately vested, but the Board has adopted stock ownership guidelines which mandate that Board members may not sell any shares of the Company’s Common Stock which they hold, including shares which are obtained as part of this yearly stock grant, until they own shares of Common Stock with an aggregate market value equal to at least $475,000 (which is equivalent to five times the annual Board retainer). Board members are permitted to sell shares of Common Stock they hold with a value in excess of $475,000, as long as they continue to hold at least $475,000 worth of Common Stock.

Pursuant to the Deferred Compensation Plan for non-employee directors (the “Deferred Plan”), which is unfunded, non-employee directors may defer some or all of the annual Board retainer and meeting fees into a stock unit account, the value of each unit initially being equal to the fair market value of one share of Common Stock as of the end of the quarter in which the compensation being deferred would otherwise be payable. Stock units increase or decrease in value based on the fair market value of the Common Stock. In addition, an amount equal to the dividends paid on an equivalent number of shares of Common Stock is credited to each non-employee director’s stock unit account as of the end of the quarter in which the dividend was paid. Non-employee directors may also defer any portion of their retainer and/or meeting fees into an interest account under the Deferred Plan, which bears interest at the five-year treasury rate.

The Company makes a deemed matching contribution to a director’s stock unit account under the Deferred Plan equal to 10% of the amount deferred by the director into the stock unit account, with one-half of such Company contribution vesting on December 31st of the calendar year in which the deferred compensation otherwise would have been paid and one-half on the next December 31st, provided that the participant remains a director on such vesting date. Unvested Company contributions will automatically vest on death, total disability or retirement by the director at or after age seventy-two. Compensation deferred under the Deferred Plan, whether in the stock unit account or the interest account, will be paid out in cash after termination of service as a director. Directors may elect that compensation so deferred be paid out in a lump sum or in up to ten annual installments, commencing either in the quarter following, or in the January following, the quarter in which service as a director terminates.

The Company also offers a matching gift program for its Board members pursuant to which the Company will match charitable contributions, up to a maximum yearly Company match of $5,000, made by Board members to qualifying non-profit organizations and academic institutions.

Governance of the Company

Hasbro is committed to strong corporate governance, ethical conduct, sustainability and the accountability of our Board and our senior management team to the Company’s shareholders. We review our corporate governance principles and practices on a regular basis. Set forth below is a summary of our key governance principles and practices.

Code of Conduct

Hasbro has a Code of Conduct which is applicable to all of the Company’s officers, employees and directors, including the Company’s Chief Executive Officer, Chief Financial Officer and Controller. The Code of Conduct addresses such issues as conflicts of interest, protection of confidential Company information, financial integrity, compliance with laws, rules and regulations, insider trading and proper public disclosure. Compliance with the Code of Conduct is mandatory for all Company officers, employees and directors. Any violation of the Code of Conduct can subject the person at issue to a range of sanctions, including dismissal.

The Code of Conduct is available on Hasbro’s website at https://hasbro.gcs-web.com/corporate-governance. Although the Company generally does not intend to provide waivers of, or amendments to, the Code of Conduct for its Chief Executive Officer, Chief Financial Officer, Controller, or any other officers, directors or employees, information concerning any waiver of, or amendment to, the Code of Conduct for the Chief Executive Officer, Chief Financial Officer, Controller, or any other executive officer or director of the Company, will be promptly disclosed on the Company’s website in the location where the Code of Conduct is posted.

Corporate Governance Principles

Hasbro has adopted a set of Corporate Governance Principles which address qualifications for members of the Board of Directors, director responsibilities, director access to management and independent advisors, director compensation and many other matters related to the governance of the Company. The Corporate Governance Principles are available on Hasbro’s website at https://hasbro.gcs-web.com/corporate-governance.

Director Independence

Hasbro’s Board has adopted Independence Standards in accordance with Nasdaq corporate governance listing standards. The Independence Standards specify criteria used by the Board in making determinations with respect to the independence of its members and include strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent auditor. The Independence Standards restrict commercial relationships between directors and the Company and include the consideration of other relationships with the Company, including charitable relationships, in making independence determinations. The Independence Standards are available on Hasbro’s website at https://hasbro.gcs-web.com/corporate-governance. A copy of the Independence Standards is also attached as Appendix A to this Proxy Statement.

The Board has determined in accordance with our Independence Standards, that each of the following directors are independent and have no relationships which impact an independence determination under the Company’s Independence Standards: Kenneth A. Bronfin, Michael R. Burns, Hope F. Cochran, Sir Crispin H. Davis, Lisa Gersh, Alan G. Hassenfeld, Tracy A. Leinbach, Edward M. Philip, Laurel J. Richie, Richard S. Stoddart, Mary Beth West and Linda K. Zecher.

The only members of the Company’s Board who were determined not to be independent were Brian D. Goldner, the Company’s current Chairman and Chief Executive Officer, and John A. Frascotti, the Company’s former President and Chief Operating Officer. As noted above, Messrs. Hassenfeld, Davis, and Frascotti are retiring from the Board at the Meeting, and will not serve for re-election. Therefore, of the 11 nominees for director at the Meeting, 10 are independent with Mr. Goldner being the only non-independent nominee.

Lead Independent Director

At the Company’s 2015 Annual Meeting, the role of Presiding Non-Management Director was replaced with an expanded role of Lead Independent Director. This reflected Hasbro’s continued commitment to good governance and to providing a strong voice for its independent directors. Edward M. Philip served in the role of Lead Independent Director during 2020. It is expected that Richard Stoddart will assume the role of Lead Independent Director in May 2021.

The Lead Independent Director’s primary responsibilities include:

•	reviewing and approving all information and materials to be sent to the Board;

•	reviewing and approving agendas and meeting schedules for all Board and Committee meetings, including to assure that there is sufficient time for discussion of all agenda items;

•	developing the agendas for, and moderating, executive sessions of the Board’s non-management and independent directors;

•	advising management on the quality, quantity and timeliness of information provided to the Board;

•	presiding at all meetings of the Board at which the Chairman and Chief Executive Officer is not present, including all executive sessions of the non-management and independent directors;

•	providing feedback to the Chairman and Chief Executive Officer regarding the matters discussed at such meetings and sessions, as appropriate;

•	having the authority to call meetings of the non-management and independent directors whenever the Lead Independent Director deems it appropriate or necessary;

•	serving as the principal liaison between the non-management and independent directors and the Chairman and Chief Executive Officer and management;

•

serving as the liaison between the non-management and independent directors and other constituents of the Company, such as shareholders, and meeting and consulting with major shareholders as part of the Company’s shareholder outreach programs and when otherwise requested by such shareholders;

•	serving as a conduit for third parties to contact the non-management and independent Directors as a group;

•	regularly consulting with the Chairman and Chief Executive Officer and other members of the Board on matters related to corporate governance and Board performance;

•	facilitating the retention of outside advisors for the independent directors and the Board as needed; and

•	performing such other duties as the Board may from time to time delegate or request.

Board Leadership Structure

The Chairman of the Board is elected by the Board on an annual basis. Currently, Mr. Goldner serves as Chairman of the Board, as well as Chief Executive Officer. Mr. Goldner’s appointment as Chairman in May 2015 reflected the integral role he has played and continues to play in the transformation of Hasbro’s business globally and in successfully formulating, reshaping, executing and accelerating the Company’s strategy, both before and following his appointment as Chief Executive Officer in 2008. The Board believes that combining these roles at this time is best for the Company and its shareholders as it will facilitate the functioning of the Board with senior management in strategic planning for the Company, in determining the Company’s key business opportunities and objectives as well as setting plans for achieving those objectives. Hasbro believes the combination of these roles with a proven leader positions the Company well for future success.

The Chairman of the Board provides leadership to the Board by, among other things, working with the Lead Independent Director and the Chief Legal Officer and Corporate Secretary to set Board calendars, determine agendas for Board meetings, ensure proper flow of information to Board members, facilitate effective operation of the Board and its Committees, help promote Board succession planning and the recruitment and orientation of new directors, oversee director performance, assist in consideration and Board adoption of the Company’s strategic plan and annual operating plans, and help promote senior management succession planning.

The Lead Independent Director, whose responsibilities are described in detail above, works with the Chairman to ensure the proper operation of the Board, and serves as the principal liaison between the non-management, independent directors and the Chairman and other constituents of the Company, such as shareholders.

Majority Vote Standard

The Company has a majority vote standard for the election of directors in uncontested director elections (with a plurality vote standard applying to contested director elections), coupled with a director resignation policy for those directors who do not receive a majority vote.

In an election of directors which is not a contested election (as defined below), when a quorum is present, each nominee to be elected by shareholders shall be elected if the votes cast “for” such nominee exceed the votes cast “against” such nominee. In cases where as of the tenth (10th) day preceding the date on which the Company first mails its notice of meeting, for the meeting at which directors are being elected, the number of nominees for director exceeds the number of directors to be elected (referred to as a “contested election”), when a quorum is present, each nominee to be elected by shareholders shall be elected by a plurality of the votes cast.

In order for an incumbent director to become a nominee for re-election to the Board, such person must submit an irrevocable resignation, contingent on both that person not receiving a “for” vote that exceeds the “against” vote cast in an election that is not a contested election and acceptance of that resignation by the Board in accordance with the policies and procedures of the Board adopted for such purpose. In the event an incumbent director fails to receive a “for” vote that exceeds the “against” vote in an election that is not a contested election, the Company’s Nominating, Governance and Social Responsibility Committee shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director.

The Board shall act on the resignation, taking into account the recommendation of the Nominating, Governance and Social Responsibility Committee, and publicly disclose (by filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale for that decision, within sixty (60) days following the final certification of the vote at which the election was held. The Nominating, Governance and Social Responsibility Committee in making its recommendation, and the Board in making its decision, may each consider all factors and information that they consider relevant and appropriate. Both the Nominating, Governance and Social Responsibility Committee, in making their recommendation, and the Board in making its decision, with respect to any given nominee who has not received the requisite vote in an election that is not a contested election, will act without the participation of the nominee in question.

Director Outside Board Service

The Company has a policy providing that our board members may not serve on the boards of directors of more than a total of four public companies (including the Company’s Board) and/or registered investment fund families. If the director is also a sitting chief executive officer of a public company, the director may not serve on more than one other public company board or registered investment fund family board, in addition to the Company’s board.

The Board does not have a policy setting rigid limits on the number of audit committees on which a member of the Company’s Audit Committee can serve. Instead, in cases where an Audit Committee member serves on more than three public company audit committees, the Board evaluates whether such simultaneous service would impair the service of such member on the Company’s Audit Committee.

Director Orientation and Continuing Education

New directors receive an orientation to assist them in their roles as Board and committee members. Orientation includes subjects such as board governance and operation, Company history, strategic plans, business operations, financial position and legal and regulatory environment. Management also provides information on an ongoing basis to assure that Board members are aware of the business, legal and other developments necessary to fulfill their role. We also make available outside educational opportunities as the Board deems relevant and appropriate.

Annual Self-Evaluation for the Board and Board Committees

Every year the entire Board, as well as each of the committees of the Board, conduct a self-evaluation process. This process includes each director and each committee member submitting confidential feedback on the performance of the Board, as well as the performance of each committee on which they serve. The feedback is then collected and reviewed and discussed by the applicable committees, as well as the entire Board of Directors. This feedback informs changes the Board and the committees consider making to their processes and areas of review for the next year.

Board Tenure

Although the Company does not have a formal policy with respect to Board tenure, the Board does seek to keep a balance of tenures to provide continuity of understanding of the business, long-term succession planning, and meaningful onboarding of new directors, including educating new directors with respect to the Company’s business, while also providing for new perspectives brought to bear by new Board members. The Board is targeting a mix of tenures in which roughly one-third of the Board members have been on the Board for five years or less, one-third of the members have been on the Board for six to ten years, and one-third of the members have served on the Board for longer than ten years. Although that is a general target, the composition of Board tenures may vary over time for many factors, including the availability of appropriate director candidates.

Proxy Access

We have adopted a “proxy access” procedure in our Amended and Restated By-Laws. Our proxy access bylaw allows a shareholder or a group of up to 20 shareholders, who has maintained continuous ownership of at least 3% of the voting power of the Company’s outstanding voting stock for at least 3 years, to include nominees for election to the Board of Directors in the Company’s proxy statement. Subject to compliance with the requirements of the proxy access By-Law provisions, the shareholder or group of shareholders may include director nominees for up to the greater of (i) 20% of the Board, rounded down to the nearest whole number, or (ii) 2 nominees.

Share Retention Requirements

The Company has share ownership guidelines which apply to all officers and employees at or above the Senior Vice President level and establish target share ownership levels which executives are expected to achieve over a five-year period and then maintain, absent extenuating circumstances. The Company also requires employees at those levels to retain a portion of any net shares realized from stock vesting or option exercises during the five-year period an executive has to achieve their stock ownership requirement until the executive’s ownership requirement level is satisfied. Until the applicable ownership level is achieved, the executive is required to retain an amount equal to at least 50% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted to the executive following such executive becoming subject to the policy. Once the required stock ownership level is achieved, the executive is required to maintain the stock ownership level for as long as the executive is employed by the Company and is subject to the policy.

Equity Awards Subject to Double Trigger Following a Change in Control

Under the Company’s Restated 2003 Stock Incentive Performance Plan, as amended, all awards are subject to a double trigger change in control provision. This means that rather than vesting automatically upon a change in control of the Company, such awards will only vest following a change in control if the award recipient’s employment with the Company is terminated under specified circumstances.

Clawback Policy

Under our Board approved Clawback Policy, all equity and non-equity incentive plan compensation granted by the Company in 2013 and thereafter is subject to this Clawback Policy. The policy provides that if an accounting restatement is required due to the Company’s material non-compliance with any accounting requirements, then all of the Company’s executive officers, regardless of whether they were at fault or not in the circumstances leading to the restatement, will be subject to forfeiting any excess in the incentive compensation they earned over the prior three years over what they would have earned if there had not been a material non-compliance in the financial statements.

Policy Prohibiting the Pledging or Hedging of Company Stock

Under the Company’s Board approved insider trading policy, we prohibit any pledges or hedges of Company stock by directors, officers or other employees on a prospective basis. The Board believes this policy furthers the interest of shareholders by ensuring that directors, officers and employees have the same economic incentives as shareholders and that equity held by directors, officers and employees will not be sold in situations beyond the control of the director, officer or employee.

No Tax Gross-Ups

We do not have any existing tax gross-up arrangements with any of our directors, officers or other employees and we have made a commitment to not enter into such arrangements in the future.

Board Meetings and Director Attendance at the Annual Meeting

During 2020, the Board held 8 meetings. All directors attended at least 75% of the aggregate of (i) the Board meetings held during their tenure as directors during 2020 and (ii) the meetings of any committees held during their tenure as members of such committees during 2020. Although the Company does not have a formal policy requiring attendance of directors at the annual meeting of shareholders, the expectation of the Company and the Board is that all directors will attend the annual meeting of shareholders in person or virtually via the Internet unless conflicts prevent them from attending. All members of the Board attended the 2020 Annual Meeting of Shareholders.

Director Retirement Age

The Board has established a target retirement age of 72. Normally, a Director who has reached this age will serve out his or her current term and not stand for re-election at the end of that term. However, the Board recognizes that from time to time there may be unusual circumstances where exceptions need to be made to this general rule to retain needed continuity and expertise, or for other business reasons.

Succession Planning

Succession planning starts with Mr. Goldner, his team, including the Company’s Chief Human Resources Officer and the Compensation and Nominating, Governance and Social Responsibility Committees but is continued with the full Board. The Board devotes significant time on its agenda to reviewing and discussing the succession plans for the CEO and each of his direct reports as well as the talent pipeline leading to those positions, part of building a diverse and inclusive workforce. In recent years, the Board and Mr. Goldner have intensified their focus on succession planning. Succession planning is among the Board’s top priorities and included in the annual goals for executive management. Mr. Goldner provides a periodic talent update to the Board and Compensation Committee and the Board and the Nominating, Governance and Social Responsibility Committee reviews in-depth succession plans at least annually, considering long-term, medium-term and short-term options. The Board also has exposure to succession candidates through their periodic participation in Board meetings and/or engagement outside of Board meetings.

Director Emeritus

The Board may in its discretion designate one or more former directors as a Director Emeritus. In certain situations, such as when the person being appointed has previously served as Chairman of the Board, the Director Emeritus may be designated as a Chairman Emeritus. The appointment of a Director Emeritus is expected to be infrequent and reserved for Directors who have served in a special capacity for, and made unusually valuable contributions to, the Company over an extended period of time. Each such designation shall be for a one-year term or until such Director Emeritus’ earlier death, resignation, retirement or removal by the Board (for any reason or no reason). Each Director Emeritus may be re-appointed by the Board in its discretion for one or more additional one-year terms. Directors Emeritus may attend Board meetings as and when invited by the Board and attend meetings of any committee of the Board as and when invited by the committee, but they are not entitled to vote or be counted for quorum purposes at any such meetings. The Company will reimburse Directors Emeritus for the reasonable costs of attending meetings to which they are invited and performing the functions requested by the Company, but they will otherwise serve without compensation by the Company. A Director Emeritus will not be considered a Director for any other purpose, including under the Company’s Articles of Incorporation and By-Laws, applicable federal securities laws and state corporation law, and a Director Emeritus shall have no power or authority to manage the affairs of the Company and shall not have any of the liabilities or duties of directors or officers under law in his or her capacity as a Director Emeritus. Directors Emeritus will be entitled to the indemnification protections afforded by the Company to its officers and Directors.

Effective following the Meeting, Mr. Alan Hassenfeld has been appointed as Chairman Emeritus. The Board believes his extraordinary accomplishments as a board member of Hasbro, together with his knowledge of and expertise in the business, including more than 40 years of experience in the toy, game and family entertainment industry, his extensive service in senior leadership roles at Hasbro, culminating in his service as the Company’s Chairman of the Board and Chief Executive Officer, expertise regarding strategic and operational planning and execution in the toy, game and family entertainment industries, experience in global markets, international business operations, and in issues of corporate social responsibility and sustainability, makes him a valuable resource to the Board and they plan to continue to access that experience and expertise through Mr. Hassenfeld’s role as Chairman Emeritus.

Additional Availability of Corporate Governance Materials

In addition to being accessible on the Company’s website, copies of the Company’s Code of Conduct, Corporate Governance Principles and the charters of the six committees of the Board of Directors are all available free of charge to any shareholder upon request to the Company’s Chief Legal Officer and Corporate Secretary, c/o Hasbro, Inc., 1011 Newport Avenue, P.O. Box 1059, Pawtucket, Rhode Island 02861.

Shareholder Proposals

To Be Considered at the Annual Meeting and Considered for Inclusion in the Proxy Materials. Any proposal which a shareholder of the Company wishes to have considered for inclusion in the proxy statement and proxy relating to the Company’s 2022 Annual Meeting of Shareholders must be received by the Secretary of the Company at the Company’s executive offices no later than December 2, 2021 (the date that is 120 calendar days before the anniversary of the release date of the proxy statement relating to the 2021 Annual Meeting of Shareholders). The address of the Company’s executive offices is 1011 Newport Avenue, Pawtucket, Rhode Island 02861. Such proposals should be sent to the attention of the Chief Legal Officer and Corporate Secretary and must also comply with the other requirements of the rules of the SEC relating to shareholder proposals.

To Be Considered at the Annual Meeting But Not Included in the Proxy Materials. With the exception of the submission of director nominations for consideration by the Nominating, Governance and Social Responsibility Committee, which must be submitted to the Company in the manner described below, any new business proposed by any shareholder to be taken up at the 2022 Annual Meeting, but not included in the proxy statement or proxy relating to that meeting, must be stated in writing and filed with the Secretary of the Company no later than 150 days prior to the date of the 2022 Annual Meeting. Except for shareholder proposals made pursuant to the preceding paragraph, the Company will retain discretion to vote proxies at the 2022 Annual Meeting with respect to proposals received prior to the date that is 150 days before the date of such meeting, provided (i) the Company includes in its 2022 Annual Meeting proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue a proxy statement.

Director Nominations

Our Nominating, Governance and Social Responsibility Committee is responsible for identifying individuals qualified to be members of our Board of Directors and reviewing candidates recommended by our shareholders. In making its nominations for election to the Board, the Nominating, Governance and Social Responsibility Committee seeks candidates who meet the current challenges and needs of the Board. As part of this process the Committee considers a number of factors, including:

•	a candidate’s employment and other professional experience;

•	gender, diversity and other attributes, skills, expertise and involvement in areas which are relevant to the Company’s business;

•	business ethics and professional reputation;

•	independence;

•	other board service and experience; and

•	the Company’s desire to have a Board that represents a diverse mix of backgrounds, perspectives and expertise.

In identifying and recommending nominees for election to the Board, the Nominating, Governance and Social Responsibility Committee does value and consider diversity of viewpoint, experience, education, skill, background and other qualities in its overall consideration of nominees qualified for election to the Board.

The Nominating, Governance and Social Responsibility Committee will consider and evaluate nominees recommended by shareholders for election to the Board on the same basis as candidates from other sources if such nominations are made in accordance with the processes set forth below. The Nominating, Governance and Social Responsibility Committee uses multiple sources for identifying and evaluating nominees for director, including referrals from current directors, recommendations by shareholders and input from third-party executive search firms. The Company is proud that of the eleven director nominees standing for election to the Board at the 2021 Annual Meeting of Shareholders, six of those candidates are female.

Director Nominations to be made at the Annual Meeting But Not Included in the Proxy Materials. The Company’s By-Laws provide that shareholders may themselves nominate directors for consideration at an annual meeting provided they give timely written notice to the Secretary of the Company. Notice must be received at the principal executive office of the Company not less than 90 days nor more than 120 days prior to the one-year anniversary date of the immediately preceding annual meeting of shareholders (provided that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 30 days before or after such anniversary date, notice by the shareholder must be delivered not earlier than 120 days prior to the annual meeting and not later than (i) the ninetieth (90th) day prior to the date of such annual meeting or (ii) the tenth (10th) day following the day on which the notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs). To be in proper form the notice must provide specified information regarding the proposed nominee and each shareholder proposing such nomination, as set forth in the Company’s By-Laws. As such, director nominations to be considered for the Company’s 2022 Annual Meeting of Shareholders must be submitted no earlier than January 20, 2022, and no later than February 19, 2022. Nominations made by shareholders in this manner are eligible to be presented by the shareholder to the meeting, but such nominees will not have been considered by the Nominating, Governance and Social Responsibility Committee as a nominee to be potentially supported by the Company and will not have been included in the Company’s proxy materials.

Director Nominations to be Considered by the Company’s Nominating, Governance and Social Responsibility Committee. To be considered by the Nominating, Governance and Social Responsibility Committee, director nominations must be submitted to the Chief Legal Officer and Corporate Secretary of the Company at the Company’s executive offices, 1011 Newport Avenue, Pawtucket, Rhode Island 02861 not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting. As such, director nominations to be considered for the Company’s 2022 Annual Meeting of Shareholders must be submitted no earlier than January 20, 2022, and no later than February 19, 2022. The Nominating, Governance and Social Responsibility Committee is only required to consider recommendations made by shareholders, or groups of shareholders, that have beneficially owned at least 1% of the Company’s Common Stock for at least one year prior to the date the shareholder(s) submit such candidate to the Nominating, Governance and Social Responsibility Committee and who undertake to continue to hold at least 1% of the Company’s Common Stock through the date of the next annual meeting. In addition, a nominating shareholder(s) may only submit one candidate to the Nominating, Governance and Social Responsibility Committee for consideration.

Submissions to the Nominating, Governance and Social Responsibility Committee should include:

•	as to each person whom the shareholder proposes to nominate for election or re-election as a director:

○	the name, age, business address and residence address of the person;

○	the principal occupation or employment of the person;

○	the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person;

○

any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and

○

confirmation that the candidate is independent under the Company’s Independence Standards and Nasdaq rules, or if the candidate is not independent under all such criteria, a description of the reasons why the candidate is not independent.

•	as to the shareholder(s) giving the notice:

○	the name and record address of such shareholder(s) and each participant in any group of which such shareholder is a member;

○

the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such shareholder(s) and each participant in any group of which such shareholder is a member;

○	if the nominating shareholder is not a record holder of the shares of capital stock of the Company, evidence of ownership as provided in Rule 14a-8(b)(2) under the Exchange Act;

○

a description of all arrangements or understandings between such shareholder(s) and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder(s); and

○

any other information relating to such shareholder(s) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

The Nominating, Governance and Social Responsibility Committee may require that any proposed nominee for election to the Board furnish such other information as may reasonably be required by the Nominating, Governance and Social Responsibility Committee to determine the eligibility of such proposed nominee to serve as director of the Company. The written notice from the nominating shareholder specifying a candidate to be considered as a nominee for election as a director must be accompanied by a written consent of each proposed nominee for director. In this written consent the nominee must consent to (i) being named as a nominee for director, (ii) serve as a director and represent all shareholders of the Company in accordance with applicable laws and the Company’s Articles of Incorporation, By-Laws and other policies if such nominee is elected, (iii) comply with all rules, policies or requirements generally applicable to non- employee directors of the Company, and (iv) complete and sign customary information requests upon the request of the Company.

Director Nominations Under Proxy Access Bylaw. Under our proxy access bylaw, under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in the Company’s proxy statement. Shareholders are referred to the By-Laws for the full details related to this procedure.

The proxy access By-Law allows a shareholder or a group of up to twenty (20) shareholders, who has maintained continuous ownership of at least 3% of the voting power of the Company’s outstanding voting stock for at least 3 years, to include nominees for election to the Board of Directors in the Company’s proxy statement. Subject to compliance with the requirements of the proxy access By-Law provisions, the shareholder or group of shareholders may include director nominees for up to the greater of (i) 20% of the Board, rounded down to the nearest whole number, or (ii) 2 nominees. The nominating shareholder or group of shareholders must timely deliver notice to the Secretary of the shareholder nominee together with the other information required by our By-Laws, and each nominee must meet the qualifications required by our By-Laws.

To be timely, the notice to include shareholder-nominated candidates in the Company’s proxy materials to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the one-year anniversary date of the immediately preceding annual meeting of shareholders (provided that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the later of (x) the ninetieth (90th) day prior to the date of such annual meeting or (y) the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs). As such, requests to include shareholder-nominated candidates in our proxy materials for the 2022 annual meeting must be received by our Secretary no earlier than January 20, 2022, and no later than February 19, 2022.

Compensation Committee Report

The Compensation Committee (the “Compensation Committee” or the “Committee”) of the Company’s Board of Directors (the “Board”) establishes and oversees the compensation programs for the Company’s executive officers, including all of the Company’s Named Executive Officers appearing in the compensation tables following this report, and oversees all equity grants under the Company’s shareholder approved Restated 2003 Stock Incentive Performance Plan, as amended. The Company only uses a shareholder approved equity compensation plan. The Committee operates under a written charter, which has been established by the Company’s full Board and which is reviewed and evaluated by both the Committee and the Board on an annual basis. The Compensation Committee charter is available on the Company’s website at https://hasbro.gcs-web.com/corporate-governance.

The Committee is composed solely of persons who are both “Non-Employee Directors,” as defined in Rule 16b-3 of the rules and regulations of the SEC, and “outside directors,” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Board has determined that each member of the Committee is independent under the Company’s Independence Standards and the requirements of The NASDAQ Stock Market’s corporate governance listing standards. The exercise of independent judgment in furtherance of the interests of the Company and its shareholders is the guiding principle behind the Committee’s actions.

The following section of this Proxy Statement, entitled “Compensation Discussion and Analysis,” contains a detailed discussion regarding the objectives of the Company’s executive compensation programs, how those programs drive Company performance, and a review of the processes and program elements used by the Committee to attract and retain executive talent, align the interests of the executive team with those of the Company’s shareholders, create a powerful linkage between pay and performance and maximize the business results of the Company.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on its review and discussions with management, the Committee recommended to the Company’s full Board, and the full Board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement for the Meeting and, by incorporation by reference, in the Company’s Annual Report on Form 10-K for the year ended December 27, 2020.

Report issued by the members of the Compensation Committee as of the Company’s 2020 fiscal year end.

Lisa Gersh (Chair)

Kenneth A. Bronfin

Crispin H. Davis

Tracy A. Leinbach

Edward M. Philip

Laurel J. Richie

Compensation Discussion and Analysis

In the following Compensation Discussion and Analysis, we describe the compensation programs for our Named Executive Officers (NEOs).

Executive Summary

2020 Named Executive Officers

The Company’s Named Executive Officers (NEOs) for 2020 are listed in the following table.

Name	Title

Brian D. Goldner	Chairman and Chief Executive Officer

Deborah M. Thomas	Executive Vice President and Chief Financial Officer

John A. Frascotti(1)	President and Chief Operating Officer

Darren Throop	Chief Executive Officer, eOne

Dolph L. Johnson	Executive Vice President and Chief Human Resources Officer

(1)	Mr. Frascotti retired from his position of President and Chief Operating Officer on March 31, 2021.

Business and Performance Overview

We are a global play and entertainment company committed to Creating the World’s Best Play and Entertainment Experiences. From toys, games and consumer products to television, movies, digital gaming, and other entertainment experiences, we connect to global audiences by bringing to life great product innovations, stories and brands across established and evolving platforms. Our iconic brands include NERF, MAGIC: THE GATHERING, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE, POWER RANGERS, PEPPA PIG and PJ MASKS, as well as premier partner brands. Through our recently acquired global entertainment studio, Entertainment One (“eOne”), we are building our brands globally through great storytelling and content on all screens.

At Hasbro, we are committed to making the world a better place for all children, fans and families. We believe that doing well includes doing good in the world and for all our constituents. This is demonstrated in all we do, including through our corporate social responsibility and philanthropy initiatives. We were ranked among the 2020 100 Best Corporate Citizens by 3BL Media, and have been named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past ten years, and one of America’s Most JUST Companies by Forbes and JUST Capital for the past four years.

Our strategic plan is centered around Hasbro’s Brand Blueprint, a framework for bringing compelling and expansive brand experiences to consumers and audiences around the world. Our brands are story-led consumer franchises brought to life through a wide array of consumer products, compelling content across a multitude of platforms and media, including a variety of digital experiences, as well as music, publishing and location-based entertainment.

Hasbro’s purpose of making the world a better place for all children, fans and families sits at the center of the Hasbro Brand Blueprint and is a key driver of Hasbro brands and content. The development and execution of our brands and content are informed by our proprietary consumer insights, which help us understand the behavior of our consumers, from a consumption of content and play standpoint. We have learned that consumers will travel with a brand that they love across multiple forms and formats, including our core historical strength of toys and games and licensed consumer products, as well as digital gaming and story-led entertainment through short-form content online and long-form content in television and film.

2020 Overview

Hasbro met the distinct and unique challenges of 2020 with tremendous resilience and excellence. We began the year on a positive note with the completion of our acquisition of eOne, a global entertainment company. eOne adds global children’s brands, such as PEPPA PIG and PJ MASKS to our portfolio, and brings experienced talent, expertise and capabilities across television, film, new brand development and music.

Soon after our acquisition of eOne, in the first quarter of 2020, the impact of the COVID-19 global pandemic began being felt beyond China. The pandemic had a significant adverse impact on our business, as well as our employees, consumers, customers, partners, licensees, suppliers and manufacturers, due in part to the preventative measures taken to reduce the spread of the virus. We experienced disruptions in supply of products; adverse sales impact due to changes in consumer purchasing behavior and availability of products to consumers; limited production of scripted and unscripted live-action entertainment content due to the shutdown and gradual reopening of production studios; delays or postponements of entertainment productions and releases of entertainment content both internally and by our partners; and challenges of working remotely.

Our team persevered and excelled through these challenging times by leveraging the diverse and amazing talent in our Company, the breadth of our portfolio, the global footprint and evolving capabilities of our business, and the creativity, flexibility and innovativeness of our Company. We responded to the pandemic in many ways, as described below, with each response designed to protect the health and safety of our employees and other stakeholders. As consumers of all ages found themselves at home, they sought ways to connect and find joy. We filled that need through our brands, toys, games and content, which brought happiness and enjoyment to so many in this unprecedented global environment.

After a challenging first half of the year, our performance improved in the second half of the year. We advanced our commercial and retailer programs and supply chain capabilities to meet consumer demand while managing expenses and cash. We grew Hasbro’s operating profit margin and ended the year with $1.45 billion in cash on our balance sheet. We finished 2020 with growth in revenues and adjusted operating profit in the fourth quarter despite a tough comparison with successful theatrical releases a year ago.

Other key highlights include:

•

Focused on our community. 2020 reminded us that living our purpose and values is imperative to continuing our legacy as a responsible corporate citizen. To drive this forward, we recently appointed Kathrin Belliveau, a long-standing Hasbro leader in our CSR practice, as our first Chief Purpose Officer. We strongly believe Hasbro has both the opportunity and responsibility to lead as a corporate citizen across all aspects of our business.

•	Delivered more than $1 billion in ecommerce revenues, a 43% increase from 2019 and it represented almost 30% of our global revenues.

•	Made progress in the diversification of our manufacturing footprint, reducing our reliance on any one country, ending 2020 with approximately 55% of production in China.

•	Onboarded the eOne team and their expansive capabilities in brands and storytelling to support new brand development and deeper brand engagement.

•

Integrated our consumer products organization with eOne’s to drive immersive brand experiences across categories. Our teams are also on track to launch Hasbro developed, marketed, and distributed toy and game lines for PEPPA PIG and PJ MASKS later in 2021.

•

Showcased how story and character executed via streaming platforms drives merchandise. A prime example of this is evidenced by our STAR WARS product revenues, which grew nearly 70% last year, despite it being the first year without a theatrical release since 2014. This growth was driven in part by the strength of the Disney+ global roll out of The Mandalorian.

Our Response to the COVID-19 Pandemic

As soon as we saw the pandemic developing, we formed a COVID-19 Task Force that included a global, cross-functional group of employees charged with the responsibility of reviewing and recommending actions in response to the pandemic.

•

Health and Safety and Well-Being of Employees. We instituted comprehensive health and safety workplace protocols. To ensure that we adequately addressed the needs of our employees, we engaged in frequent communication with our employee population across the globe to solicit suggestions and comments in response to pandemic related initiatives that resulted, in many cases, in adjustments to our programs and policies.

•

Working Remotely and Flexible Work Arrangements. A significant portion of our employee population has worked remotely since March 2020. To work effectively, we adapted existing flexible work policies to provide further support for these work-at-home arrangements, including more flexibility for employees with childcare needs, support for vulnerable employees, supplemental mental health resources, ergonomics guidance and new manager resources to assist with remote team working. We also provided our employees with a financial stipend to purchase any additional equipment necessary for them to adjust to their remote working arrangement.

•

Employment Continuity. Despite a challenging economic environment, we did not implement any significant layoffs or other reductions in force due to the pandemic or otherwise, other than a limited number of layoffs as part of our integration with eOne. During 2020, to ensure continued viability for our employee population, we froze certain employment actions, including hiring new employees, promoting current employees and instituting merit increases to base salary.

•	Business Operations/Innovativeness. With respect to our business, we:

○	creatively found ways to accelerate our business online and expand omni-channel to get products to customers;

○	developed innovative ways to enable players to continue to play MAGIC: THE GATHERING games remotely; and

○	continued to develop new entertainment, including working on animation productions and post-production work, which were able to be worked on remotely.

•	Supply Chain Support. With respect to our supply chain, we:

○	implemented strict health and safety protocols in global distribution centers;

○	provided financial bonuses to essential workers in the supply chain; and

○	supported major global suppliers in safe re-openings where authorized by the local government.

•

Support of Community and Other Stakeholders. In addition to the other pandemic-related measures we adopted during 2020 and consistent with our mission, purpose and values, we took several actions and instituted various programs to help the broader community through our Hasbro Cares program. Our efforts ranged from donations of personal protective equipment, to supporting mental health and addressing social isolation among gamers. We focused our community efforts primarily on frontline workers and needs relating to children and their families.

○

During the months of May and June, we partnered with our manufacturer Cartamundi NV to produce fifty thousand face shields per week that were donated to frontline healthcare workers in the United States and Europe.

○	The studios from certain of our productions donated personal protective equipment to frontline workers at Toronto General Hospital, UCLA and St. Joseph’s Hospital.

○	We partnered with the World Health Organization to help reinforce that children wash their hands for forty seconds while singing along with PEPPA PIG and her friends.

○

We made significant donations of toys and games to or through various charities, including the Red Cross, Toys for Tots, Medical Child Protection Outpatient Clinic, Design for Change, The #DoGoodFrom Home Challenge, Save the Children and Ray of Sunshine.

○

We provided financial support to various charities, including No Kid Hungry, Reading Challenge, United Way of Rhode Island, Rhode Island Foundation COVID-19 Response Fund, American Red Cross, Take This, Breakfast Club of Canada and Mystery Book Initiative.

2020 Financial Performance

Despite the challenges of operating during the pandemic, we ended with a strong financial year. 2020 results reflected in the following bullet points are compared to the pro forma results of the Company which include the results of eOne for 2019.

•	Delivered net revenues of $5.47 billion, a decrease of 8% compared to 2019 due primarily to the shutdown of live-action productions and the overall impact of COVID-19 on other aspects of the business.

○	Revenues grew 4% in the U.S. and Canada segment.

○	Revenues were up 15% in Hasbro Gaming and the total gaming category.

•	Operating profit was $501.8 million, or 9.2% of revenues; and adjusted operating profit was $826.7 million, or 15.1% of revenues.

•	Reported net earnings were $222.5 million, or $1.62 per diluted share; and adjusted net earnings were $514.6 million, or $3.74 per diluted share.

•	Generated $976.3 million in operating cash flow.

•	Returned $373 million to shareholders in dividends.

•	Year-end cash and cash equivalents were $1.45 billion due primarily to strong cash management and collection efforts by the business.

Adjusted operating profit, adjusted net earnings and adjusted earnings per diluted share are non-GAAP financial measures as defined under SEC rules. A reconciliation of these non-GAAP financial measures to GAAP is provided in Appendix B to this Proxy Statement.

Providing value and return to our shareholders is one of our most fundamental corporate objectives. The table below shows the amounts we have returned to our shareholders since 2016, in the form of both cash dividends and share repurchases.

In 2020, we suspended our share repurchase program as we prioritized our goal of returning our gross debt to EBITDA target of 2 to 2.5x following our borrowing of funds for the acquisition of eOne.

The following graph charts the Company’s net revenues (in millions of dollars) for every fiscal year since 2011. 2020 net revenues include revenues from eOne, which was acquired in the first fiscal quarter of 2020. 2020 is the only year that includes revenues from eOne, as the acquisition was completed in fiscal 2020.

The tables below provide the following for each of the fiscal years 2016-2020: the Company’s GAAP diluted earnings per share (adjusted earnings per share in green); operating cash flow; and operating profit margin (adjusted operating profit margin in green). The results for 2020 include the results of eOne. A reconciliation of our GAAP to Non-GAAP financial measures is included in Appendix B to this Proxy Statement.

The table below compares the total return on our shares of common stock over the designated periods to the returns for the S&P 500 Index and Russell 1000 Consumer Discretionary Index.

Shareholder Engagement

We engage with our major shareholders on governance and compensation matters on a regular basis. We do this as part of our commitment to be responsive to shareholders and to ensure that our actions are informed by the viewpoints of our investors. Over the past several years, our discussions with shareholders have led to changes to our executive compensation programs and design. Our shareholders overwhelmingly supported our Say-on-Pay votes in the last three years, with favorable votes from 96.8%, 96.7% and 94.6% of the shares voted at the 2018, 2019 and 2020 Annual Meetings, respectively. Based upon our continuing dialog with shareholders and our Say-on-Pay vote results, we believe our current compensation program for our executive officers reflects the views of our shareholders and strongly drives our pay for performance objectives.

During our engagement discussions in 2020 and early 2021, discussions around compensation matters, included our compensation policies and practices and performance metrics, including any changes to compensation due to the pandemic and consideration of ESG measures in compensation decisions.

•	Shareholders indicated that they were generally supportive of changes to compensation due to COVID-19 provided that such changes are reasonable and short-term.

•	We informed shareholders that we were considering incorporating Environmental, Social and Governance (ESG) measures into individual compensation modifiers.

We shared the feedback we received from our shareholders with our Board and its committees. In response to this feedback, the Committee recommended that ESG goals be more specifically included in the individual modifiers for our executives as described below under “Executive Compensation Program Elements — Annual Incentive Compensation – Looking Forward,” as opposed to more general objectives which had been considered previously.

Executive Compensation Program Structure and Alignment with Performance

The Compensation Committee has implemented a carefully structured executive compensation program that is tightly linked to long-term shareholder value creation. The program incorporates a combination of short-term and long-term forms of compensation that are structured to incentivize company performance and the achievement of corporate objectives the Committee believes are critical to driving sustained long-term shareholder value. At the same time, the program incorporates elements that ensure the Company is able to attract and retain top executive talent with the creativity, innovation, relentless drive and diverse skills in storytelling and entertainment, branded-play, consumer products, media and technology that are critical to the successful execution of our strategy and ongoing business transformation.

In support of this linkage to long-term shareholder value creation, a significant portion of the total compensation opportunity for our Named Executive Officers is performance-based and at-risk. The chart below shows that 86.4% of our CEO’s total target compensation for 2020 was performance based and at-risk.

The following chart summarizes the components of our 2020 compensation program for our CEO and other NEOs.

2020 CEO/NEO Compensation Program Elements

TYPE OF ANNUAL CASH COMPENSATION

Base Salary	• Fixed compensation • Set at industry competitive level, in light of individual experience and performance

Management Incentive Awards

•  Performance-based

•  Tied to company and individual achievement against stated annual financial and strategic goals

•  Aligns management behavior with shareholder interests

•  Designed to be flexible to enable us to reward for strategic and operating performance not captured by the financial metrics listed below by allowing the Committee to adjust the payouts up or down based on individual performance

•  Performance measures evaluated (weighting)

➣ Total Net Revenues (40%)

➣ Operating Margin (40%)

➣ Free Cash Flow (20%)

TYPE OF LONG-TERM INCENTIVE COMPENSATION

Performance Contingent Stock Awards

•  Represent ~50% of annual target equity award value

•  Earned based on challenging long-term three-year goals requiring sustained strong operating performance

•  Tied to achievement of EPS, Net Revenue and ROIC targets over a 3-year performance period

Stock Options	• Represent ~50% of annual target equity award value for CEO (25% for the other NEOs) • 7-year term • Vest in three equal annual installments over the first three anniversaries of the grant date

Restricted Stock Units	• Granted to the NEOs other than the CEO (25% of annual target equity award value for NEOs) • Vest in three equal annual installments over the first three anniversaries of the grant date

Our CEO’s long-term equity compensation is 100% performance based. In 2020, the value of the CEO’s annual equity compensation was divided approximately evenly between performance contingent stock awards and stock options. Named Executive Officers other than our CEO, received approximately 50% on their long-term incentive target award in contingent stock performance awards, 25% in stock options, and 25% in time-based restricted stock units.

Variable Compensation Outcomes

Annual and long-term incentives are based on clear, measurable and objective performance goals that consider the overall financial performance of the Company and the individual contribution of each NEO to that performance.

Performance goals for the annual management incentive awards and for the performance contingent stock awards were established by the Committee early in fiscal 2020, before the severity of the COVID-19 pandemic was fully understood, and was based on the 2020 operating plan and budget and the 2021 and 2022 strategic plan approved by the Company’s Board of Directors. The Committee gives careful consideration to selecting metrics that will be used to drive business performance and setting performance objectives that are both challenging but achievable.

Annual Management Incentive Awards

For the annual management incentive awards for 2020, the Committee selected three financial performance metrics to capture the most important aspects of the top and bottom-line performance of the Company, in the form of revenues, profitability (operating margin percentage), and cash generation (free cash flow, defined as cash flow from operations minus capital expenditures).

There is no payout for a given metric if the Company achieves less than the threshold performance for that metric. The threshold performance for revenue was 85% of target and the threshold performance for operating margin and free cash flow was 80% of target. The maximum payout for overachievement against a given metric is set at 200% of target, and that maximum is awarded when actual performance reaches 115% of target performance in the case of revenues, and 125% of target performance in the case of operating margin and free cash flow.

In 2020, despite a challenging year, our team delivered and achieved an aggregate weighted performance payout of 111% of target under the annual management incentive plan, due in large part to exceptional cash management and collections leading to significant free cash flow and strong operating margins, despite lower revenues due primarily to the shutdown of live-action productions and the overall impact of COVID-19 on other aspects of the business. In addition to the corporate financial objectives that are established under the annual management incentive plan, the CEO, in consultation with the Committee, sets individual objectives for each NEO at the beginning of the year and assesses the performance of the NEOs in achieving these objectives at the end of the year. Performance against these objectives is the key determinant of the individual modifier in the annual management incentive plan. With respect to the CEO’s individual objectives, the Board and Compensation Committee, working together, set these objectives at the beginning of the year and the Board evaluates the CEO’s performance at the end of the year.

The table below compares our actual 2020 performance against the corporate financial performance targets under the annual management incentive plan. The financial results used to compute the payout under the annual management incentive plan excluded the impact of certain items, which are described in the section below entitled “Executive Compensation Program Elements — Annual Incentive Compensation – Performance Metric Adjustments and Exclusions to Accurately Measure Management’s Performance”, as the Committee specified at the beginning of the performance period that the impact of those items would be excluded.

	Goal	Actual	Percentage Achievement	Payout Percentage	Weighted Payout

Revenue	$6,283,077	$5,465,443	87%	65%	26%

Operating Margin %	14.7%	15.1%	103%	112%	45%

Free Cash Flow	$467,606	$896,980	192%	200%	40%

All numbers are in thousands, except for percentages.			Total weighted payout		111%

The performance goals for 2020 were set with the objective of achieving strong results while integrating the business of eOne and obtaining synergies and efficiencies of the acquisition. The performance goals were set in the first quarter of fiscal 2020 before the severity of the COVID-19 pandemic was fully understood. Although the Committee approved an exclusion to adjust for the impact from COVID-19 on retailer and consumer demand, or ability to supply full year required production, that had an impact on net revenue above $100 million or otherwise caused a significant financial issue, when determining the corporate performance factor, the Committee did not apply this exclusion and did not adjust actual performance to reflect the impact of the COVID-19 pandemic when determining the weighted payout factor.

Annual Long-Term Incentive Awards

In addition to the annual management incentive plan, each year the Committee approves long-term incentive awards tied to achievement of specified objectives over a period longer than one year. Target award values for our NEOs are based on a designated percentage of each executive’s base salary. In 2020, for our CEO, these awards were comprised of performance contingent stock awards and stock options (other NEOs also received time-based restricted stock units). The metrics for the performance contingent stock awards, stated cumulative diluted earnings per share, average return on invested capital and cumulative net revenues over a three-year period, are taken from the Company’s long-term strategic plan, budget and operating plan that have been approved by the Company’s Board.

Under the 2020 performance contingent stock awards for our NEOs, cumulative earnings per share is weighted 34%, average return on invested capital is weighted 33% and cumulative revenue is weighted 33%. Each metric is measured independently and must achieve a minimum of 90% of target over the performance period or no value is earned with respect to that metric. If a metric does not achieve a minimum of 90% of target over the performance period, but one or more of the other metrics achieves its respective threshold performance level, an award is payable based on the achievement of those metrics that do achieve at least threshold performance.

The performance contingent stock awards granted to NEOs with a trailing three-year performance period ending at the end of fiscal 2020 did not achieve the minimum performance level for any payout to be made under the award. As a result, the Committee affirmed that there was no payout to NEOs under the fiscal 2018-2020 performance contingent stock award, further demonstrating our pay-for-performance philosophy.

The following table compares the actual results achieved against the targeted goals for each of the three prior three-year performance periods with the performance during the most recently completed contingent stock performance award period.

Performance Period	Revenues*		Percentage Achieved	Cumulative EPS		Percentage Achieved	Average Return on Invested Capital		Percentage Achieved	Total Payout Percentage on Award
	Target	Results		Target	Results		Target	Results

2015-2017	$13,442	$15,084	112%	$9.65	$13.54	140%	11.9%	15.18%	128%	193%

2016-2018	$14,654	$14,674	100%	$11.60	$11.88	102%	13.2%	13.84%	105%	109%

2017-2019**	$16,348	$14,272	87.3%	$14.34	$12.30	85.8%	14.5%	13.63%	94%	23%

2018-2020	$16,494	$14,126	85.6%	$16.27	$12.52	77%	17%	13.54%	79.6%	0%

*	Numbers are in millions. Financial performance for revenues and cumulative EPS is calculated based on exchange rates in effect at the beginning of the relevant three-year performance period.

**

Based on a 94% achievement of the average ROIC performance metric for the 2017-2019 contingent stock performance award, the Named Executive Officers would have been entitled to receive a 23% payout under those awards. However, in light of the fact that the Company’s employees who had two metric contingent stock performance awards with cumulative revenues and cumulative EPS did not receive any payout, Mr. Goldner, Ms. Thomas, Mr. Frascotti and Mr. Johnson each agreed to waive any rights to payment under their 2017-2019 contingent stock performance awards.

Executive Compensation Philosophy and Objectives

The Committee’s fundamental objectives in our executive compensation program are to:

•

Attract, develop and retain talented executives who can contribute significantly to the achievement of the Company’s goals and deliver results in keeping with our mission of Creating the World’s Best Play and Entertainment Experiences.

•	Align the interests of the Company’s executives with the medium and long-term goals of the Company and its shareholders and other stakeholders.

•	Instill a pay-for-performance culture; a substantial majority of the compensation opportunity for the CEO and other NEOs is composed of variable, performance-based compensation elements.

•	Reward superior performance by the Company and its business units as a whole as well as superior individual performance.

•

Accomplish these objectives effectively while managing the total cost of the Company’s executive compensation program, including by managing reasonable levels of equity dilution and annual share usage when granting equity-based compensation.

The Committee believes it is critical to have a robust succession planning and management development process and seasoned talent ready to deploy into key executive positions, and our compensation programs are designed to support these objectives.

The Committee structures the Company’s compensation program in a way it believes appropriately aligns pay with performance without encouraging excessive risk taking or other behavior on the part of executive officers that is not in the Company’s best interests.

Our goal is to position total target compensation for our NEOs within a competitive range around the peer group median that reflects the individual’s performance, criticality to the business, retention risk and future potential. For more information on the peer group used to benchmark our NEO’s compensation, please see below under the heading “Compensation Process — Peer Group and Benchmarking to the Market”.

All equity and non-equity incentive plan compensation is subject to our Board approved Clawback Policy. The policy provides that if an accounting restatement is required due to the Company’s material non-compliance with any accounting requirements, then all of the Company’s executive officers, regardless of whether they were at fault or not in the circumstances leading to the restatement, will be subject to forfeiting any excess in the incentive compensation they earned over the prior three years over what they would have earned if there had not been a material non-compliance in the financial statements.

Strong Compensation Governance Practices

Compensation Best Practices
Robust shareholder engagement process

Program informed by and responsive to shareholder input

Significant portion of compensation is variable and performance-based

Significant share ownership and retention requirements

5x base salary for CEO

2x base salary for other NEOs

Fully Independent Compensation Committee

Independent Compensation Consultant

Do not incentivize excessive risk taking
Robust anti-hedging and pledging policies prohibiting pledging or hedging of Company stock

Double-trigger change in control provisions for equity grants

Maximum payout caps under incentive plans

NEOs must hold 50% of net shares received upon option exercises or award vesting until they achieve the required ownership levels

No tax gross-ups

No excessive perquisites

No repricing of equity incentive awards

Strong clawback policy

Compensation Process

Hasbro’s executive compensation program is structured with input, analysis, review and/or oversight from a number of sources, including:

•	The Compensation Committee;

•	The full Board;

•	The Committee’s independent compensation consultant;

•	The Company’s Chief Human Resources Officer and Human Resources Department;

•	The Company’s external compensation advisor;

•	The Company’s Chief Executive Officer; and

•	Market studies and other comparative compensation information.

All final decisions regarding the compensation and retention programs for the Company’s executive officers, including the NEOs, are made by the Compensation Committee. The compensation package for the Company’s Chief Executive Officer is also reviewed and approved by the Board of Directors, without Mr. Goldner or Mr. Frascotti being present.

Each of the compensation elements is described in the following pages. In structuring these elements, the Company and the Committee review each element on an individual basis, as well as review them in totality as part of an overall target compensation package. This process includes reviewing tally sheets for each of the executive officers which set forth total target compensation for the officer, and within that total summarize the target level for each element and the portion of total target compensation comprised of the various compensation elements.

For the NEOs other than the CEO, the CEO makes recommendations for each individual’s compensation package to the Committee. The Committee discusses these recommendations with the CEO, both with and without the presence of the Company’s Chief Human Resources Officer and independent compensation consultant. The compensation package for the Company’s Chief Human Resources Officer is reviewed by the Committee with the CEO, without Mr. Johnson being present. The Committee further reviews and discusses these recommendations in executive sessions, and as part of these discussions the Committee discusses the proposed compensation and retention programs with representatives of its outside compensation advisor. In 2020, the Committee’s independent compensation consultant was Meridian Compensation Partners LLC.

Peer Group and Benchmarking to the Market

In designing the fiscal 2020 executive compensation program, the Committee and the Company reviewed certain market data as a market check for the proposed executive officer: (i) base salaries, (ii) total target cash compensation (comprised of base salaries and target management incentive plan awards) and (iii) total target direct compensation (comprised of base salaries, target management incentive plan awards and target long-term incentive awards, combined). This market information is one element reviewed by the Committee; the Committee does not simply set compensation levels at a certain benchmark level or within a certain benchmark range with respect to other companies.

As the Company has developed into a global play and entertainment organization, rather than a traditional toy and game manufacturer, the companies with which Hasbro competes for executive talent have broadened considerably and the skills and expertise required of Hasbro’s executives have greatly increased. As a result, the Company now competes with a broad range of companies that focus on immersive storytelling across brands and operate in the entertainment and media industry in the hiring and retention of employees and executives.

In early 2020, following the Company’s acquisition of eOne, the Committee, with the assistance of its independent compensation consultant, reviewed the compensation peer group and determined that it would be appropriate to make adjustments that reflect an emphasis on media and entertainment and digital gaming companies rather than companies engaged in consumer products and retail services. Additionally, the Company reviewed the revenue and market capitalization of each company in the peer group to ensure that such company was an appropriate comparator.

Based on this analysis, the Committee approved changes to the peer group that provided for the addition of three companies (Fox Corp., The Interpublic Group of Companies, and Take-Two Interactive Software) because they were in the media and entertainment or digital gaming industry and the elimination of four companies (ViacomCBS, Inc., Colgate-Palmolive Company, Tiffany & Co., and Brown-Foreman Corporation) because they were either in the consumer products industry or, in the case of ViacomCBS, were disproportionally sized from a revenue perspective to be an appropriate comparator company. We typically consider companies that are in the .5 to 2.5x range of our revenue as an appropriate revenue comparator company. For 2020, the compensation peer group reflects a mix of companies with which Hasbro competes for executive talent, and most closely reflect the importance of storytelling and entertainment to drive consumer engagement with our brands. The peer group comprises a diverse set of businesses that leverage storytelling to engage consumers as well as creative content and entertainment businesses with comparable revenues and market capitalization to those of the Company, against whom we compete and recruit for talent, and many of which face economic challenges and opportunities similar to those we experience.

2020 Peer Group

Netflix, Inc.	Discovery, Inc.	Electronic Arts Inc.	Lions Gate Entertainment Corp.

The Estee Lauder Companies Inc.	The Interpublic Group of Companies, Inc.	Under Armor, Inc.	Lululemon Athletica Inc.

Fox Corporation	Activision Blizzard, Inc.	Skechers USA, Inc.	Take-Two Interactive Software, Inc.

Live Nation Entertainment, Inc.	Ralph Lauren Corporation	Mattel, Inc.

The Committee reviews the market data, including from the peer group, as part of assessing the appropriateness and reasonableness of compensation levels and mix of compensation elements to ensure that the compensation program:

•	is appropriate and effective in furthering the goals of the Company;

•	provides adequate retention incentive for top performing executives;

•	aligns pay with performance; and

•

fairly rewards executives for their performance and contribution to the achievement of the Company’s goals, rather than in having compensation packages align to a certain range of market data of the Company’s peers.

According to market data reviewed by the Company, the total target direct compensation (target management incentive award opportunities, base salary and target equity award value) for the NEOs for 2020, including the CEO after determining to increase his base salary as discussed below under the heading “Fixed Compensation and Benefits – Base Salary,” was within a reasonable range of the 50th percentile of total target direct compensation for comparable positions at companies in the peer group. In the case of NEOs other than the CEO, the peer group consisted of comparator companies before the changes described above and in the case of the CEO the peer group consisted of comparator companies after the changes described above.

Role of the Independent Compensation Consultant

In reviewing and establishing the proposed fiscal 2020 compensation and retention program for the Company’s executive officers, the Committee received input and recommendations from Meridian Compensation Partners LLC (“Meridian”). Meridian was retained by, and reported directly to, the Committee. Meridian advised the Committee with respect to the Committee’s review of the Company’s 2020 executive compensation programs and provided additional information as to whether the Company’s proposed 2020 executive compensation programs were competitive, fair to the Company and the executives, reflected strong alignment between pay and performance, provided appropriate retention to executives, and were effective in promoting the performance of the Company’s executives and achievement of the Company’s business and financial goals.

The Committee reviewed Meridian’s independence, relative to the following factors:

•	their provision of other services to the Company, of which there are none;

•	the amount of fees they receive from the Company as a percentage of their total revenue;

•	the policies and procedures they have that are designed to prevent conflicts of interest;

•	any business or personal relationship between Hasbro officers and directors and the entity or the compensation consultants at the entity working for the Committee, of which there aren’t any;

•	any Hasbro stock owned by the entity or any of its compensation consultants working for the Committee, of which there isn’t any;

•	any business or personal relationship between our executive officers and the entity or any of its compensation consultants working for the Committee, of which there aren’t any; and

•	any other factors that would be relevant to the consultant’s independence from management.

On the basis of such review, the Committee concluded that Meridian was independent and no conflicts of interest or other relationships exist that may impair their independence during their service to the Committee.

Willis Towers Watson was retained by the Company’s Human Resources and Total Rewards Department to assist with the preparation of compensation information for management which was presented to the Committee in 2020, including tally sheets showing each NEO’s forward-looking target compensation and actual earned compensation, as well as certain compensation tables contained in this Proxy Statement.

Executive Compensation Program Elements

The NEOs receive a mix of fixed and variable compensation. The following discussion summarizes the various elements of the executive compensation program. Approximately 86.4% of the CEO’s target compensation opportunity for 2020, as well as the substantial majority of the compensation opportunity for each of the other NEOs, was variable and tied to Company performance.

Elements of Compensation Summarized

•	Variable and Performance-Based Compensation Elements

➣	Annual Incentive Compensation/Cash Bonus

➣	Long-Term Incentive Compensation

•	Performance Contingent Stock Awards

•	Restricted Stock Units

•	Stock Options

•	Fixed Compensation and Benefits

➣	Base Salary

➣	Reasonable and Limited Benefits and Perquisites

Variable and Performance-Based Compensation Elements

The substantial majority of the total compensation opportunity for our NEOs is performance-based, including our long-term equity incentive compensation program and annual cash incentive program. Performance targets are derived from the Company’s long-term strategic plan and budget and operating plan that have been approved by the Board.

The Committee and the Board set performance targets that they believe will challenge the Company and its executive team to achieve a threshold payout and require superior performance to achieve a higher than target payout.

When structuring incentive compensation, the Committee identifies the performance metrics it considers most important for driving Company value and return to shareholders, such as net revenues, earnings per share, operating margins, free cash flow, return on invested capital and stock price. The Committee then ties the incentive compensation to performance against those metrics. The Committee has determined that the following forms of compensation and performance metrics are appropriate for aligning executive compensation with performance.

Component of Incentive Compensation		Variability Factor / Performance Metrics	Objectives

Annual Incentives	• Annual Cash Bonus	Total Net Revenues (40%)	Measures Company’s annual top line growth
		Operating Margins (40%)	Measures Company’s ability to maximize profitability and drive shareholder value
		Free Cash Flow (20%)	Measures Company’s ability to convert revenues into cash
		Individual Performance Adjustment	Measures for performance against individual objectives

Component of Incentive Compensation		Variability Factor / Performance Metrics	Objectives

Long-term Incentives	• Performance Contingent Stock	Cumulative Net Revenues	Measures Company’s ability to deliver top line growth over multi-year period
		Cumulative Diluted Earnings Per Share	Measures Company’s profitability over the long-term
		Return on Invested Capital	Measures capital efficiency
	• Restricted Stock Units	Continued Service with the Company	Provide a time-based retention mechanism
	• Stock Options	Stock Price Appreciation	Measures how publicly-traded Company stock performs

If we do not meet our financial objectives, and if we do not deliver share price appreciation to you, our shareholders, our executives’ realized compensation is reduced dramatically. This reduction is manifested through both reductions in the payouts under our cash management incentive plan and in a reduction in the realized compensation from awards under our equity compensation plans.

Annual Incentive Compensation

Virtually all Company employees participate in some form of annual incentive program. All NEOs received management incentive plan awards with respect to fiscal 2020. The management incentive plan award is performance-based, with payout of awards tied to the Company’s achievement of specific yearly performance measures, as well as individual performance for the year to the extent discussed below.

Structure of the Annual Incentive Plan. Management incentive plan awards for the Company’s executive officers for fiscal 2020 were determined under the Senior Management Annual Performance Plan (the “Annual Performance Plan”).

Under the Annual Performance Plan, awards are structured to provide a range of maximum permissible payouts corresponding to a range of Company performances against the performance targets, with the Committee reserving negative discretion to reduce any such award to any level below the achieved maximum payout as it deems appropriate. The actual achievement against targeted corporate financial performance and attainment of other key financial and non-financial goals are the primary factors used by the Committee in exercising this negative discretion under the Annual Performance Plan, as is discussed in detail below.

Selecting Annual Incentive Performance Metrics. The Committee selects performance metrics that will be used to drive annual business performance and establishes rigorous yet achievable performance targets for each of those metrics. The Committee established the fiscal 2020 corporate and business unit performance goals in the first quarter of fiscal 2020 based on the Company’s 2020 operating plan and budget approved by the Board, before the severity of the COVID-19 pandemic was fully understood. The Committee selected three performance metrics:

•	total net revenues (weighted at 40%)

•	operating margin (weighted at 40%)

•	free cash flow (weighted at 20%)

The Committee believes these performance metrics capture the most important aspects of the top and bottom line performance of the Company, in the form of revenues, profitability and cash generation. The relative weighting among the performance metrics aligns with the relative importance of those metrics, in the Committee’s view, to the Company’s performance and the strength of the Company’s business.

If the Company achieves less than a threshold performance of 85% of target for revenues and 80% of target for each of operating margin and free cash flow, the payout achieved for that metric is 0%. Once the achievement of the corporate financial goals is computed, providing the base incentive award payout, the Committee modifies that achieved base payout against target based on the executive’s performance against his or her individual strategic goals to arrive at the final incentive payout to the executive. The modifier applied for performance against individual strategic goals is generally between 0% and 135% of the base corporate financial payout, although the Committee can assess a modifier in excess of that range where it deems that warranted by particularly strong individual performance.

Looking Forward. Beginning in fiscal 2021, all NEOs individual objectives will include an environmental, social and governance goal. This change is intended to further motivate our executives to fulfill our mission, purpose and values in addition to delivering strong financial results. The financial performance measures under our Annual Performance Plan will not change. However, starting with the 2021 fiscal year, the Committee will review and take into consideration an environmental, social and governance goal when determining whether to increase or decrease the individual modifier for our NEOs.

Calculating the 2020 Annual Incentive Payout. The following process was used in determining the annual incentive payout for each of our CEO and other NEOs under the Annual Performance Plan in 2020:

Annual Incentive Plan Targets for 2020. The target annual incentive award, associated with achieving performance of the designated financial goals for the Company, for our CEO in 2020 was 175% of earned base salary. For our other NEOs, the target annual incentive award ranged between 75% and 100% of earned base salary in 2020.

The table set forth below provides the 2020 total net revenues, operating margin and free cash flow performance targets established by the Committee at the beginning of the year under the annual management incentive plan, as well as the Company’s actual performance against those targets. The Company’s actual weighted financial performance for the fiscal year corresponded to a 111% weighted payout against target for the corporate financial goals.

Performance Measure	Weight	Target	Actual Performance	Percentage Achievement	Payout Percentage	Weighted Payout

Revenue	40%	$6,283,077	$5,465,443	87%	65%	26%

Operating Margin	40%	14.7%	15.1%	103%	112%	45%

Free Cash Flow	20%	$467,606	$896,980	192%	200%	40%

Dollar figures are in thousands.			Total weighted payout			111%

The performance goals for 2020 were set with the objective of achieving strong results while integrating the business of eOne and obtaining synergies and efficiencies of the acquisition. The performance goals were set in the first quarter of fiscal 2020 before the severity of the COVID-19 pandemic was fully understood and were not further adjusted for the impact of the pandemic.

Adjusting for Performance Against Individual Strategic Objectives. The Company’s financial performance on which all employee bonuses are calculated serves as the starting point for the annual incentive award to each executive officer. The Committee then determines how the NEOs performed in achieving their individual strategic objectives to determine, what, if any, adjustments should be made to the corporate performance factor (111% of target in 2020) to arrive at the final payout amount for each executive, which can be adjusted down to 0% of the corporate base award or up to +35% of formula based upon performance against individual objectives, although the Committee can assess a modifier in excess of that range where it deems that warranted by particularly strong individual performance, as was the case for Ms. Thomas and Mr. Johnson in 2020. The Committee provided comments on the goals and objectives prepared by each NEO and reviewed and approved them in the first quarter of 2020. As a result of the Committee’s review, certain NEOs added objectives, which are included in the descriptions below.

CHIEF EXECUTIVE OFFICER (MR. GOLDNER):

The base corporate formula award computed at 111% achievement would have yielded a payout of $3,108,000. The actual bonus paid to Mr. Goldner was $4,195,801, modified upwards by the Committee and the Board to reflect performance against his objectives and achievements, which in addition to the corporate financial performance metrics mentioned included:

•	Protecting the health and safety and well-being of Company employees in light of the COVID-19 pandemic, while remaining focused on the Company’s strategic priorities and integration of eOne.

•

Developing and executing the strategic plan for Hasbro and eOne, and positioning the Company for growth in its consumer products and entertainment businesses, including through development of Hasbro IP.

•	Successfully onboarding the eOne leadership team and hiring appropriate personnel to deliver Wizards of the Coast’s (Wizards) growth plans.

•	Developing new leadership in toys and games (with new strategic business units), commercial markets, and entertainment.

•	Investing in Wizards brands with a focus on multiple digital games.

•	Resetting Hasbro’s Franchise Brands and positioning its return to growth.

•	Driving Partner Brand revenues, including for DISNEY products.

•	Successfully partnering with Disney to renew the MARVEL and STAR WARS licenses.

•	Engaging with Hasbro stakeholders to successfully communicate our evolved strategy to be a leading play and entertainment company with the acquisition of eOne.

•	Developing and communicating our updated medium-term financial objectives.

With respect to NEOs other than the CEO, the Committee considered the recommendations of the CEO as one of the factors in making the final management incentive bonus determinations. The CEO and Committee used the Company’s achievement of 111% of its targets under the annual incentive plan as a starting point and then adjusted this baseline award for each of the NEOs in accordance with performance against their personal objectives for 2020. The strategic modifier applied to each of the NEOs was based on the individual factors set forth below.

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (MS. THOMAS):

The base corporate formula award computed at 111% achievement would have yielded a payout of $999,000. The actual bonus paid to Ms. Thomas was $1,500,000, modified upwards by the Committee to reflect exceptional performance against her objectives and achievements, which in addition to the corporate financial performance metrics mentioned included:

•

Managing the financial impact of the pandemic on the business, with a specific focus on driving strong operating margin and free cash flow through cash collections and preservation efforts during the pandemic.

•	Making progress toward the pay-down of the Company’s debt to de-lever the Company.

•	Supporting the business by designing and implementing financial strategies to help deliver Hasbro’s 2020 budget across several areas.

•	Supporting the eOne integration plan, including taking steps to deliver the revenue and cost synergy plan by 2022.

•	Designing and communicating the appropriate external financial messaging to explain to investors and stakeholders the short and medium-term accretion of the eOne acquisition.

•	Supporting the financial health of the new marketing organization.

•	Leading the financial transformation project started at eOne to completion with the appropriate resourcing and investment to ensure full integration of our financial reporting systems.

•	Supporting human resources and the Total Rewards team in developing new segmentation reward strategies given the continued evolution of our business into digital gaming and media and entertainment.

•	Continuing to refine the Finance Department succession plan.

•	Creating and disseminating an educational program for global employees on their contribution to cash management.

PRESIDENT AND CHIEF OPERATING OFFICER (MR. FRASCOTTI):

The base corporate formula award computed at 111% achievement would have yielded a payout of $1,221,000. The actual bonus paid to Mr. Frascotti was $1,500,000, modified upwards by the Committee to reflect performance against his objectives and achievements, which in addition to the corporate financial performance metrics mentioned included:

•	Protecting the health and safety and well-being of Company employees in light of the COVID-19 pandemic, while remaining focused on the Company’s strategic priorities and integration of eOne.

•	Planning the execution of in-sourcing the toy businesses for eOne family brands.

•

Overseeing our Partner Brands portfolio, including successfully partnering with Disney to renew the MARVEL and STAR WARS licenses with Disney and maintaining strong relationships with our key partners.

•	Focusing on the development of the POWER RANGERS brand.

•	Developing a significant new brand from our vault for 2021 introduction.

•	Delivering Consumer Products and Digital Gaming Net Revenue and growing our Pulse DTC business.

•	Delivering industry leading product innovation and marketing that fulfills our mission of creating and delivering the World’s Best Play and Entertainment Experiences.

•	Continuing to expand our brand publicity initiatives globally, with an emphasis on international expansion of digital/social engagement.

•	Implementing a new organizational structure for Global Consumer Organization and new Franchise Management Organization, and developing succession plans for future leadership.

•	Achieving our diversity and inclusion goals for 2020.

•	Fostering a culture of creativity, curiosity, courageous and fast decision making, open communication, fierce competition and teamwork across the organization.

•	Providing effective, timely and on-going coaching to the organization.

•	Reinforcing our values of Passion, Creativity, Integrity, and Community.

eOne CHIEF EXECUTIVE OFFICER (MR. THROOP):

The base corporate formula award computed at 111% achievement would have yielded a payout of $1,665,000. The actual bonus paid to Mr. Throop was $1,700,000, modified upwards by the Committee and the Board to reflect performance against his objectives and achievements, which in addition to the corporate financial performance metrics mentioned included:

•	Developing and executing on the integration plan for eOne and Hasbro and taking the necessary steps to deliver the cost synergy plan by 2022.

•	Reviewing and progressing Hasbro IP into entertainment media.

•	Advancing animation production during the pandemic and preparing for the return of live action TV and/or film projects to be launched in 2021 and 2022.

•	Developing the plan to return to live action productions safely and as quickly as possible.

•	Integrating Hasbro’s studio business and IP into eOne’s businesses and ensuring eOne’s entertainment businesses work optimally with Hasbro’s various business.

•

Working to advance eOne’s position as a leading talent-driven entertainment company, with the storytelling capability and distribution model optimized to supply a wide range of content genres across all relevant platforms.

•	Investing in the family brands business, driving growth and margin in existing family brands, and creating a new content pipeline to maximize the franchise economics of existing Hasbro IP.

•	Ensuring that eOne’s film & TV business has the leadership and strategy to navigate changes in content consumption, distribution models and platform.

•	Creating entertainment that drives value and profit across the blueprint for Hasbro’s IP, and developing a long-term plan for maximizing performance and profit in the film and TV content market.

EXECUTIVE VICE PRESIDENT AND CHIEF HUMAN RESOURCES OFFICER (MR. JOHNSON):

The base corporate formula award computed at 111% achievement would have yielded a payout of $582,750. The actual bonus paid to Mr. Johnson was $875,000, modified upwards by the Committee to reflect performance against his objectives and achievements, which in addition to the corporate financial performance metrics included:

•	Providing leadership and support to ensure the health and well-being of all of our employees through the development of clear health safety protocols.

•	Leading the Company’s COVID-19 task force and communication strategy with employees, as well as developing protocols for the return to the office plans.

•

Driving the restructuring in both the Commercial and Global Consumer organizations, including establishing new leadership in toys and games (with new strategic business units), commercial markets and entertainment.

•	In partnership with the CEO and Board, leading the CEO succession planning efforts and ensure the on-going development of our senior team.

•

Demonstrating improvements in our diversity, equity and inclusions efforts through (1) the implementation of unconscious bias training across Hasbro and eOne; (2) marked improvements in the percentage of women assuming leadership positions at the director level and above; and (3) marked improvement in our diversity hiring.

•	Leading the integration of the eOne organization post-acquisition across the compensation and rewards spectrum.

•	Activating our new HRIS employee platform, Employee Central.

•	In partnership with our legal team, completing globally our virtual Code of Conduct training for all employees.

Performance Metric Adjustments and Exclusions to Accurately Measure Management’s Performance. At the time the performance goals were set at the beginning of 2020, the Committee provided that certain events that might occur during the performance period would not be taken into account in determining the Company’s performance against these targets. The exclusions as well as for which metrics (operating profit/margin (OP), earnings per share (EPS), cash flow (CF) and return on invested capital (ROIC)) the exclusions apply are as follows:

•	Unusual, one-time, non-operating or other significant unbudgeted costs or expenses related to:

○	restructuring events having an impact in excess of $10 million [OP, EPS, CF, ROIC]

○	acquisition or disposition costs in excess of $10 million [OP, EPS, CF, ROIC]

○	other unbudgeted, one-time expenses associated with the acquisition of eOne, such as integration costs, non-cash stock compensation, and capital expenditures [OP, EPS, CF, ROIC]

○	intangible asset amortization or non-cash asset impairment charges in excess of $25 million [OP, EPS, ROIC]

○	changes in accounting rules or the U.S. tax code having an impact of $10 million or more [all metrics]

○

judgments, fines, penalties or expenses associated with litigations, arbitrations, or regulatory matters, or settlements of ongoing or potential disputes or regulatory matters in excess of $25 million [OP, EPS, CF, ROIC]

○

the impact from COVID-19 on retailer and consumer demand, or ability to supply full year required production, that has an impact on net revenue above $100 million or otherwise causes a significant financial issue. [all metrics]. When determining the corporate performance factor, the Committee did not apply this exclusion and did not adjust actual performance to reflect the impact of the COVID-19 pandemic.

•	Customer bankruptcy or significant financial issues that have an impact on net sales of $100 million or more, and the related impact on operating profit and cash flow.

•

Changes in exchange rates from the budgeted rates in effect at the beginning of the performance period to the actual rates for the period, which generates an impact greater than $100 million on revenues and the related impact on operating profit. [Revenue, OP—bonus only]

•	Significant unanticipated or unbudgeted payments outside the normal course of business related to certain other matters approved by the Committee.

Long-Term Incentive Compensation

Annual Long-Term Incentive Awards

Long-term incentive (“LTI”) compensation is provided to our NEOs in the form of performance contingent stock awards, time-based restricted stock units, and non-qualified stock options, as shown below.

For 2020, the Committee approved target annual equity award values for each of the Company’s executive officers and other equity eligible employees, which are designed to provide a strong link between pay for performance. Fiscal 2020 targets are expressed as a percentage of each individual’s base salary which were as follows:

Named Executive Officer	2020 Annual Equity Grant Target Value

Brian D. Goldner	800%

Deborah M. Thomas	300%

John A. Frascotti	400%

Darren Throop	400%

Dolph L. Johnson	250%

The division across award types, and the targeted total award value reflect the Committee’s view:

•	as to the appropriate total award opportunity for each NEO;

•	the optimal weighting of short-term and long-term objectives and drivers to retention value;

•	a total long-term compensation program that drives corporate performance and appropriately rewards executives for delivering performance;

•

a belief that over the performance period the realization of equity award values should be balanced among achievement of the Company’s longer-term internal financial targets and the Company’s stock price appreciation; and

•	for NEOs, the retention of key executive talent.

Additional Long-Term Incentive Awards Granted in 2020

In connection with our approximately $4.6 billion acquisition of eOne, we issued a long-term incentive award to Mr. Throop designed to retain his services post-acquisition over an extended period of time so he could assist with the integration and, importantly, lead the further development of the entertainment aspects of our brand blueprint strategy, including the development of Hasbro IP in entertainment.

•	Prior to our acquisition of eOne, Mr. Throop served as Chief Executive Officer of eOne as a public company.

•

We recognized that Mr. Throop is key to the overall success of entertainment business, due to his leadership, knowledge and expertise in the TV, film and entertainment business, and that his oversight of the business is critical to the successful integration of Hasbro and eOne and the overall strategy of our company.

•

Recognizing his importance to the business, our Committee, based on consultations with Meridian, deemed it imperative to continue to employ Mr. Throop as Chief Executive Officer of eOne as a Hasbro company, while integrating the eOne business with Hasbro’s business. The Committee believed that given Mr. Throop’s intricate knowledge of, and experience in, building entertainment businesses, the success of the Company’s largest acquisition in its history is dependent in part on retaining Mr. Throop for an extended period of time.

•

To that end, prior to signing the agreement to acquire eOne, the Committee approved the grant of restricted stock units with a value of $12 million, which grant was made subject to the closing date of the acquisition. This grant vests over a three year period, with 25% vesting on the first anniversary of the grant date, an additional 25% on the second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date. The Committee believed it was important that a majority of the vesting of this award would occur toward the later years of the grant, to ensure that Mr. Throop continued with the Company for an extended period of time during the most critical aspects of the integration and pursuit of the Company’s business strategy.

2020 was a year unlike we have ever seen. The challenges of integrating the eOne business with Hasbro at a time when most of our employee base was forced to work remotely was immensely difficult. Bringing together employees, systems, and the businesses during the pandemic, while managing existing operations, cash and liquidity for the long term required exceptional efforts on the part of many key employees. The Committee recognized these efforts, and after consultation with Meridian, determined that it would be in the best interests of the Company to issue long-term incentive awards to select high-performing employees to reward them during the COVID-19 pandemic, to ensure their continued focus on key matters that are integral to the Company’s business, and to drive retention especially due to the freeze in salaries and other benefits. Two of the recipients of these awards were Ms. Thomas and Mr. Johnson.

•

The Committee issued a restricted stock unit award having a value of $850,000 to Ms. Thomas to reward her for successfully overcoming challenges presented by the pandemic in integrating eOne, particularly the integration of financial reporting systems and ability to achieve cost synergy targets, as well as driving the Company’s operating margin and free cash flow despite reduced revenues resulting from the shutdown of live-action productions and the overall impact of COVID-19 on other aspects of the business.

•

The Company issued a restricted stock unit award having a value of $750,000 to Mr. Johnson in order to reward him in connection with his exceptional efforts in managing the health, safety and well-being of the Company and its employees through the pandemic, particularly in light of his role on the Company’s COVID-19 Task Force, as well as his support of the Company’s efforts to integrate eOne and its employees with and into the broader Hasbro business.

•

The restricted stock units issued to Ms. Thomas and Mr. Johnson, and the other high performing employees, vest 50% on the first anniversary of the grant date and the remaining 50% on the second anniversary of the grant date.

2021 Long-Term Incentive Award Allocation

Due to the continued disruption caused by the COVID-19 pandemic, the Committee reviewed the allocation of long-term incentive compensation award types to be issued in fiscal 2021. The Committee considered the continued risks and uncertainty presented by the pandemic as it extends into 2021 and determined that a change in the 2021 long-term incentive award allocation would be appropriate. In February 2021, the Committee approved awards to Named Executive Officers, including Mr. Goldner, that are allocated 50% to time-based restricted stock units, 25% to performance contingent stock awards and 25% to non-qualified stock options. The financial performance measures and the performance period for the performance contingent stock awards for our Named Executive Officers will not change. The Committee expects to utilize this allocation only for the 2021 long-term incentive award and expects, for future awards, to revert back to the 2020 allocation across award types.

Performance Contingent Stock Awards

Performance contingent stock awards provide the recipient with the potential to earn shares of the Company’s common stock based on the Company’s achievement of stated cumulative diluted earnings per share (“EPS”), average return on invested capital (“ROIC”), and cumulative net revenue (“Revenue”) targets over a three-year performance period beginning with the start of the Company’s 2020 fiscal year and ending December 2022 (the “Performance Period”). For stock performance awards granted in 2020, the EPS metric was weighted at 34%, the ROIC metric was weighted at 33% and the Revenue metric was weighted at 33%. Unless the Company achieves at least 90% performance against a metric no shares are earned under the award for that particular metric.

The Company considers the specific target performance levels for ongoing performance periods to be confidential information that would harm the Company if disclosed, as they are based on confidential internal plans and forward-looking expectations concerning the Company’s performance over a three-year period. As discussed above, the performance targets set forth in the contingent stock performance awards align with the Company’s Board-approved budget, operating plan and strategic plan, and were set at levels the Committee determined will challenge the executive team in working to meet long-term objectives and drive performance and shareholder value creation. Strong performance from the Company, and in turn its executives, will be required to achieve a threshold payout, and superior performance in managing the Company’s business will be required to achieve a higher than target payout.

The maximum payout under the contingent stock performance awards granted in 2020 for overachievement of the financial objectives is equal to 200% of the target number of shares.

Assuming at least threshold performance is met for each metric, the actual payout under the performance share award scales between the threshold payout (in 2020, the threshold payout was 50% for net revenues, earnings per share and return on invested capital) to a maximum (200%) with achievement of the target metric equating to a 100% payout for that metric.

The following table compares the targeted goals and actual performance of the Company (adjusted to eliminate the impact of certain factors designated by the Committee at the beginning of the performance period) under the contingent stock performance awards for the 2018 — 2020 performance period. Threshold performance was not achieved for the 2018-2020 performance period. Accordingly, no NEO received a payout for these awards.

	3-Year Target Performance	3-Year Actual Performance	% of Target	Payout

Cumulative Revenues (in millions)	$16,494	$14,126	85.6%	0%

Cumulative EPS	$16.27	$12.52	77.0%	0%

Average ROIC	17%	13.5%	79.6%	0%

Total Payout				0%

Restricted Stock Units

The Company uses restricted stock units as a reward and retention mechanism. The restricted stock units granted as part of our annual long-term incentive award in 2020 to our NEOs (excluding our CEO) represented approximately 25% of their annual targeted equity award value and vest in three equal installments on the first three anniversaries of the grant date provided the recipient remains employed with the Company through the applicable vesting dates. Pro-rata vesting is provided earlier only in the event of the death, disability, early retirement at age 55 (with at least 10 years of credited service) or retirement at age 65 (with at least 5 years of credited service) of the executive. All other terminations of employment result in forfeiture of the awards.

Stock Options

Stock options granted as part of our annual long-term incentive award in 2020 represented approximately 25% of the targeted equity award value for our NEOs (excluding our CEO) and 50% for our CEO. The options vest in three equal installments on the first three anniversaries of the grant date, subject to the optionee’s continued employment with the Company through such vesting dates, and have seven-year terms. Options forward vest upon an executive officer retiring at age 65 or older with at least five years of credited service or upon an officer’s death or permanent disability.

The Company does not manage the timing of equity grants to attempt to give participants the benefit of material non-public information. Annual option grants are made with effective dates in open trading windows following the Company’s release of its financial results. All option grants are made with an exercise price at or above the average of the high and low sales prices of the Company’s common stock on the grant date.

Fixed Compensation and Benefits

Base Salary

The Company’s philosophy is to review base salaries every two years, or more often if circumstances warrant. Increases in executive base salaries will continue to be considered: (i) in the event of increases in responsibility, (ii) to maintain competitiveness with market compensation offered to executives with similar responsibilities, expertise and experience in other companies the Company considers to be comparable to and/or competitive with the Company, and (iii) to recognize continued individual performance and contribution.

In mid-2020, when the Committee normally reviews base salaries for Named Executive Officers, the Committee determined that, due to the COVID-19 pandemic and periodic increases previously made to Named Executive Officer base salaries, no increases to base salaries were appropriate at such time. In December 2020, the Committee reviewed the base salary payable to Mr. Goldner. The Committee considered the impact of the eOne acquisition on the Company’s business, including the increased size and scope of the business following the Company’s acquisition of eOne, as well as benchmarking and market data from the Company’s peer group as established by the Committee earlier in the fiscal year, and the impact of such benchmarking on Mr. Goldner’s total direct compensation since the last time the Committee adjusted Mr. Goldner’s base salary in July 2018. Based upon its review and analysis, the Committee determined that it would be appropriate to adjust Mr. Goldner’s base salary from $1,600,000 to $1,900,000, effective January 1, 2021.

Benefits

The Company’s executive officers also participate in certain employee benefit programs provided by the Company that are offered to the Company’s other full-time employees.

The executive officers of the Company are eligible for life insurance benefits on the terms applicable to the Company’s other employees. Pursuant to the terms of his employment agreement, Mr. Throop is entitled the following additional Company-paid benefits: a life insurance policy with a death benefit equal to four times his base salary and an annual physical. The Company’s executive officers participate in the same medical and dental benefit plans as are provided to the Company’s other employees.

Company-Sponsored Retirement Plans

The Company provides retirement benefits to employees of the Company’s U.S. operations primarily through the Hasbro, Inc. Retirement Savings Plan (the “401(k) Plan”) and the Supplemental Benefit Retirement Plan (the “Supplemental Plan”). The 401(k) Plan and the Supplemental Plan provide for Company matching contributions, and an annual Company contribution of 3% of aggregate salary and bonus. Executive officers are eligible to participate in the 401(k) Plan and the Supplemental Plan on the same basis as all other U.S. Hasbro employees. The Supplemental Plan is intended to provide a competitive benefit for employees whose employer-provided retirement contributions would otherwise be limited. However, the Supplemental Plan is designed only to provide the benefit which the executive would have accrued under the Company’s 401(k) Plan if the Code limits had not applied. It does not further enhance those benefits. The amount of the Company’s contributions to the Named Executive Officers under both the 401(k) Plan and the Supplemental Plan are included in the “All Other Compensation” column of the Summary Compensation Table that follows this report.

Mr. Throop is not eligible to participate in the 401(k) Plan or the Supplemental Plan, as he is not employed by the Company’s U.S. operations. Mr. Throop participates in a Registered Retirement Savings Plan (the “RRSP”), which he has retained individually and not in connection with any company-sponsored benefit plan. The Company contributes to the RRSP, on behalf of Mr. Throop, an amount equal to the maximum permitted by applicable law each year. Mr. Throop does not participate in any Company-sponsored retirement plan.

The Hasbro, Inc. Pension Plan (the “Pension Plan”), a defined benefit pension plan for eligible Company employees in the United States, and the pension portion of the Supplemental Plan, were frozen effective December 31, 2007. Executive officers hired prior to December 31, 2007, continued to participate in the Pension Plan and the pension portion of the Supplemental Plan, but did not accrue additional benefits thereunder subsequent to the plan freeze on December 31, 2007. During the first quarter of 2018, the Company commenced the Pension Plan termination process and received regulatory approval during the fourth quarter of 2018. During the second quarter of 2019, the Company settled all remaining benefits directly with vested participants electing a lump sum payout, and purchased a group annuity contract from Massachusetts Mutual Life Insurance Company to administer all future payments to remaining U.S. Pension Plan participants.

Non-Qualified Deferred Compensation Plan

Executive officers who are employees of the Company’s U.S. operations are also eligible to participate in the Company’s Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”), which is available to all the Company’s employees based in the United States at or above selected management levels and whose annual base salary is equal to or greater than $130,000 in 2020. The Deferred Compensation Plan allows participants to defer compensation into various measurement funds, the performance of which determines the return on compensation deferred under the plan. Potential investment choices include a fixed rate option, a choice that tracks the performance of the Company’s Common Stock, and other equity indices. Earnings recorded on compensation deferred by the executive officers do not exceed the returns on the relevant investments earned by other non-executive officer employees deferring compensation into the applicable investment vehicles. Mr. Throop is not eligible to participate in the Deferred Compensation Plan, as he is employed by a non-U.S. Company subsidiary.

Perquisites

The Company offers perquisites that the Committee believes are reasonable yet competitive for attracting, retaining and compensating the Company’s executives. The Company reimburses designated executive officers for the cost of certain tax, legal and financial planning services they obtain from third parties provided that such costs are within the annual limits established by the Company. The 2020 annual limit on these costs for Mr. Goldner was $25,000 and for each of Mr. Frascotti, Mr. Johnson and Ms. Thomas was $5,000. Pursuant to his employment agreement, the Company provides Mr. Throop with a Company car and non-exclusive use of a Company leased apartment when traveling to the Company’s Los Angeles, California office. The cost to the Company for these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table.

Severance and Change in Control Benefits

Beginning on page 66 of this Proxy Statement there is a discussion of the severance and change in control benefits that may be payable to the NEOs in certain situations, as well as the plans under which those benefits are payable.

Reported versus Realized Pay Table

For purposes of helping our shareholders see the strong alignment of pay and performance in our executive compensation program, we are showing a comparison of Mr. Goldner’s reported total compensation to realized pay over the prior three years. All figures in the table are in thousands. The table illustrates that the reported compensation often diverges from the actual, realized compensation for the executive, and this divergence can become greater as the percentage of the executive’s compensation composed of variable performance-based elements increases and as the performance of the Company, and its stock price, increases. We have also included a line graph showing the increase in the value, from the end of fiscal 2017 to the end of fiscal 2020, in $100 invested in Hasbro’s common stock, assuming the reinvestment of all dividends.

There can be a significant difference between what is reported for a given year in the compensation tables that follow this Compensation Discussion and Analysis as compensation to an executive officer and the value of what the executive actually realizes as compensation in that year or over time. This difference results from the fact that we are required to include in the reported compensation tables the value of equity awards and changes in pension values and non-qualified deferred compensation earnings for our NEOs at values which are impacted by accounting and actuarial assumptions. Realized compensation is not a substitute for reported compensation in evaluating our executive compensation programs, but we believe understanding realized compensation is important in understanding the impact of the performance components and stock price appreciation components of an award on the value of what an executive ultimately realizes or may receive.

Total Realized Compensation is computed by:

Taking the Total Compensation Amount reported in the Summary Compensation Table appearing on page 58 of this Proxy Statement, and making the following adjustments:

•

subtract the grant date accounting values of stock awards and option awards made during the year, as such amounts are reflected in the Stock Awards and Option Awards columns in the Summary Compensation Table for the applicable year;

•

add the value realized on the date of exercise from any actual option exercises by the executive in such year, as such amounts are reflected in the Option Exercises and Stock Vested table for the proxy statement covering that year;

•

add the value of any stock awards which vested or were earned in such year (to the extent the executive has access to such awards and they are not subject to a forced deferral), at the value such stock had on the date of vesting (because contingent stock performance awards are not earned until February of the year following the end of the three-year performance period, any such awards that are earned are reflected in the realized compensation for the year following the end of the applicable performance period); and

•

subtract the year over year change in pension value and non-qualified deferred compensation earnings, as such amounts are reflected in the Summary Compensation Table for that year under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings.”

Other Compensation Considerations

Stock Ownership Guidelines

Our stock ownership and retention guidelines are rigorous.

Stock Ownership Guidelines*

CEO	5X Base Salary

NEOs (other than CEO)	2X Base Salary

* Base salary, through termination of employment with the Company

An executive has five years to achieve the stock ownership requirement level. Thereafter, during the executive’s employment with the Company they must maintain the required stock ownership. All NEOs were in compliance with the stock ownership guidelines, or were within the five years they had to achieve the requisite ownership level, as of December 27, 2020.

Stock Retention Requirement. The Hasbro, Inc. Executive Stock Ownership Policy includes a requirement that executives retain 50% of any net shares realized from stock vesting or option exercises until the executive’s required ownership level is satisfied.

Anti-Hedging and Pledging Policies. The Company has had a long-standing policy in place that prohibits all directors, executive officers and other employees from hedging or pledging any Company securities.

Compensation and Risk Management

As part of structuring the Company’s executive compensation programs, the Committee (i) evaluates the connection between such programs and the risk-taking incentives they engender, to ensure that the Company is incenting its executives to take an appropriate level of business risk, but not excessive risk, and (ii) considers any changes in the Company’s risk profile and whether those changes should impact the compensation structure. To achieve this appropriate level of risk taking, and avoid excessive risk, the Committee structures the compensation program to:

•

link the performance objectives under all incentive-based compensation to the strategic and operating plans of the Company which are approved by the full Board of Directors, with the Board ensuring that the goals set forth in such plans require significant performance to achieve, but are not so out of reach that they require excessively aggressive behavior to be met;

•

provide for a balance of shorter-term objectives or exercise periods (such as the annual cash incentive plan objectives) and longer-term objectives or exercise periods (such as the three-year performance period under the contingent stock performance awards and seven-year option terms) to mitigate the risk that short-term performance would be driven at the expense of longer-term performance and shareholder value creation; and

•

include stock ownership guidelines which require executives to maintain significant equity ownership during their entire career with the Company, thus linking personal financial results for the executives with the investment performance experienced by the Company’s shareholders over a significant period of time.

In addition to the analysis performed by the Committee, the Committee also had Meridian perform a risk assessment of the Company’s executive compensation programs for 2020 and advise on the appropriateness of the levels of risk presented by those programs and the effectiveness of their design to mitigate risk. As a result of its analysis and the work performed by Meridian, the Committee believes the Company’s compensation programs promote appropriate, but not excessive, risk taking and are designed to best further the interests of the Company while mitigating risk.

Tax Considerations

For years prior to 2018, Section 162(m) of the Internal Revenue Code (as implemented by IRS guidance) limited companies’ deduction for compensation paid to the CEO and the other three most highly paid executives (excluding the CEO and CFO) to $1 million, but allowed for the deduction for performance-based compensation costs/expenses for amounts even in excess of the $1 million limit. As such, we structured our Restated 2003 Stock Incentive Performance Plan, as amended, with the intention of meeting the requirements for performance-based compensation under Section 162(m). Effective January 1, 2018, the Tax Cut and Jobs Act (“TCJA”) repealed this exclusion for performance-based compensation, and expanded the class of affected executives, which means that all compensation paid to persons who in 2017, or any year following, were the CEO, CFO (in 2018 or later) or one of the other three most highly paid executives (excluding our CEO and CFO) will be subject to the per-person annual cap of $1 million. For long term incentive plan awards made on or prior to November 2, 2017, but not yet vested and/or paid out (other than time-based restricted stock units, which are not qualified under Section 162(m) and therefore are not deductible, unless paid after the executive terminates), we expect that the Company will still be able to deduct those amounts, provided that the Company meets the requirements in the TCJA protecting grandfathered performance-based awards and certain other grandfathered compensation paid after termination of service.

The Committee believes that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even if such programs may result in certain non-deductible compensation expenses. Accordingly, the Committee may provide compensation that is not deductible.

Executive Compensation

The following table summarizes compensation paid by the Company for services rendered during fiscal 2020, 2019 and 2018 by any person serving as the Company’s Chief Executive Officer during any part of fiscal 2020, by any person serving as the Company’s Chief Financial Officer during any part of fiscal 2020, and by the three other most highly compensated executive officers of the Company in fiscal 2020 (to the extent that such person was an executive officer during the applicable year).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary(a)	Bonus(b)	Stock Awards(c)	Option Awards(c)	Non-Equity Incentive Plan Compensation (a)(d)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(e)	All Other Compensation (f)	Total

Brian Goldner	2020	$1,600,000	$0	$3,735,288	$6,294,872	$4,195,801	$354,447	$487,602	$16,668,010
Chairman & Chief	2019	$1,600,000	$0	$6,417,739	$5,908,832	$3,817,801	$50,136	$166,370	$17,960,878
Executive Officer	2018	$1,550,000	$0	$3,026,520	$3,400,816	$0	$89,357	$432,930	$8,499,623

Deborah Thomas	2020	$900,000	$0	$2,475,571	$737,686	$1,500,000	$54,315	$199,600	$5,867,172
Executive Vice	2019	$840,385	$0	$1,653,140	$507,792	$1,300,000	$9,204	$108,735	$4,419,256
President & Chief Financial Officer	2018	$800,000	$0	$1,536,542	$554,212	$350,000	$15,535	$149,925	$3,406,214

John Frascotti	2020	$1,100,000	$0	$2,384,036	$1,081,948	$1,500,000	$24,720	$244,596	$6,335,301
President & Chief	2019	$1,100,000	$0	$3,306,192	$1,015,584	$1,500,000	$8,671	$137,649	$7,068,096
Operating Officer	2018	$997,693	$0	$3,876,022	$1,398,115	$350,000	$14,094	$174,738	$6,810,662

Darren Throop	2020	$1,500,000	$2,523,500	$15,250,983	$1,475,372	$2,521,163	$0	$275,315	$23,546,333
Chief Executive Officer, eOne

Dolph L. Johnson	2020	$700,000	$0	$1,833,712	$491,803	$875,000	$68,602	$141,750	$4,110,868
Executive Vice President &
Chief Human Resources Officer

(a)	For all NEOs except Mr. Throop, includes amounts deferred pursuant to the Company’s 401(k) Plan and Deferred Compensation Plan.

(b)

Represents a retention bonus paid in fiscal 2020 to Mr. Throop pursuant to a retention program implemented by eOne prior to the date Hasbro acquired the eOne business. Mr. Throop joined the Company effective December 30, 2019, upon completion of the Company’s acquisition of eOne.

(c)

Reflects the grant date fair value for stock and option awards to the Named Executive Officers. Please see note 15 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 27, 2020, for a detailed discussion of assumptions used in valuing options and stock awards generally and see footnote (g) to the following Grants of Plan-Based Awards table for a discussion of certain assumptions used in valuing equity awards made to the Named Executive Officers.

In each of the years shown, these executives were granted non-qualified stock options and contingent stock performance awards. These executives, except Mr. Goldner, were also granted restricted stock unit awards in each of the years shown.

The grant date fair values included in the table for the contingent stock performance awards have been calculated based on the probable outcomes under such awards (assumed to be realization of the target values of such awards). The Grant Date Fair Values for these contingent stock performance awards was determined using the fair market value of a share of the Company’s Common Stock as of March 12, 2020, the date the Committee approved the performance goals subject to the award. If it were assumed that the maximum amount payable under each of the contingent stock performance awards were paid, which maximum is 200% of the target value, then the grant date fair values included under the stock award column for each of the Named Executive Officers for performance shares would have been as follows: Mr. Goldner, $7,470,577; Mr. Frascotti, $2,568,035; Ms. Thomas, $1,750,964; Mr. Throop, $3,501,815; and Mr. Johnson, $1,167,309. This is in addition to the grant date fair value of the annual grant of restricted stock units for each Named Executive Officer other than Mr. Goldner.

The amount for Mr. Throop also includes the grant date fair value of a retention award of restricted stock units granted to him in connection with the Company’s acquisition of eOne. The amounts for Ms. Thomas and Mr. Johnson also include the grant date fair value of restricted stock units awarded to each of them in late 2020 due, in part, to further incentivize them during the Covid-19 pandemic. See the description of these awards above under the heading “Long-Term Incentive Compensation – Additional Long-Term Incentive Awards Granted in 2020.”

(d)

For Messrs. Goldner, Frascotti, and Johnson, these amounts consist entirely of the management incentive awards earned by such executives under the Company’s Senior Management Annual Performance Plan for the applicable year. For Ms. Thomas, these amounts consist entirely of the management incentive awards earned under the Company’s Senior Management Annual Performance Plan for 2020 and 2019 and the Company’s Performance Rewards Plan for 2018. For Mr. Throop, this amount consists of the management incentive award earned by him under the Company’s Senior Management Annual Performance Plan for fiscal 2020 ($1,700,000) and the bonus payable to him in fiscal 2020 under a bonus plan sponsored by eOne for the performance period from April 1, 2019 through December 31, 2019 ($821,163), with such period being prior to the date Hasbro acquired the eOne business. In 2018, Mr. Goldner offered to the Compensation Committee, and the Compensation Committee accepted, that he would receive no management incentive award with respect to 2018.

(e)

The amounts reflected in this column primarily consist of the change in pension value during fiscal 2020, 2019 and 2018. The change in pension value in 2020 was an increase of $222,025 for Mr. Goldner, an increase of $28,728 for Ms. Thomas, and an increase of $46,915 for Mr. Johnson. The change in pension value in 2019 was a decrease of $149,511 for Mr. Goldner and a decrease of $206,248 for Ms. Thomas. The change in pension value in 2018 was a decrease of $249,022 for Mr. Goldner and a decrease of $7,025 for Ms. Thomas. For purposes of computing the 2019 and 2018 amounts in the table, these values were reflected at $0.

The amounts reflected in this table also include the following amounts which were earned on balances under the Supplemental Plan and are considered above market, as the Company paid interest on account balances at a rate of 4.6%, when 120% of the applicable long-term rate was 2.49%:

Above-Market Earnings on Supplemental Plan Balances	2020

Brian Goldner	$132,422

Deborah Thomas	$25,587

John Frascotti	$24,720

Darren Throop	—

Dolph Johnson	$21,687

Does not include the following aggregate amounts, in fiscal 2020, 2019 and 2018, respectively, which were earned by the executives on the balance of (i) compensation previously deferred by them under the Deferred Compensation Plan and (ii) amounts previously contributed by the Company to the executive’s account under the Supplemental Plan (401(k)):

Earnings on Deferred Compensation under Deferred Compensation Plan and Amounts contributed under Supplemental Plan (401(k))	2020	2019	2018

Brian Goldner	$912,157	$804,583	$137,753

Deborah Thomas	$164,300	$171,699	$8,019

John Frascotti	$192,545	$139,291	$113,902

Darren Throop	—	—	—

Dolph Johnson	$92,226	—	—

Earnings on compensation previously deferred by the executive officers and on the Company’s prior contributions to the Supplemental Plan do not exceed the market returns on the relevant investments which are earned by other participants selecting the same investment options.

(f)

Includes the following amounts for fiscal 2020, 2019 and 2018, respectively, paid by the Company for each Named Executive Officer in connection with a program whereby certain financial planning, legal and tax preparation services provided to the individual are paid for by the Company:

Financial Planning, Legal and Tax Preparation Services	2020	2019	2018

Brian Goldner	—	$17,370	$23,430

Deborah Thomas	$1,600	$1,600	$1,425

John Frascotti	$10,596	$4,649	$3,946

Darren Throop	—	—	—

Dolph Johnson	$4,500	—	—

Includes matching charitable contribution made in the name of Mr. Goldner for $5,000 in 2019 and in the name Mr. Frascotti for $7,500 in 2020 and $2,500 in 2019.

For Mr. Throop, the amounts include $204,380, representing the aggregate amount of lease payments made by the Company on an apartment that the Company makes available to Mr. Throop and other Company employees while traveling to the Company’s Los Angeles, CA offices, lease payments on a Company provided automobile that are made by the Company on behalf of Mr. Throop in the aggregate amount of $45,161, the cost of a parking pass provided by the Company for use at the Company’s offices in Toronto, Ontario and the cost of an annual physical paid by the Company on Mr. Throop’s behalf. Payments for the Canadian car lease, parking pass and annual physical were made by the Company in Canadian dollars and have been converted to United States dollars using an average exchange rate over the fiscal year of 1 CAD equals 0.746 USD.

For NEOs other than Mr. Throop, the amounts include the Company’s matching contribution to each executive’s savings account and the annual company contribution for each executive under the 401(k) Plan and the Supplemental Plan and, for Mr. Throop, the amounts include the Company’s contribution to his individual RRSP, with such amounts as follows:

Matching Contributions	2020	2019	2018

Brian Goldner	$487,602	$144,000	$409,500

Deborah Thomas	$198,000	$107,135	$148,500

John Frascotti	$234,000	$130,500	$170,792

Darren Throop	$20,381	—	—

Dolph Johnson	$137,250	—	—

For NEOs other than Mr. Throop, these amounts are in part contributed to the individual’s account in the 401(k) Plan and, to the extent in excess of certain Code maximums, deemed allocated to the individual’s account in the Supplemental Plan (401(k)).

The following table sets forth certain information regarding grants of plan-based awards for fiscal 2020 to the Named Executive Officers.

Grants of Plan-Based Awards

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(g)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Brian Goldner	2/5/2020	(a)		$2,800,000
	2/18/2020	(b)				33,062	66,123	132,246				$3,735,288
	2/18/2020	(c)								330,613	$96.79	$6,294,872

Deborah Thomas	2/5/2020	(a)		$900,000
	2/18/2020	(b)				7,749	15,498	30,996				$875,482
	2/18/2020	(d)							7,749			$750,026
	11/13/2020	(f)							9,799			$850,063
	2/18/2020	(c)								38,744	$96.79	$737,686

John Frascotti	2/5/2020	(a)		$1,100,000
	2/18/2020	(b)				11,365	22,730	45,460				$1,284,018
	2/18/2020	(d)							11,365			$1,100,018
	2/18/2020	(c)								56,825	$96.79	$1,081,948

Darren Throop	2/5/2020	(a)		$1,500,000
	2/18/2020	(b)				15,498	30,995	61,990				$1,750,908
	2/18/2020	(d)							15,498			$1,500,051
	2/18/2020	(e)							123,980			$12,000,024
	2/18/2020	(c)								77,488	$96.79	$1,475,372

Dolph Johnson	2/5/2020	(a)		$525,000
	2/18/2020	(b)				5,166	10,332	20,664				$583,655
	2/18/2020	(d)							5,166			$500,017
	11/13/2020	(f)							8,646			$750,041
	2/18/2020	(c)								25,830	$96.79	$491,803
(a)	These management incentive awards were made pursuant to the Company’s Senior Management Annual Performance Plan.

(b)

All of these contingent stock performance awards were granted pursuant to the Company’s Restated 2003 Stock Incentive Performance Plan, as amended (the “2003 Plan”). These awards provide the recipients with the ability to earn shares of the

Company’s Common Stock based on the Company’s achievement of stated cumulative diluted earnings per share (“EPS”), cumulative net revenue (“Revenues”) and average return on invested capital (“ROIC”) targets over a three-year period beginning at the beginning of fiscal 2020 and ending December 2022 (the “Performance Period”). Each contingent stock performance award has a target number of shares of Common Stock associated with such award which may be earned by the recipient if the Company achieves the stated EPS, Revenue, and ROIC targets set for the Performance Period.

(c)

All of these options were granted pursuant to the 2003 Plan. These options are non-qualified, were granted with an exercise price equal to the average of the high and low sales prices of the Company’s common stock on the grant date, and vest in equal annual installments over the first three anniversaries of the grant date. Awards may be eligible for accelerated vesting in connection with a change-in-control or certain termination scenarios, as described more fully below under “Potential Payments Upon Termination or Change in Control.”

(d)

All of these restricted stock units were granted pursuant to the 2003 Plan. These units vest in equal annual installments over the first three anniversaries of the grant date. Awards may be eligible for accelerated vesting in connection with a change-in-control or certain termination scenarios, as described more fully below under “Potential Payments Upon Termination or Change in Control.”

(e)

All of these restricted stock units were granted pursuant to the 2003 Plan. These units vest 25% on each of the first and second anniversaries of the date of grant and 50% on the third anniversary of the date of grant. Awards may be eligible for accelerated vesting in connection with a change-in-control or certain termination scenarios, as described more fully below under “Potential Payments Upon Termination or Change in Control.”

(f)

All of these restricted stock units were granted pursuant to the 2003 Plan. These units will vest in equal installments over the first two anniversaries of the grant date. Awards may be eligible for accelerated vesting in connection with a change-in-control or certain termination scenarios, as described more fully below under “Potential Payments Upon Termination or Change in Control.”

(g)

The Grant Date Fair Values for options for the Named Executive Officers were determined using the standard application of the Black-Scholes option pricing model using the following weighted average assumptions: volatility 29.63%, dividend yield 2.81% and a risk-free interest rate of 1.39% based on the options being outstanding for approximately 4.5 years. The Grant Date Fair Values do not take into account risk factors such as non-transferability and limits on exercisability. In assessing the Grant Date Fair Values indicated in the above table, it should be kept in mind that no matter what theoretical value is placed on an option on the date of grant, the ultimate value of the option is dependent on the market value of the Common Stock at a future date, and the extent if any, by which such market value exceeds the exercise price on the date of exercise. Please see note 15 to the financial statements included in the Company’s Annual Report on Form 10-K, for the year ended December 27, 2020, for a detailed discussion of the assumptions used in valuing these options and stock awards.

The following table sets forth information for equity awards held by the named individuals as of the end of the 2020 fiscal year.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
Brian Goldner
										0	(d)	$0
										73,852	(e)	$6,879,314
										66,123	(f)	$6,159,357
	56,662	0		—	$52.11	2/11/2021
	210,378	0		—	$61.77	2/10/2022
	157,243	0		—	$74.42	2/22/2023
	170,800	0		—	$98.80	2/20/2024
	114,686	57,333	(a)	—	$98.10	2/19/2025
	123,126	246,176	(b)	—	$86.66	2/18/2026
	0	330,613	(c)	—	$96.79	2/17/2027
Deborah Thomas
										0	(d)	$0
										12,694	(e)	$1,182,446
										15,498	(f)	$1,443,639
							1,868	(g)	$174,004
							4,230	(h)	$394,025
							7,749	(i)	$721,819
							9,799	(j)	$912,777
	14,000	0		—	$61.77	2/10/2022
	6,798	0		—	$74.42	2/22/2023
	11,754	0		—	$98.80	2/20/2024
	18,690	9,343	(a)	—	$98.10	2/19/2025
	10,583	21,154	(b)	—	$86.66	2/18/2026
	0	38,744	(c)	—	$96.79	2/17/2027
John Frascotti
										0	(d)	$0
										25,387	(e)	$2,364,799
										22,730	(f)	$2,117,300
							4,714	(g)	$439,109
							8,460	(h)	$788,049
							11,365	(i)	$1,058,650
	21,878	0		—	$61.77	2/10/2022
	26,006	0		—	$74.42	2/22/2023
	31,314	0		—	$98.80	2/20/2024
	47,149	23,570	(a)	—	$98.10	2/19/2025
	21,164	42,310	(b)	—	$86.66	2/18/2026
	0	56,825	(c)	—	$96.79	2/17/2027
Darren Throop
										30,995	(f)	$2,887,184
							123,980	(i)	$11,548,737
							15,498	(k)	$1,443,639
	0	77,488	(c)	—	$96.79	2/17/2027
Dolph Johnson
										0	(d)	$0
										7,790	(e)	$725,639
										10,332	(f)	$962,426
							934	(g)	$87,002
							2,596	(h)	$241,817
							5,166	(i)	$481,213
							8,646	(j)	$805,375
	15,498	0		—	$74.42	2/22/2023
	13,206	0		—	$98.80	2/20/2024
	9,346	4,671	(a)	—	$98.10	2/19/2025
	6,493	12,982	(b)	—	$86.66	2/18/2026
	0	25,830	(c)	—	$96.79	2/17/2027

(a)

One third of these options vested on February 20, 2019, one third vested on February 20, 2020, and the remaining options will vest on February 20, 2021, provided the recipient continues employment with the Company through the applicable vesting dates.

(b)

One third of these options vested on February 19, 2020, and the remaining options will vest in equal installments on February 19, 2021 and February 19, 2022, provided the recipient continues employment with the Company through the applicable vesting dates.

(c)

One third of these options will vest on each of February 18, 2021, February 18, 2022 and February 18, 2023, provided the recipient continues employment with the Company through the applicable vesting dates.

(d)

These contingent stock performance awards granted in March 2018 with a trailing three-year performance period ending at the end of fiscal 2020 did not achieve the minimum performance level for any payout to be made under the award. These awards are reflected at 0% of the target number of shares subject to such awards, following affirmation by the Committee of the Company’s financial performance under these awards at a level which yielded a payout of 0% of target.

(e)

These contingent stock performance awards granted in March 2019 are reflected at the target number of shares for such awards, even though the performance period will not end until December 2021 and there is no assurance that the target amounts, or even the threshold amounts, will be earned under these awards.

(f)

These contingent stock performance awards granted in February 2020 are reflected at the target number of shares for such awards, even though the performance period will not end until December 2022 and there is no assurance that the target amounts, or even the threshold amounts, will be earned under these awards.

(g)

Comprised of restricted stock units granted on February 20, 2018, of which one third vested on February 20, 2019, one third vested on February 20, 2020, and the remaining will vest on February 20, 2021 provided the recipient continues employment with the Company through the applicable vesting date.

(h)

Comprised of restricted stock units granted on February 19, 2019, of which one third vested on February 19, 2020, and the remaining will vest in equal installments on February 19, 2021 and February 19, 2022, provided the recipient continues employment with the Company through the applicable vesting date.

(i)

Comprised of restricted stock units granted on February 18, 2020 which vest in three equal installments on February 18, 2021, February 18, 2022, and February 18, 2023 provided the recipient continues employment with the Company through the applicable vesting date.

(j)

Comprised of restricted stock units granted on November 13, 2020, which vest in two equal installments on November 13, 2021 and November 13, 2022, provided the recipient continues employment with the Company through the applicable vesting date.

(k)

Comprised of restricted stock units granted on February 18, 2020 which vest 25% on each of February 18, 2021 and February 18, 2022, and 50% on February 18, 2023, provided the recipient continues employment with the Company through the applicable vesting date.

The amounts reported in the above table were computed by multiplying the number of shares by the closing share price of $93.15 on December 24, 2020, the last trading day of the Company’s 2020 fiscal year.

The following table sets forth information concerning aggregate option exercises and vesting of restricted stock units earned during the 2020 fiscal year for the Named Executive Officers. The table does not reflect any amounts relating to the contingent stock performance awards for the 2017-2019 performance period because Messrs. Goldner and Frascotti and Ms. Thomas each agreed to waive any rights to payment under such awards. Contingent stock performance awards for the 2018-2020 performance period are not reflected in this table and will not be reflected in next year’s table because payout was at 0% of target.

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)

Brian Goldner	245,538	$8,671,746	0	$0

Deborah Thomas	7,168	$235,756	5,055	$489,609

John Frascotti	0	$0	11,035	$1,070,072

Darren Throop	0	$0	0	$0

Dolph Johnson	0	$0	3,007	$290,666

The following table sets forth information regarding each of the NEOs’ years of credited service and accrued pension benefits with the Company under plans providing specified retirement payments and benefits, including tax-qualified defined benefit plans and supplemental executive retirement plans, but excluding tax-qualified defined contribution plans and non-qualified defined contribution plans. Information is provided as of the plans’ measurement dates used for financial reporting purposes for the Company’s 2020 fiscal year.

Retirement Plan Annual Benefits and Payments

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit Payable at Normal Retirement ($)(a)	Payments During the Last Fiscal Year($)

Brian Goldner	Supplemental Plan	8.00	$1,401,368	$0

Deborah Thomas	Supplemental Plan	9.00	$177,626	$0

John Frascotti(b)	n/a	n/a	n/a	n/a

Darren Throop(c)	n/a	n/a	n/a	n/a

Dolph Johnson	Supplemental Plan	11.00	$375,651	$0

(a)

The Supplemental Plan is the lump-sum value as of December 27, 2020 of the benefit earned as of December 27, 2020, reflecting credited service and five-year average compensation as of the freeze date of December 31, 2007 for the Hasbro, Inc. Pension Plan (“Pension Plan”), and current statutory benefit and pay limits as applicable. Certain assumptions were used to determine the lump-sum values and are outlined below. These assumptions are consistent with those used for financial statement purposes, except that the Named Executive Officer is assumed to continue to be employed until the assumed retirement age (i.e., there will be no assumed termination for any reason, including death or disability). The assumptions are as follows: (i) measurement date is December 27, 2020, (ii) the Supplemental Plan benefits lump sum amounts are based on interest rates as prescribed in Code Section 417(e)(3)(C) for August, 2020 and the mortality table as prescribed by Code Section 417(e)(3)(C) as prescribed by the Secretary of the Treasury for payments made in 2020, and (iii) all values are estimates only; actual benefits will be based on the selected retirement date.

(b)	The Pension Plan was frozen prior to Mr. Frascotti joining the Company.

(c)

As an employee of a non-United States subsidiary of the Company, Mr. Throop is not eligible to participate in any of the Company’s United States benefit plans, including the Supplemental Plan. Mr. Throop participates in a Registered Retirement Savings Plan, which he has retained individually and not in connection with any company-sponsored benefit plan.

The following table provides information with respect to fiscal 2020 for each of the NEOs regarding defined contribution plans and other plans which provide for the deferral of compensation on a basis that is not tax-qualified. As an employee of a non-United States subsidiary of the Company, Mr. Throop is not eligible to participate in any of the Company’s United States benefits plans, including the Pension Plan and Supplemental Plan. Mr. Throop participates in the Registered Retirement Savings Plan, which he has retained individually and not in connection with any company-sponsored benefit plan.

Non-Qualified Deferred Compensation and Other Deferred Compensation

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(a)	Aggregate Earnings in Last Fiscal Year ($)(b)	Aggregate Withdrawals/ Distributions ($)(b)	Aggregate Balance at Last Fiscal Year End ($)(c)
Brian Goldner	Non-Qualified Deferred Compensation Plan	$153,625	—	$629,245	—	$3,336,899

	Supplemental Savings Plan	—	$461,952	$282,912	—	$6,795,845
Deborah Thomas	Non-Qualified Deferred Compensation Plan	—	—	$109,612	—	$800,037

	Supplemental Savings Plan	—	$172,350	$54,688	—	$1,409,020
John Frascotti	Non-Qualified Deferred Compensation Plan	$1,410,000	—	$139,700	—	$3,630,662

	Supplemental Savings Plan	—	$208,350	$52,845	—	$1,408,784
Darren Throop	Non-Qualified Deferred Compensation Plan	—	—	—	—	—

	Supplemental Savings Plan	—	—	—	—	—
Dolph Johnson	Non-Qualified Deferred Compensation Plan	—	—	$45,879	—	$179,900

	Supplemental Savings Plan	—	$111,600	$46,347	—	$1,156,627

(a)

Both the executive and registrant contributions above are also disclosed in the preceding Summary Compensation Table as either salary, non-equity incentive plan compensation or under all other compensation, as applicable. Registrant contributions earned during 2020 and credited to the account during 2020 as well as executive contributions on amounts earned during 2020 but paid in 2021 are included in the table above.

(b)	The aggregate earnings in the last fiscal year include earnings on amounts deferred by the individual in years prior to fiscal 2020.

(c)

Includes registrant and executive contributions on amounts earned during 2020 but credited during 2021. In addition to the amounts contributed for 2020, the amounts below were reported as compensation in prior Summary Compensation Tables (Mr. Goldner has had his compensation for fiscal 2000 forward reported as a Named Executive Officer in the Company’s previous proxy statements, Mr. Frascotti had his compensation for fiscal 2008 forward reported as a Named Executive Officer in the Company’s proxy statements, and Ms. Thomas had her compensation for fiscal 2009 forward reported as a Named Executive Officer in the Company’s proxy statements) except for Mr. Johnson as he was not included in prior year proxy disclosures.

Brian Goldner	$5,926,571

Deborah Thomas	$1,050,692

John Frascotti	$3,512,499

Darren Throop	—

Dolph Johnson	—

Amounts included in the “Non-Qualified Deferred Compensation” table above consist of executive deferrals and registrant contributions under the Supplemental Plan and the Non-Qualified Deferred Compensation Plan, each of which are described below.

Supplemental Plan (401(k))

Each of the Named Executive Officers other than Mr. Throop participated in the Supplemental Plan. All registrant contributions reflected in the preceding table were allocated to the Supplemental Plan. Elective deferrals are not permitted under the Supplemental Plan. Account balances received interest at the rate of 4.6% per year for 2020. This rate reflects the 2020 return, less an allowance for certain expenses, paid by the insurance companies providing this corporate owned life insurance product to Hasbro. Matching contributions are fully vested at all times while the annual Company and transition contributions are subject to a 3-year vesting requirement, however remaining benefits are subject to forfeiture for violations of non-competition or confidentiality obligations or for termination due to certain criminal acts involving Company property. Benefits under the Supplemental Plan are payable as a lump sum upon termination of employment (including retirement and death), subject to a six-month waiting period under Code Section 409A, as applicable. Effective January 1, 2008, this plan was expanded to include new program employer contributions in excess of IRS limits.

Non-Qualified Deferred Compensation Plan

The Company’s Non-Qualified Deferred Compensation Plan is available to all of the Company’s U.S. based employees who are at or above job level 7 and whose base compensation is equal to or greater than $130,000 for 2020, including the Named Executive Officers. Participants may defer up to 75% of their base salary and 85% of the awards they are paid under the Company’s non-equity incentive plans. Participant account balances are credited with earnings based on the participant’s selection from the list of measurement funds offered in the plan, including a fixed rate option. The allocation of investments may be changed as often as daily, with the exception of the Hasbro Stock Fund and the fixed rate option. Selection of the Hasbro Stock Fund and the fixed rate option is made once per year and becomes effective the following January.

Rates of return earned (lost) by the Named Executive Officers are the same as the rates of return earned (lost) by other participants selecting the same investment choices. As such, the Company does not consider these rates of return to be “above-market” within the meaning of the rules of the SEC.

Generally, account balances under the plan may be paid as a lump sum or in installments over a five, ten or fifteen-year period following the termination of employment, except amounts designated as short-term payouts which are payable at a pre-selected date in the future. Account balances may be distributed prior to retirement in the event of a financial hardship, but not in excess of the amount needed to meet the hardship.

Potential Payments Upon Termination or Change in Control

The following table provides information as to the value of incremental payments and other benefits that would have been received by the NEOs upon a termination of their employment with the Company due to various types of situations, including upon a change in control of the Company, assuming such termination and change in control had taken place on December 24, 2020 (the last business day of the Company’s 2020 fiscal year), and based on any agreements with the NEO in place as of December 24, 2020. The benefits reflect the closing price of the Company’s Common Stock of $93.15 on December 24, 2020, where appropriate. Following these tables is a narrative description of the plans and agreements pursuant to which these payments and benefits are payable.

In addition to the benefits detailed in the following tables, the NEOs are eligible to receive vested benefits under the Company’s pension plans and deferred compensation plans, to the extent applicable, which are quantified in the preceding tables in this Proxy Statement, as well as benefits under stock options held by such executive officers which are vested and exercisable as of the date of their termination. In addition, the NEOs, other than Mr. Throop, are eligible to participate in the Company’s post-retirement life insurance program, which is available to all salaried employees employed by the Company on December 31, 2019, who at such time met the eligibility requirements for early or normal retirement.

The NEOs would not receive any incremental payments or other benefits if they voluntarily resigned from the Company (except resignation for Good Reason, where noted) or were involuntarily terminated by the Company for cause.

	No Change in Control			Change in Control

Name	Involuntary Termination(a)	Death or Disability	Retirement(b)	No Termination	Involuntary Termination in connection with a change in control(c)

Brian Goldner

Cash Severance	$8,800,000	$0	$0	$0	$9,197,670

FY 2020 Bonus	$4,195,801	$4,195,801	$0	$0	$4,195,801

Pension	$0	$0	$0	$0	$0

Other Benefits(d)	$57,520	$0	$0	$0	$76,280

Accelerated Equity(e)	$8,231,145	$14,636,353	$6,633,463	$0	$8,231,145

Total Incremental Benefits	$21,284,466	$18,832,154	$6,633,463	$0	$21,700,896

Deborah Thomas

Cash Severance	$900,000	$0	$0	$0	$3,600,001

FY 2020 Bonus	$0	$0	$0	$0	$0

Pension	$0	$0	$0	$0	$0

Other Benefits(d)	$22,948	$0	$0	$0	$22,948

Accelerated Equity(e)	$0	$2,075,374	$1,938,085	$0	$4,965,999

Total Incremental Benefits	$922,948	$2,075,374	$1,938,085	$0	$8,588,948

John Frascotti

Cash Severance	$1,650,000	$0	$0	$0	$4,400,001

FY 2020 Bonus	$1,500,000	$1,500,000	$0	$0	$0

Pension	$0	$0	$0	$0	$0

Other Benefits(d)	$48,140	$0	$0	$0	$38,760

Accelerated Equity(e)	$3,486,468	$3,761,060	$3,486,468	$0	$4,840,683

Total Incremental Benefits	$6,684,609	$5,261,060	$3,486,468	$0	$9,279,443

Darren Throop

Cash Severance	$6,000,000	$0	$0	$0	$6,000,000

FY 2020 Bonus	$0	$1,700,000	$1,700,000	$0	$0

Pension	$0	$0	$0	$0	$0

Other Benefits(d)	$1,530,193	$0	$0	$0	$1,530,193

Accelerated Equity(e)	$11,548,737	$12,921,648	$1,372,911	$0	$15,879,560

Total Incremental Benefits	$19,078,930	$14,621,648	$3,072,911	$0	$23,409,753

	No Change in Control			Change in Control

Name	Involuntary Termination(a)	Death or Disability	Retirement(b)	No Termination	Involuntary Termination in connection with a change in control(c)

Dolph Johnson

Cash Severance	$700,000	$0	$0	$0	$2,450,000

FY 2020 Bonus	$0	$0	$0	$0	$0

Pension	$0	$0	$0	$0	$0

Other Benefits(d)	$38,760	$0	$0	$0	$38,760

Accelerated Equity(e)	$0	$1,305,988	$1,221,735	$0	$3,387,725

Total Incremental Benefits	$738,760	$1,305,988	$1,221,735	$0	$5,876,485

(a)

“Involuntary Termination” not in a change in control scenario means termination by the Company without Cause, and for Mr. Goldner, Mr. Frascotti and Mr. Throop, termination by the executive for Good Reason.

(b)	As of December 24, 2020, all named executive officers qualify for early retirement and accelerated vesting of a portion of their equity awards.

(c)	“Involuntary Termination” in a change in control scenario means termination by the Company without Cause or termination by the executive for Good Reason.

(d)

In a change in control scenario, other benefits include the Company’s cost of continued health and welfare benefits coverage and outplacement services. For Mr. Throop, other benefits in the “Involuntary Termination” and “Involuntary Termination in connection with a change in control” scenarios also include payment of a one-time cash bonus of $1,500,000, which becomes payable upon the earlier of his termination of employment (other than for Cause) and December 30, 2021.

(e)

Includes the value of accelerated equity awards pursuant to the terms of the plan, award agreement or individual employment or change in control agreement, as applicable, and summarized below. For awards whose vesting is based on actual performance, the calculations assume a target level of performance is achieved.

Agreements and Arrangements Providing Post-Employment and Change in Control Benefits

The Company provides post-employment benefits through broad-based programs as well as individual agreements for certain executives. Benefits provided through each of the following programs are summarized below and the value of these benefits in various situations is included in the preceding tables.

•	Hasbro Equity Incentive Plans

•	Hasbro Severance Benefit Plan

•	Employment Agreement with Brian Goldner

•	Transitional Advisory Services Agreement with John Frascotti

•	Employment Agreement with Darren Throop

•	Change in Control Severance Plan for Designated Senior Executives

Benefits Under Hasbro Equity Incentive Plans

The executive officers of the Company and certain of the Company’s other employees have received outstanding equity awards, in the form of stock options, restricted stock units and/or contingent stock performance awards, under the Restated 2003 Stock Incentive Performance Plan, as amended (the “2003 Plan”).

Unless modified by the individual employment agreements or equity grant agreements entered into between the Company and an executive officer, all equity awards (including stock options, restricted stock grants, deferred restricted stock units and contingent stock performance awards) under all of the Company’s equity incentive plans are subject to the post-termination provisions which are summarized below, based on the type of termination or the occurrence of a change of control.

Effect of a Change of Control

Option awards, shares of restricted stock, restricted stock units and the target number of shares subject to contingent stock performance awards, will vest upon a change in control only if the executive officer’s employment is terminated by the Company without Cause, or by the executive for Good Reason, each as defined under the 2003 Plan within twenty-four (24) months following a Change of Control, as defined under the 2003 Plan. If an award should vest in accordance with these terms, it is settled in a similar manner as described above for the respective award, but calculated as of the date of the executive’s termination of employment based on the then fair market value of the stock.

Disability Termination

If an executive officer’s employment with the Company is terminated due to a permanent disability of such officer, then, except to the extent this treatment is modified in an individual officer’s employment agreement, for such officer’s outstanding equity awards: (i) all unvested stock option awards immediately vest and become exercisable for a period of one year following the date of such disability, (ii) a pro-rata portion, reflecting the portion of the total vesting period which has elapsed, of restricted stock unit awards immediately vest and (iii) outstanding contingent stock performance awards remain outstanding for the remainder of the performance period and at the end of the performance period the number of shares which would have been earned under the award is pro-rated based on the portion of the performance period prior to the officer’s termination due to disability and such pro-rated number of shares is paid to the officer.

Termination due to Death of an Officer

If an executive officer’s employment with the Company terminates due to the officer’s death, then, except to the extent this treatment is modified in an individual officer’s employment agreement, for such officer’s outstanding equity awards (i) all unvested stock option awards immediately vest and become exercisable for a period of one year following the date of death or the appointment of the executor of such officer’s estate, (ii) a pro-rata portion, reflecting the portion of the total vesting period which has elapsed, of restricted stock unit awards immediately vest and (iii) outstanding contingent stock performance awards are paid out based on the pro-rated portion of the performance period completed prior to the officer’s death, with such pro-rated period applied to the target number of shares subject to such awards.

Retirement

Upon retirement of an executive officer, outstanding equity awards are treated in the following manner: (i) if the retirement qualifies as normal retirement, where the officer is 65 or older and has five or more years of service with the Company, all stock option awards vest and become exercisable for a period of one year following retirement, and (ii) if it qualifies as normal retirement or early retirement, a pro-rata portion, reflecting the portion of the total vesting period which has elapsed, of restricted stock unit awards immediately vest and unearned performance share awards remain outstanding for the remainder of the performance period and at the end of the period the number of shares which are actually earned are pro-rated for the portion of the performance period during which the officer was employed and such pro-rated portion is paid to the retired executive.

Other Voluntary or Involuntary Terminations

For all other terminations of employment of an executive officer, either voluntary or involuntary, except to the extent this treatment is modified in an individual officer’s employment agreement or by action of the Compensation Committee, no additional vesting of equity awards occurs as a result of termination but (i) stock options that were currently exercisable prior to termination remain exercisable for a period of three months following the date of termination and (ii) all unvested restricted shares and stock units, and unearned contingent stock performance awards, are forfeited.

Hasbro Severance Benefit Plan

The Company’s Severance Benefits Plan provides for a basic level of severance benefits and a more substantial level of benefits, subject to the individual signing a severance agreement acceptable to the Company. These benefits are provided if the executive is terminated by the Company without cause. The benefits shown for Ms. Thomas and Mr. Johnson in the preceding tables assume that each officer signs an acceptable severance agreement. For Ms. Thomas and Mr. Johnson the tables reflect the following benefits under the Company’s Severance Benefits Plan: (i) continuation of base salary for a period equal to the greater of 2 weeks for each complete year of service with the Company or one year, (ii) continuation of Health & Welfare benefits for the same period including medical, dental, vision and life insurance, with the Company sharing the cost at the same rate as a similarly situated active employee and (iii) participation in an outplacement program. The amount shown in the tables above assumes one year of participation for each of these executives. However, benefits under the Company’s Severance Benefits Plan cease upon re-employment of an executive, provided that if the individual notifies the Company of the new employment, the Company will provide a lump sum equal to 50% of the remaining severance pay as of the date of new employment.

Employment Agreement with Brian Goldner

In recognition of Mr. Goldner’s critical role in continuing the transformation of Hasbro into a global play and entertainment company and in formulating and executing Hasbro’s future business strategies, effective on October 4, 2012 the Company entered into an Amended and Restated Employment Agreement with him. That agreement was amended in August 2014, December 2016 and most recently in August 2018. As it is amended through the date of this Proxy Statement, the Amended and Restated Employment Agreement is referred to hereafter as the “Goldner Employment Agreement.”

Term

The term of Mr. Goldner’s employment under the Goldner Employment Agreement runs through December 31, 2022.

Compensation

In December 2020, the Committee determined to increase Mr. Goldner’s base salary from $1,600,000 to $1,900,000 as described above. Mr. Goldner is eligible to receive an annual management incentive plan bonus based on a target of one hundred and seventy-five percent (175%) of his earned base salary. In addition to the annual management incentive plan participation, Mr. Goldner is eligible to participate in Hasbro’s long-term incentive programs with an annual long-term equity grant target level equal to 800% of his annualized base salary. The Goldner Employment Agreement provides that Mr. Goldner’s base salary, management incentive bonus target and long-term incentive target will be reviewed in accordance with the Company’s compensation policies for senior executives and will be adjusted in the future to the extent, if any, deemed appropriate by the Compensation Committee of the Company’s Board of Directors.

Under the Goldner Employment Agreement:

•	Mr. Goldner is not eligible for any tax-gross ups with respect to excess parachute payments under Section 4999 and taxes and charges under Section 409A of the Internal Revenue Code;

•	there is no auto-renewal feature; and

•

all of Mr. Goldner’s incentive-based compensation, both cash and equity-based incentive compensation is subject to the Company’s Clawback Policy and to future clawback policies that apply to senior management of the Company.

Ability to Engage in Other Activities

Pursuant to the Goldner Employment Agreement, during Mr. Goldner’s employment with the Company, he may pursue, in any capacity outside his association with Hasbro, any business opportunity that is presented to him in a capacity outside his association with Hasbro, provided that (a) such business opportunity is undertaken on Mr. Goldner’s own time, (b) his pursuit of and/or work on such business opportunity does not interfere in any material respect with the performance of his duties under the Goldner Employment Agreement, (c) the business opportunity is not competitive with Hasbro’s Core Business (as defined below), (d) Mr. Goldner has first offered the business opportunity to Hasbro following certain procedures, and (e) Hasbro has declined to opt to pursue such business opportunity itself.

Post-Employment Restrictions

The Goldner Employment Agreement contains certain post-employment restrictions on Mr. Goldner, including:

•

a two-year non-competition provision which prohibits Mr. Goldner from engaging, in any geographical area in which Hasbro is doing business at the time of the termination of his employment, in Hasbro’s Core Business; and

•

a two-year non-solicitation provision, providing that Mr. Goldner will not (a) solicit or recruit any employee of Hasbro to leave the Company or (b) solicit the business of any clients, customers or accounts of Hasbro.

If Mr. Goldner violates these restrictions and does not cure such violation, the Goldner Employment Agreement provides that he will forfeit and pay to Hasbro the Net Proceeds (as defined in the Goldner Employment Agreement) obtained with respect to any unvested stock options, restricted stock units, contingent stock performance awards or other equity that had been accelerated in connection with the termination of his employment by Hasbro without Cause (as defined in the Goldner Employment Agreement) or by Mr. Goldner for Good Reason (as defined in the Goldner Employment Agreement).

Hasbro is a global play and entertainment company and its core business is defined under the Goldner Employment Agreement as constituting the development, manufacturing, marketing, licensing, selling, distribution and/or other provision of (i) toys, (ii) games (including, without limitation, digital, mobile or online games), and/or (iii) other entertainment (including, without limitation, television, motion pictures, online content, streamed content and/or other forms of entertainment content), provided that in the case of this subsection (iii) only, the entertainment will be considered part of Hasbro’s Core Business only if it is primarily directed at or marketed towards children or children and their families (the “Core Business”).

Treatment Following Various Terminations of Employment

The Goldner Employment Agreement provides for the following treatment upon various terminations of Mr. Goldner’s employment with the Company.

For Cause or Other than for Good Reason. If Mr. Goldner’s employment is terminated by the Company for Cause, or if Mr. Goldner terminates his employment for other than Good Reason, Hasbro will pay Mr. Goldner the compensation and benefits otherwise payable to him through the last day of his actual employment with Hasbro. All stock options, restricted stock units and contingent stock performance awards granted to Mr. Goldner will be treated as provided in the relevant grant agreements and plans, which currently provide that such awards will terminate, except that if Mr. Goldner retires he will receive a pro-rata portion of any shares of stock that are otherwise earned pursuant to his outstanding contingent stock performance awards at the time of his retirement.

For Death or Disability. If Mr. Goldner’s employment is terminated by death or because of Disability (as defined in the Amended Employment Agreement), Hasbro shall pay to Mr. Goldner’s estate or to Mr. Goldner, as the case may be, the compensation which would otherwise be payable up to the end of the month in which the termination of employment occurs, and Hasbro shall pay Mr. Goldner (or his estate, if applicable) an amount equal to the annual management incentive plan bonus that would have been otherwise payable for the fiscal year in which termination of employment occurs based on the actual performance of Hasbro for such year, multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year of termination of employment through the date of such termination, and the denominator of which is 365 (the “Pro-Rata Bonus”).

All then unvested, unexpired stock options, restricted stock units, and contingent stock performance awards granted to Mr. Goldner will vest on death or Disability in accordance with the relevant agreements and plans, provided that if any such award consists of unvested contingent stock performance awards, Mr. Goldner would be entitled to the number of shares of common stock, if any, that would have been earned (had Mr. Goldner’s employment not ended) based on achievement of the applicable targets during the full relevant performance period.

Termination by Hasbro Without Cause or by Mr. Goldner for Good Reason. If, prior to or more than two years following a “Change in Control” (as defined in the Goldner Employment Agreement), Mr. Goldner’s employment is terminated at the election of Hasbro without Cause, or at the election of Mr. Goldner for Good Reason, Mr. Goldner would be entitled to:

•	a severance amount equal to two (2) times his target cash compensation (base salary plus annual bonus) for the fiscal year immediately prior to the year in which termination occurs;

•	the Pro-Rata Bonus;

•

continuation of his then–current level of life insurance and medical, dental and vision coverage, with Hasbro and Mr. Goldner sharing the cost on the same basis as it is shared on the last day of his employment, until the date Mr. Goldner commences new employment or two years from the effective date of termination, whichever is earlier; and

•

acceleration of the vesting of, and lapse of restrictions on, all unexpired, unvested stock options and time- based restricted stock units, such that said stock options and restricted stock units become fully vested as of the termination of Mr. Goldner’s employment. In addition, to the extent Mr. Goldner is the holder of an equity award, he shall be entitled to the number of shares of common stock, if any, that would have been earned (had his employment not ended) based on achievement of the applicable targets during the full relevant performance period for such award, pro-rated by multiplying that number of shares by a fraction, the numerator of which is the number of days from the start of the performance period to the effective date of termination of employment, and the denominator of which is the total number of days in the applicable performance period.

If, within two years following a Change in Control, Mr. Goldner’s employment is terminated by Hasbro without Cause or by Mr. Goldner for Good Reason, Mr. Goldner shall be entitled to:

•

the sum of (1) his base salary through the date of termination to the extent not theretofore paid, (2) his annual bonus for the last fiscal year, to the extent not theretofore paid, (3) the product of (x) the “Highest Annual Bonus” (as defined in the Amended Employment Agreement), and (y) a fraction, the numerator of which is the number of days in the current fiscal year through his date of termination, and the denominator of which is 365, and (4) any compensation previously deferred by Mr. Goldner and any accrued vacation pay, in each case to the extent not theretofore paid;

•

a severance amount (the “Change in Control Severance”) equal to the product of (1) two and (2) the sum of (x) his Average Annual Salary (as defined in the Goldner Employment Agreement) and (y) the greater of (A) the Highest Annual Bonus and (B) the Average Annual Bonus (as defined in the Goldner Employment Agreement);

•

until such date that is three years following the Change in Control, or such longer period as any plan, program, practice or policy may provide, Hasbro will continue providing benefits to Mr. Goldner and/or his family at least equal to those which would have been provided to them if his employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of Hasbro applicable generally to other peer executives and their families during the 90-day period immediately preceding the Change in Control or, if more favorable to Mr. Goldner and/or his family, as in effect generally at any time thereafter with respect to other peer executives of Hasbro and its affiliated companies and their families; and

•

acceleration of vesting of, and lapse of restrictions on, all unexpired, unvested stock options and time- based restricted stock units, such that said stock options and restricted stock units become fully vested as of the termination of Mr. Goldner’s employment. In addition, to the extent Mr. Goldner is the holder of any performance award, he shall be entitled to the number of shares of common stock, if any, that would have been earned (had Mr. Goldner’s employment not ended) based on achievement of the applicable performance targets during the full relevant performance periods, pro-rated by multiplying that number of shares by a fraction, the numerator of which is the number of days from the start of the performance period to the effective date of his termination of employment, and the denominator of which is the total number of days in the applicable performance period.

Transitional Advisory Services Agreement with John Frascotti

From August 2018 through March 31, 2021, John A. Frascotti served as our President and Chief Operating Officer. On April 1, 2021, pursuant to the terms of a Transitional Advisory Services Agreement (the “Frascotti Transition Agreement”) dated October 5, 2020, Mr. Frascotti began serving as a special advisor to the Company, reporting to the Chief Executive Officer, for a one-year term running through April 1, 2022 (the “Transition Term”). Mr. Frascotti is serving out the remainder of his current one-year term as a member of the Board of Directors of the Company, but, as noted elsewhere in the Proxy Statement, will not stand for re-election at the Annual Meeting. The terms of the Frascotti Transition Agreement were described in a Current Report on Form 8-K filed with the SEC on October 7, 2020, which disclosure is incorporated herein by reference.

Employment Agreement with Darren Throop

In connection with the acquisition of eOne, we entered into an amended employment agreement with Darren Throop effective December 30, 2019, which amended his prior employment agreement with eOne (as amended, the “Throop Employment Agreement”). Pursuant to the Throop Employment Agreement, the term of Mr. Throop’s employment will continue until December 30, 2022, unless earlier terminated in accordance with the agreement. Mr. Throop is employed in the position of Chief Executive Officer of eOne, and has overall responsibility for the business, strategy and operations of eOne and its subsidiaries. Mr. Throop reports exclusively to the Chief Executive Officer of Hasbro.

Pursuant to the Throop Employment Agreement, Mr. Throop’s annual base salary is $1,500,000. He is eligible to receive an annual management incentive plan bonus based on a target of 100% of his earned base salary. In addition to the annual management incentive plan participation, Mr. Throop is eligible to participate in Hasbro’s long-term incentive programs with an initial annual long-term equity grant target level equal to 400% of his annualized base salary, which will be reviewed by the Committee. Mr. Throop is entitled to receive a one-time cash bonus of $1,500,000, payable upon the earlier of (i) his termination of employment (other than for Cause as defined in his agreement) or resignation for Good Reason (as defined in this agreement) and (ii) December 30, 2021. As described above, Mr. Throop also received a retention grant of restricted stock units with a value of $12 million, which vests 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date. All incentive compensation to which Mr. Throop is entitled is subject to Hasbro’s Clawback Policy. Mr. Throop is entitled to certain additional benefits under the Throop Employment Agreement, including the non-exclusive use of an apartment in Los Angeles, CA, which is available for use by certain other employees, the use of an automobile and parking pass, life insurance coverage with a death benefit equal to four times his base salary, an annual physical, and certain reimbursements for travel expenses. At the end of the term of the Throop Employment Agreement, if there is no renewal, Mr. Throop’s employment will terminate automatically, and he will receive 18 months of base salary and a bonus payment equity to 100% of his target.

Treatment Following Various Terminations of Employment

The Throop Employment Agreement provides for the following treatment upon various terminations of Mr. Throop’s employment with the Company.

For Cause. If Mr. Throop’s employment is terminated by the Company for Cause (as defined in the Throop Employment Agreement), he will not be entitled to receive any further compensation or benefits other than those that have accrued up to the date of termination.

For Retirement, Death or Disability. If Mr. Throop’s employment is terminated by retirement, death or because of Disability (as defined in the Throop Employment Agreement), he (or his estate) will not be entitled to receive any further compensation or benefits other than those that accrued up to the date of retirement, death or Disability, which accrued benefits include a pro-rated bonus for the year of retirement, death or Disability and any benefits which may be payable upon death or Disability in accordance with any applicable insurance policies.

Termination Without Cause or by Mr. Throop for Good Reason. If Mr. Throop’s employment is terminated by the Company without Cause or by Mr. Throop for Good Reason, Mr. Throop will be entitled to a separation package, payable in a lump sum equal to the greater of (i) two years of base salary and two years of bonus at 100% of target, and (ii) the aggregate base salary and aggregate bonus at 100% of target that Mr. Throop would have earned for the balance of the employment term had Mr. Throop not been terminated. Subject to the terms of the Throop Employment Agreement, he will also be provided with a continuation of all employment related benefits and certain perquisites, other than reimbursement of business expenses, until the earlier of (i) the end of a 24 month period or (ii) the date on which the benefit or perquisite is replaced. In addition, as described above, if not already paid, the one-time cash bonus of $1,500,000, would be payable upon his termination of employment (other than for Cause as defined in his agreement) or resignation for Good Reason (as defined in this agreement).

In the case of the foregoing events, all then unvested, unexpired stock options, restricted stock units, and contingent stock performance awards granted to Mr. Throop will be governed strictly by the rules of Hasbro’s 2003 Stock Incentive Performance Plan and applicable grant agreements.

Subject to the terms of the Throop Employment Agreement, Mr. Throop will be subject to post-employment restrictions, including non-competition and non-solicitation provisions.

Change in Control Severance Plan for Designated Senior Executives

The Company maintains the Hasbro, Inc. Change in Control Severance Plan for Designated Senior Executives (the “Change in Control Plan”). In fiscal 2020, participants in the Change in Control Plan included Ms. Thomas and Messrs. Frascotti and Johnson. Under the Plan, if a Change in Control (as defined in the Change in Control Plan) occurs and the covered executive’s employment is terminated by the Company without Cause (as defined in the Change in Control Plan) or the covered executive resigns from the Company with Good Reason (as defined in the Change in Control Plan) in the 24 month period following the Change in Control, the covered executive will be entitled to the following payments and benefits: (A) two times (i) the sum of the covered executive’s annual base salary in effect on the date of termination (or, if higher, immediately preceding the Change in Control) and (ii) the percentage of earned salary which constitutes the target bonus for the covered executive assuming target Company performance under the annual incentive plan in place at the time of termination, and (B) payment by the Company of the employer and employee premiums for continued health coverage for the covered executive and his/her covered dependents for the shorter of 12 months following cessation of employment and the period for which the individuals are eligible for and elect such coverage.

The annual base salary and target bonus payouts will be reduced by an amount equal to the total of severance payments to which the covered executive is entitled to receive or will receive under any other severance plan, policy or individual agreement applicable to the covered executive’s employment termination. The severance payments and benefits above are subject to the covered executive complying with a non-competition covenant, which is effective while the covered executive is employed by the Company and for a period of 18 months after the covered executive’s employment ends, regardless of the reason for the termination of employment. The Change in Control Plan does not provide for any tax gross-ups and does not provide benefits to the executive unless their employment with the Company is terminated.

CEO Pay Ratio

We are providing the following disclosure in accordance with the requirement of Section 402(u) of Regulation S-K promulgated by the SEC (the “SEC rules”). As is permitted under the SEC rules, to determine our median employee, we chose “base salary” as our consistently applied compensation measure. Our global population was 6,876 employees as of our December 27, 2020 determination date, which aligns with our fiscal year end. We selected an employee with a base salary at the median of our global population of employees (excluding the CEO). We determined that person’s total compensation (as would be computed for purposes of the Summary Compensation Table) was $74,674. The 2020 total compensation for our CEO, as shown in our Summary Compensation Table on page 58, was $16,668,010. As a result, our estimate of the ratio of CEO pay to median employee pay is 223:1.

This ratio is a reasonable estimate calculated using a methodology consistent with the SEC rules, as described above. As the SEC rules allow for companies to adopt a wide range of methodologies, to apply country exclusions and to make reasonable estimates and assumptions that reflect their compensation practices to identify the median employee and calculate the CEO pay ratio, the pay ratios reported by other companies may not be comparable to the pay ratio reported above.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board as of the 2020 fiscal year end were Lisa Gersh (Chair), Kenneth Bronfin, Crispin Davis, Tracy Leinbach, Laurel Richie and Edward Philip. None of the members of the Compensation Committee during fiscal 2020 had at any time been an officer or employee of the Company or of any of its subsidiaries. No executive officer of the Company served as a member of the compensation committee or board of directors of any other entity which had an executive officer serving as a member of the Company’s Board or Compensation Committee during fiscal 2020.

Shareholder Advisory Vote on Compensation for Named Executive Officers (Proposal 2)

Pursuant to Section 14A of the Exchange Act, we are seeking shareholder approval for the compensation of our Named Executive Officers, as such compensation is described in this Proxy Statement under the headings “Compensation Discussion and Analysis” beginning on page 30, and “Executive Compensation” beginning on page 58. Shareholders are urged to carefully review the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement.

Shareholders are being asked to vote on the following advisory resolution:

RESOLVED, that the shareholders of Hasbro, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as such compensation is disclosed pursuant to the rules of the Securities and Exchange Commission in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

At our 2017 Annual Meeting we recommended to our shareholders that we have an annual advisory vote on the compensation of our Named Executive Officers. The recommendation of having this vote annually was overwhelmingly supported by our shareholders, with 91% of the shares voted on that proposal indicating they supported an annual vote. In keeping with the expressed interests of our shareholders, we plan to submit annual advisory votes to our shareholders.

Hasbro has engaged regularly with our shareholders on governance and compensation matters for several years. We do this as part of our commitment to be responsive to shareholders and to ensure that our actions are informed by the viewpoints of you, our investors. The views expressed by our shareholders on our executive compensation programs are carefully considered by the Compensation Committee and the full Board of Directors as they design our compensation programs. Feedback from our investors is taken into account by our Committee in structuring our executive compensation program. At our 2018, 2019 and 2020 Annual Meetings approximately 96.8%, 96.7% and 94.6%, respectively, of the shares voting approved the compensation of our Named Executive Officers.

We have designed our compensation programs for our Named Executive Officers in the way we believe enables the Company to attract and retain top executive talent, maximizes the performance of those executives in furthering the objectives of the Company, aligns our realized executive compensation with the Company’s performance in meeting its financial and strategic objectives and with the delivery of total shareholder return, and promotes the creation of long-term shareholder value, all while containing the cost of the executive compensation program to a level the Compensation Committee believes is reasonable and appropriate. To further these objectives, the vast majority of the compensation opportunity for our Named Executive Officers is tied to achievement of Company performance targets which are based upon our Board approved operating and strategic plans and/or to increases in the value of our stock. We design our executive compensation program in the way we believe best promotes the interests of you, our shareholders and we are committed to being responsive to the views of our shareholders on our compensation programs and governance practices.

Approval

Although the vote is non-binding, the Board of Directors and Compensation Committee of the Company will carefully consider the results of this vote in connection with their ongoing evaluation, and establishment, of the Company’s compensation arrangements and programs for the Company’s Named Executive Officers.

The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Meeting on this shareholder advisory vote is required for approval of the resolution. Abstentions are considered shares entitled to vote on the proposal and as such abstentions are the equivalent of a vote against the proposal. In contrast, broker non-votes are not counted as present and entitled to vote on the proposal for purposes of determining if the proposal receives an affirmative vote of a majority of the shares present and entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADVISORY APPROVAL OF THE COMPANY’S COMPENSATION FOR ITS NAMED EXECUTIVE OFFICERS.

Proposal to Ratify the Selection of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the 2021 Fiscal Year (Proposal 3)

The Audit Committee has selected KPMG LLP (“KPMG”), independent registered public accounting firm, to perform the integrated audit of the consolidated financial statements and effectiveness of internal control over financial reporting of the Company for the fiscal year ending December 26, 2021 (“Fiscal 2021”), and the Company’s Board has ratified this selection. A representative of KPMG is expected to be present at the Meeting, will have the opportunity to make a statement if so desired, and will be available to respond to appropriate questions.

The Board is submitting the selection of KPMG as the Company’s independent registered public accounting firm for Fiscal 2021 to the shareholders for their ratification. The Audit Committee of the Board bears the ultimate responsibility for selecting the Company’s independent registered public accounting firm and makes the selection it deems best for the Company and the Company’s shareholders. As such, the failure by the shareholders to ratify the selection of the independent registered public accounting firm made by the Audit Committee will not require the Audit Committee to alter its decision. Similarly, ratification of the selection of KPMG as the independent registered public accounting firm does not limit the Committee’s ability to change this selection in the future if it deems appropriate. The Report of the Audit Committee following this proposal contains a discussion of the factors considered by the Audit Committee in selecting the independent registered public accounting firm.

In connection with submitting the selection of KPMG as the Company’s independent registered public accounting firm for Fiscal 2021 to the shareholders for their ratification the Audit Committee notes:

•

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed KPMG LLP as the Company’s independent external auditor for Fiscal 2021.

•

Peat, Marwick, Mitchell & Co. was retained by the Company as its external auditor and issued an auditors’ report in connection with the Company’s initial public offering of stock in 1968. KPMG was formed in 1987 when Peat Marwick International and Klynveld Main Goerdeler merged along with their respective member firms. As such, KPMG, or a predecessor firm of KPMG, has been retained as the Company’s external auditor since at least 1968.

•	The Audit Committee is responsible for approval of the audit fees associated with the Company’s retention of KPMG.

•	In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm.

•

In conjunction with the mandated rotation of KPMG’s lead engagement partner for the Company, the Audit Committee and its Chair are involved in reviewing and considering the selection of the replacement lead engagement partner.

•	The members of the Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Company’s external auditor is in the best interests of the Company and its investors.

Approval

The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Meeting on the ratification of the selection of KPMG is required for approval. Abstentions are considered shares entitled to vote on the proposal and as such abstentions are the equivalent of a vote against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2021.

Report of the Audit Committee of the Board of Directors

The Audit Committee is comprised solely of non-employee directors, each of whom has been determined by the Board to be independent under the Company’s Standards for Director Independence and the requirements of The NASDAQ Stock Market’s corporate governance listing standards.

All five of the Audit Committee members possess significant financial, business and accounting expertise.

•

Ms. Cochran, Chair of the Committee, joined the Madrona Venture Group as a partner in 2017 and became Managing Director in 2018. Prior to that, Ms. Cochran served in senior finance positions with several companies, most recently as Chief Financial Officer of King Digital Entertainment plc from 2013 to 2016, and as Chief Financial Officer of Clearwire, Inc. prior to that.

•

Mr. Bronfin has served as Senior Managing Director of Hearst Ventures, a strategic investment division of diversified media, information and services company Hearst Corporation, since 2013. Prior to that, he was Deputy Group Head of Hearst Interactive Media.

•

Ms. Gersh has served in senior operating and executive positions with several media and brand-driven companies. Most recently Ms. Gersh was Chief Executive Officer of Alexander Wang. Prior to that Ms. Gersh served as President and Chief Executive Officer of Goop, Inc., and prior thereto as President and Chief Executive Officer of Martha Stewart Living Omnimedia, Inc.

•

Ms. Leinbach served as Executive Vice President and Chief Financial Officer of Ryder System, Inc. from 2003 to 2006. Prior thereto her twenty-one year career with Ryder included multiple senior operating and financial roles, including service as controller and chief financial officer of several of Ryder’s subsidiaries.

•

Ms. Zecher has over thirty-five years of business and operating experience across a number of companies and industries, including in her role as President and Chief Executive Officer of Houghton Mifflin Harcourt Company from 2011 to 2016, and currently as Chief Executive Officer and Managing Partner of the Barkley Group.

The Audit Committee operates under a written charter, which is available on the Company’s website at https://hasbro.gcs-web.com/corporate-governance. Under the charter, the Audit Committee’s primary purpose is to:

•	Appoint the independent registered public accounting firm (hereafter referred to as the independent auditors) and oversee the independent auditors’ work; and

•	Assist the Board in its oversight of the:

○	Integrity of the Company’s consolidated financial statements and financial reporting;

○	Company’s compliance with legal and regulatory requirements;

○	Company’s system of internal controls;

○	Company’s significant financial and other risks and exposures;

○	Independent auditors’ qualifications and independence; and

○	Performance of the Company’s internal audit function and independent auditors.

In carrying out these responsibilities the Audit Committee reviews all earnings releases and quarterly and annual financial reports prepared by management, and discusses such releases and reports with management, prior to their issuance and filing with the SEC. The Audit Committee supervises the relationship between the Company and the independent auditors and has direct responsibility for the appointment and compensation of the independent auditors, as well as for reviewing and approving the scope of the audit and all audit and permitted non-audit services.

The Committee met eleven (11) times during 2020. Many of the Committee’s meetings include executive sessions in which the Committee meets separately with the independent auditors, the Company’s head of internal audit and with other members of the Company’s management.

As part of its oversight function, the Audit Committee discusses with the Company’s internal auditor and independent auditors, with and without management present, the overall scope and plans for their respective audits, and the Committee approves such audit plans. The Audit Committee reviews the Company’s programs and key initiatives to implement and maintain effective internal controls over financial reporting and disclosure controls, including the Company’s code of conduct. The Audit Committee maintains procedures for receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, as well as a policy regarding the hiring of former employees of the independent auditor.

The Audit Committee assists the Board in risk oversight for the Company by reviewing and discussing with management, internal auditors, internal legal and compliance personnel and the independent auditors the Company’s significant financial and other risks and exposures, and guidelines and policies relating to enterprise risk assessment and risk management, including the Company’s procedures for monitoring and controlling such risks.

The Audit Committee meets with the Company’s head of internal audit, and with the independent auditors, with and without management present, to discuss the results of their audits, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee reviews and discusses with management and the independent auditors all annual and quarterly consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to their filing with the SEC. The Audit Committee also discusses with management, on a quarterly basis, management’s evaluation of the Company’s internal controls over financial reporting and disclosure controls.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. In selecting the independent auditor the Audit Committee reviews the recent and historical performance of the current independent auditors and their expertise and capability in handling the types and breadth of issues facing the Company and the geographic reach of the Company’s business, discusses with management their view on the performance of the auditor, reviews and discusses the results of the most recent Public Company Accounting Oversight Board (United States) (PCAOB) and peer reviews of the current independent auditor, as well as any significant regulatory or legal proceedings involving the independent auditor, considers the tenure of the independent auditors, including the benefits from knowledge gained by the auditors of the Company’s business over time, reviews the reasonableness of the independent auditors’ fees, discusses alternate potential choices for independent auditor and considers the relative merits of retaining the current independent auditor as compared to appointing another independent auditor. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent audit firm.

The Audit Committee is directly responsible for approving the fees of the independent auditors and in doing so they review fee benchmarking information regarding audit and non-audit fees paid by multinational companies which are comparable in terms of size, complexity, and type of financial and accounting issues to the Company. When the audit engagement partner is due to rotate off the Company’s audit team following five years of service, the Audit Committee and its Chair meet with the potential candidates within the independent auditors to replace the audit engagement partner and the Committee is involved in reviewing and considering the selection of the audit engagement partner to ensure the Company receives the highest quality replacement.

While the Audit Committee selects the independent auditors and oversees their work, the independent auditors are responsible for performing an independent integrated audit of the Company’s consolidated financial statements and effectiveness of internal control over financial reporting and issuing an opinion as to whether the consolidated financial statements conform with accounting principles generally accepted in the United States of America and an opinion as to the effectiveness of internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited consolidated financial statements for the fiscal year ended December 27, 2020 and the Company’s report on the effectiveness of internal controls over financial reporting as of December 27, 2020, as well as the independent auditors’ audit of those financial statements and the Company’s internal controls over financial reporting. The Audit Committee has also reviewed and discussed with the independent auditors the matters required to be discussed by the PCAOB and the SEC. In addition, the Audit Committee discussed with the independent auditors the audit and permitted non-audit services they provide to the Company and any other matters that might impact their independence from management, the Audit Committee has determined that the approved non-audit services being provided by the independent auditor do not impact the auditor’s independence, and the Audit Committee has received from the independent auditors the written disclosures and letters required by the applicable requirements of the PCAOB.

Based on its review and discussions with management and the independent auditors referred to in the preceding paragraph and the other oversight actions discussed above, the Audit Committee recommended to the Board and the Board approved the inclusion of the audited consolidated financial statements for the fiscal year ended December 27, 2020 in the Company’s Annual Report on Form 10-K for filing with the SEC. The Audit Committee has also selected, and the Board has approved the selection of, KPMG LLP as the independent auditor for fiscal 2021.

Report issued by the members of the Audit Committee as of the 2020 fiscal year end.

Hope F. Cochran (Chair)

Kenneth A. Bronfin

Lisa Gersh

Tracy A. Leinbach

Linda K. Zecher

Additional Information Regarding Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP for the integrated audits of the Company’s annual consolidated financial statements and effectiveness of internal control over financial reporting for fiscal 2020 and 2019, as well as fees for other services rendered by KPMG to the Company during fiscal 2020 and 2019.

	2020	2019

Audit Fees(1)	$8,300,000	$6,130,000

Audit-Related Fees(2)	$169,000	$715,000

Tax Fees(3)	$1,075,000	$1,220,000

All Other Fees	—	—

Total Fees	$9,544,000	$8,065,000

(1)

Audit Fees consist of services related to the integrated audit of the Company’s consolidated financial statements and effectiveness of internal control over financial reporting. Audit fees also include consultations on accounting and reporting matters, as well as services generally only the independent auditor can reasonably be expected to provide, such as statutory audits and services in connection with filings with the SEC.

(2)

Audit-Related Fees consist of fees for audits of financial statements of employee benefit plans, accounting and reporting consultations, issuance of comfort letters in connection with the Company’s 2019 equity and debt offerings, and agreed upon procedures reports.

(3)

Tax Fees consist primarily of fees for tax compliance services, such as assistance with the preparation of tax returns and in connection with tax examinations, as well as fees for other tax consultations rendered to the Company.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

Consistent with the rules and regulations of the SEC regarding auditor independence, the Audit Committee has responsibility for appointing, approving compensation for and overseeing the services of the independent registered public accounting firm (hereafter referred to as the independent auditors). In fulfilling this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services to be provided by the independent auditors.

Prior to engagement of the independent auditor for the fiscal year, management of the Company submits to the Audit Committee for the Audit Committee’s pre-approval:

•	A description of, and estimated costs for, the proposed audit services to be provided by the independent auditors for that fiscal year.

•

A description of, and estimated costs for, the proposed non-audit services to be provided by the independent auditors for that fiscal year. These non-audit services are comprised of permissible audit-related, tax and other services, and descriptions and estimated costs are proposed for these permissible non-audit services.

Audit and permissible non-audit services which are pre-approved by the Audit Committee pursuant to this review may be performed by KPMG during the fiscal year. During the course of the year, management periodically reports to the Audit Committee on the audit and non-audit services which are being provided to the Company pursuant to these pre-approvals.

In addition to pre-approving all audit and permissible non-audit services at the beginning of the fiscal year, the Audit Committee has also instituted a procedure for the consideration of additional services that arise during the course of the year for which the Company desires to retain KPMG. Pre-approval of such services can be made either pursuant to a policies and procedures approach, or pursuant to specific approval. Under a policies and procedures approach, the Audit Committee has specified that additional services in the following categories can be undertaken by KPMG if they fall within the individual dollar limits per project and aggregate dollar limits for all projects of that type per year set forth below and are reported to the Audit Committee at its next meeting:

Category of Service	Individual Limit	Aggregate Limit

Accounting/Reporting Advice	$5,000	$15,000

Other Audit-related services	$5,000	$15,000

Tax Compliance	$20,000	$50,000

Tax Advice	$25,000	$50,000

Customs and VAT	$10,000	$25,000

For additional projects that do not fall within the policies and procedures limits set forth above, those projects can be specifically pre-approved by the Audit Committee in the following manner. For individual projects with estimated fees of $75,000 or less which have not previously been pre-approved by the Audit Committee, the Chair of the Audit Committee is authorized to pre-approve such services. The Chair of the Committee reports any services which are pre-approved in this manner to the full Audit Committee at its next meeting. Any proposed additional projects with an estimated cost of more than $75,000 must be pre-approved by the full Audit Committee prior to the engagement of KPMG.

Voting Securities and Principal Holders Thereof

Security Ownership of Certain Beneficial Owners

The following table sets forth information, as of March 5, 2021 (except as noted), with respect to the ownership of the Common Stock (the only class of outstanding equity securities of the Company) by certain persons known by the Company to be the beneficial owners of more than 5% of such stock. There were 137,554,634 shares of Common Stock outstanding on March 5, 2021.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

The Vanguard Group (“Vanguard”)(1) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	14,899,461	10.8%

Capital Research Global Investors(2) 33 South Hope Street Los Angeles, CA 90071	13,452,450	9.8%

BlackRock, Inc. (“BlackRock”)(3) 55 East 52nd Street New York, New York 10055	11,543,005	8.4%

Alan G. Hassenfeld(4) Hassenfeld Family Initiatives LLC 101 Dyer Street, Suite 401 Providence, Rhode Island 02903	8,381,226	6.1%

(1)

Includes 206,051 shares over which Vanguard shares voting power, 14,335,977 shares over which Vanguard has sole power to dispose or direct the disposition, and 563,484 shares over which Vanguard shares the power to dispose or direct the disposition. This information is based solely upon a review of the Schedule 13G reports or related amendments filed with the SEC with respect to holdings of the Company’s Common Stock as of December 31, 2020.

(2)	This information is based solely upon a review of the Schedule 13G reports or related amendments filed with the SEC with respect to holdings of the Company’s Common Stock as of December 31, 2020.

(3)

BlackRock has sole power to vote or to direct the vote of 10,158,552 shares and sole power to dispose or direct the disposition of all 11,543,005 shares. This information is based solely upon a review of the Schedule 13G reports or related amendments filed with the SEC with respect to holdings of the Company’s Common Stock as of December 31, 2020.

(4)

Includes 2,857,831 shares held as one of the trustees of trusts for the benefit of family members and/or Mr. Hassenfeld, 4,993,064 shares held as sole trustee of trusts for Mr. Hassenfeld’s benefit and 30,521 shares the receipt of which is deferred until Mr. Hassenfeld retires from the Board. Also includes 495,191 shares owned by The Hassenfeld Foundation, of which Mr. Hassenfeld is an officer and one of the directors. Mr. Hassenfeld disclaims beneficial ownership of all shares except to the extent of his proportionate pecuniary interest therein. This information is based upon information furnished by the shareholder or contained in filings made with the SEC.

Security Ownership of Management

The following table sets forth information, as of March 5, 2021, with respect to the ownership of the Common Stock (the only class of outstanding equity securities of the Company) by each current director of the Company or nominee for election to the Board, each Named Executive Officer and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

Name of Director, Nominee or Executive Officer (1)	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)

Kenneth A. Bronfin (2)	38,277	*

Michael R. Burns	12,198	*

Hope F. Cochran	9,055	*

Crispin H. Davis (3)	17,561	*

John A. Frascotti (4)	303,127	*

Lisa Gersh (5)	54,317	*

Brian D. Goldner (6)	2,232,701	1.6%

Alan G. Hassenfeld (7)	8,381,226	6.1%

Dolph Johnson (8)	84,616	*

Tracy A. Leinbach (9)	33,347	*

Edward M. Philip (10)	95,027	*

Laurel J. Richie (11)	1,040	*

Richard S. Stoddart (12)	24,267	*

Deborah M. Thomas (13)	189,295	*

Darren Throop(14)	42,640	*

Mary Beth West (15)	9,055	*

Linda K. Zecher (16)	20,320	*

All Directors and Executive Officers as a Group (includes 27 persons) (17)	11,770,414	8.4%

*	Less than one percent.

(1)	Information in this table is based upon information furnished by each director and executive officer. There were 137,554,634 shares of Common Stock outstanding on March 5, 2021.

(2)

Comprised of 27,404 shares the receipt of which is deferred until Mr. Bronfin retires from the Board as well as 4,873 shares deemed to be held in Mr. Bronfin’s stock unit account under the Deferred Plan.

(3)	Comprised of 9,738 shares the receipt of which is deferred until Mr. Davis retires from the Board as well as 7,823 shares deemed to be held in Mr. Davis’ stock unit account under the Deferred Plan.

(4)	Includes currently exercisable options and options exercisable within sixty days of March 5, 2021 to purchase an aggregate of 211,183 shares and 19,200 shares held jointly with his wife.

(5)	Includes 25,674 shares the receipt of which is deferred until Ms. Gersh retires from the Board and 26,226 shares deemed to be held in Ms. Gersh’s stock unit account under the Deferred Plan.

(6)

Includes currently exercisable options and options exercisable within sixty days of March 5, 2021 to purchase an aggregate of 1,066,881 shares, 57,787 restricted stock units, which are payable in shares to Mr. Goldner upon Mr. Goldner’s retirement from the Company and 1,050,228 shares held by the Brian D. Goldner Trust. Does not include 30,367 shares held by the Barbara S. Goldner Trust (Mr. Goldner’s wife’s trust), of which shares Mr. Goldner disclaims beneficial ownership.

(7)	See note (4) to the immediately preceding table.

(8)	Includes currently exercisable options and options exercisable within sixty days of March 5, 2021 to purchase 64,317 shares.

(9)	Includes 10,369 shares the receipt of which is deferred until Ms. Leinbach retires from the Board.

(10)	Comprised of 40,948 shares the receipt of which is deferred until Mr. Philip retires from the Board and 54,079 shares deemed to be held in Mr. Philip’s stock unit account under the Deferred Plan.

(11)	Comprised of 1,040 shares the receipt of which is deferred until Ms. Richie retires from the Board.

(12)	Comprised of 13,598 shares the receipt of which is deferred until Mr. Stoddart retires from the Board and 10,669 shares deemed to be held in Mr. Stoddart’s stock unit account under the Deferred Plan.

(13)	Includes currently exercisable options and options exercisable within sixty days of March 5, 2021 to purchase 94,663 shares.

(14)	Includes currently exercisable option and options exercisable within sixty days of March 5, 2021 to purchase 25,836 shares.

(15)	Comprised of 4,195 shares the receipt of which is deferred until Ms. West retires from the Board and 4,860 shares deemed to be held in Ms. West’s stock unit account under the Deferred Plan.

(16)	Comprised of 11,122 shares the receipt of which is deferred until Ms. Zecher retires from the Board and 8,380 shares deemed to be held in Ms. Zecher’s stock unit account under the Deferred Plan.

(17)

Of these shares, all directors and executive officers as a group have sole voting and dispositive power with respect to 11,740,047 shares and have shared voting and/or dispositive power with respect to 514,391 shares. Includes 1,600,271 shares purchasable by directors and executive officers upon exercise of currently exercisable options, or options exercisable within sixty days of March 5, 2021; 174,609 shares deemed to be held in director stock unit accounts under the Deferred Plan; 112,050 shares the receipt of which has been deferred by directors until they retire from the Board and 57,787 vested restricted stock units held under the Restated 2003 Stock Incentive Performance Plan, as amended.

Equity Compensation Plans

The following table summarizes information, as of December 27, 2020, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock, restricted stock units, performance shares or other rights to acquire shares may be granted from time to time.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)

Equity compensation plans approved by shareholders(1)	4,669,002	(2)	$88.16	7,617,476	(4)

Equity compensation plans not approved by shareholders	0		—	0

Total	4,669,002	(2)	$88.16	7,617,476	(4)

(1)	The only shareholder approved plan which was in effect as of December 27, 2020 was the Company’s Restated 2003 Stock Incentive Performance Plan, as amended (the “2003 Plan”).

The 2003 Stock Option Plan for Non-Employee Directors (the “2003 Director Plan”) was terminated effective as of December 31, 2005. Although no further awards may be made under the 2003 Director Plan, awards outstanding at the time of plan termination continue in effect in accordance with the terms of the award.

Included in shares which may be issued pursuant to outstanding awards is the target number of shares subject to outstanding contingent stock performance awards under the 2003 Plan. The actual number of shares, if any, which will be issued pursuant to these awards may be higher or lower than this target number based upon the Company’s achievement of the applicable performance goals over the performance periods specified in these awards. Also included in shares to be issued pursuant to outstanding awards are shares granted to outside directors to the extent that such directors deferred receipt of those shares until they retire from the Board.

(2)

Comprised of 2,862,304 shares subject to outstanding option awards, 587,136 shares subject to outstanding contingent stock performance awards (reflecting such awards at their actual payout percentage for those awards where the performance period has been completed and target numbers for those awards where the performance period has not been completed), 1,044,953 shares subject to outstanding restricted stock unit awards and 174,609 shares subject to deferred stock awards.

(3)	The weighted average exercise price of outstanding options, warrants and rights excludes restricted stock units and performance-based stock awards, which do not have an exercise price.

(4)	All such shares are eligible for issuance as contingent stock performance awards, restricted stock or deferred restricted stock, or other stock awards under the 2003 Plan.

Certain Relationships and Related Person Transactions

The Company has a policy that any transaction which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, with respect to a director or nominee for election as a director, must be reviewed and approved or ratified by the Company’s full Board, excluding any director interested in such transaction. All other related person transactions which would require disclosure under Item 404(a), including, without limitation, those involving executive officers of the Company, must be reviewed and approved or ratified by either the Company’s full Board or a committee of the Board which has been delegated with such duty. Any such related person transactions will only be approved or ratified if the Board, or the applicable committee of the Board, determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest which would be detrimental to the Company. This policy is contained in Section 20, entitled “Code of Conduct; Conflicts of Interest” of the Company’s Corporate Governance Principles.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires Hasbro’s executive officers and directors and persons who beneficially own more than 10% of our Common Stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish Hasbro with copies of all Section 16(a) reports that they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, we believe that during fiscal 2020 all Reporting Persons complied with all applicable reporting requirements under Section 16(a), except for one late report on Form 4 filed on November 9, 2020, to report the November 3, 2020 sale of 7,168 shares of Common Stock pursuant to a Rule 10b5-1 trading plan by Deborah Thomas, which was filed late after discovering that the filing was not accepted on the due date due to Edgar transmission issues.

Other Business

Management knows of no other matters that may be presented to the Meeting. However, if any other matter properly comes before the Meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

Important Notice Regarding Delivery of Shareholder Documents

In accordance with a notice sent to certain street name shareholders of our Common Stock who share a single address, only one copy of the Notice of Internet Availability of Proxy Materials or proxy materials for the year ended December 27, 2020 is being sent to that address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate copy of the Notice of Internet Availability of the Proxy Materials, the Proxy Statement or our Annual Report on Form 10-K for the year ended December 27, 2020, he or she may contact Debbie Hancock, Senior Vice President of Investor Relations, Hasbro, Inc., 1011 Newport Avenue, Pawtucket, Rhode Island 02861, phone (401) 727-5401, and we will deliver those documents to such shareholder promptly upon receiving the request. Any such shareholder may also contact our Investor Relations Department using the above contact information if he or she would like to receive separate Notices of the Internet Availability of Proxy Materials or proxy statements and annual reports in the future. If you are receiving multiple copies of our Notice of Internet Availability of the Proxy Materials, annual report or proxy statement, you may request householding in the future by contacting the Investor Relations Department using the above contact information.

Cost and Manner of Solicitation

The cost of soliciting proxies in the accompanying form has been or will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company will reimburse them for any reasonable expenses incurred in connection therewith. The Company has also retained Morrow Sodali LLC, 470 West Avenue, Stamford CT 06902 to aid in the solicitation of proxies at an estimated cost of $12,500 plus reimbursement of reasonable out-of-pocket expenses. In addition to use of mail, proxies may be solicited by officers and employees of the Company or of Morrow Sodali LLC in person or by telephone.

It is important that your shares be represented at the Meeting. If you are unable to be present in person, you are respectfully requested to vote by Internet, by telephone or by marking, signing and dating a proxy and returning it in as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors

Tarrant Sibley

Executive Vice President, Chief Legal Officer & Corporate Secretary

Dated: April 1, 2021

Pawtucket, Rhode Island

Appendix A — Standards for Director Independence

The following are the standards that will be employed by the Hasbro, Inc. (the “Company”) Board of Directors in determining issues of director independence pursuant to applicable legal requirements and the rules of The NASDAQ Stock Market. For purposes of these standards (i) the Company is meant to include not only Hasbro, Inc., but all of its subsidiaries and divisions, and (ii) a director’s immediate family is deemed to include the following relationships, whether by blood, marriage or adoption: the director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law, or anyone else residing in such person’s home.

•

The Board of Directors (the “Board”) must affirmatively determine that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization which has a relationship with the Company). The Company will disclose this determination in compliance with all applicable rules and regulations.

•

No director who is an employee (or whose immediate family member is an executive officer) of the Company can be independent until at least three years after such employment or executive officer relationship has ended.

•

No director who is affiliated with or employed by (or whose immediate family member is affiliated or employed in a professional capacity by) a present or former internal or external auditor of the Company can be independent until at least three years after the end of either the affiliation or the employment or auditing relationship.

•

No director can be independent if he or she directly or indirectly receives from the Company any fees or compensation other than that which is related solely to his or her (i) service as a member of the Board or one of its committees, (ii) benefits under a tax-qualified retirement plan or (iii) non-discretionary compensation. A director who accepts any consulting, advisory or other compensatory fees from the Company other than in this connection will not be considered independent. The same prohibition applies with respect to members of a director’s immediate family, with the exclusion of compensation received by an immediate family member as a non-executive officer employee of the Company, which will be considered in making an independence determination, but which does not preclude a determination of independence.

•

No director who (or whose immediate family member) is employed as an executive officer of another entity where any of the Company’s present executives serve on that entity’s compensation committee can be independent until at least three years after the end of such service or employment relationship.

•

No director who is an executive officer, partner, controlling shareholder or an employee (or whose immediate family member is an executive officer, partner or controlling shareholder) of an entity (including a charitable entity) that makes payments to or receives payments from the Company in amount which, in any single fiscal year, exceeds the greater of $200,000 or 5% of such entity’s consolidated gross revenues, can be independent until three years after falling below such threshold.

•

No director who is performing, or is a partner, member, officer, director or employee of any entity performing, paid consulting, legal, investment banking, commercial banking, accounting, financial advisory or other professional services work (“professional services”) for the Company can be independent until three years after such services have ended.

Additional Relationships to Consider in Determining Director Independence

The following are suggested parameters that the Board has agreed to consider in determining whether a director has a material relationship or affiliation with the Company that would impact a finding of independence. If a director satisfies all of the criteria set forth below it would suggest that the director, absent other contrary considerations, does not have a material relationship with the Company and is independent. If a director fails to satisfy one or more of the criteria set forth below, further Board inquiry and discussion is needed to determine if the director has a material relationship with the Company or may be found independent.

Business and Professional Relationships of Directors and Their Family Members

•

The director is not currently providing personally, and has not provided personally within the past three years, property, goods or services (other than services as a member of the Board or any committees thereof) to the Company or any of its executive officers.

   A-1

•

No member of the director’s immediate family is currently providing personally, or has provided personally within the past three years, property, goods or services (other than services as an unpaid intern of the Company) to the Company or any of its executive officers.

•

The director is not currently receiving personally, and has not received personally within the past three years, property, goods or services from the Company. The foregoing requirements do not apply to compensation, services or goods paid or provided to the director solely in connection with the director’s service on the Board or any committees thereof, including $1,000 or less a year in the Company’s products which may be given to the director or one or more of the director’s family members as a director benefit.

•

No member of the director’s immediate family is currently receiving personally, or has received personally within the past three years, property, goods or services from the Company, excluding the de minimus Company product benefit mentioned above. The foregoing requirements do not apply to unpaid internships provided to a member of the director’s immediate family.

•

The director is not an executive officer or employee of any entity to which the Company was indebted at any time within the past three years or which was indebted to the Company at any time within the past three years in an amount that exceeded at the end of any such year the greater of (i) 2% of such entity’s consolidated assets or (ii) $1,000,000.

Compensation

•

Notwithstanding the restriction described above with respect to direct or indirect receipt of consulting, advisory or other compensatory fees other than in connection with Board or committee service, arrangements between the Company and (i) entities affiliated with the director or (ii) immediate family members of the director, which may be deemed to provide a form of indirect compensation to the director, will not result in a loss of status as an independent director provided such relationships do not violate the requirements set forth above.

Charitable Relationships

•	The director is not an executive officer or an employee of an entity that has received charitable contributions from the Company in excess of $100,000 in any of the past three fiscal years.

•

No member of the director’s immediate family is an executive officer of an entity that has received charitable contributions from the Company in excess of $100,000 in any of the past three fiscal years.

Stock Ownership

•	The director’s stock ownership, as determined in accordance with the rules of the SEC as applied to preparation of proxy statements, does not exceed 5% of the Company’s outstanding stock.

Other Family Relationships

•	The director is not related to any other member of the Company’s board of directors or any officer of the Company.

   A-2

Appendix B — GAAP to Non-GAAP Reconciliation

The Company has used non-GAAP financial measures as defined under SEC rules, specifically adjusted operating profit, adjusted net earnings, and adjusted net earnings per diluted share, which exclude, where applicable, the impact of eOne acquisition and related costs, acquired intangible amortization, and charges associated with other severance costs, the Toys“R”Us liquidation, asset impairments, tax reform in the U.S. and U.K. and the settlement of the Company’s U.S. pension plan. The Company has also included non-GAAP financial measures of EBITDA and Adjusted EBITDA. EBITDA represents net earnings attributable to Hasbro, Inc. excluding interest expense, income taxes, depreciation and amortization. Adjusted EBITDA also excludes the impact of the charges/gains noted above.

As required by SEC rules, the Company has provided reconciliations of these measures to the most directly comparable GAAP measure. Management believes that adjusted net earnings, adjusted net earnings per diluted share and adjusted operating profit provides investors with an understanding of the underlying performance of our business absent unusual events. Management believes that EBITDA and Adjusted EBITDA are appropriate measures for evaluating the operating performance of our business because they reflect the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet and make strategic acquisitions. These non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in our consolidated financial statements and filings with the SEC. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America.

Reconciliation of as Reported to Adjusted Operating Results

(Unaudited)

(Thousands of Dollars)

Non-GAAP Adjustments Impacting Operating Profit

	Year Ended

	December 27, 2020		December 29, 2019		December 30, 2018

(all adjustments reported after-tax)	Pre-tax adjustments	Post-tax adjustments	Pre-tax adjustments	Post-tax adjustments	Pre-tax adjustments	Post-tax adjustments

eOne Acquisition and Related Costs(1)	$218,566	$188,557	$17,778	$16,365	$—	$—

Acquired Intangible Amortization(2)	97,856	80,731	—	—	—	—

Severance(3)	8,470	7,422	—	—	89,349	77,948

Incremental costs impact of Toys“R”Us(4)	—	—	—	—	60,360	52,829

Asset Impairments(5)	—	—	—	—	117,556	96,928

	$324,892	$276,710	$17,778	$16,365	$267,265	$227,705

(1)

In association with the Company’s acquisition of eOne in the first quarter of 2020, the Company incurred related expenses of $218,566 and $17,778 in the years ended December 27, 2020 and December 29, 2019, respectively.

a.	The expenses of $218,566 in the year ended December 27, 2020 were included in Acquisition and Related Costs, and compromised of the following:

i.

Acquisition and integration costs of $145,169, including expense associated with the acceleration of eOne stock-based compensation and advisor fees settled at the closing of the acquisition, integration costs and impairment charges in the fourth quarter of 2020 for certain definite-lived intangible and other assets; and

ii.

Restructuring and related costs of $73,397, including severance and retention costs, as well as impairment charges in the first quarter of 2020 for certain definite-lived intangible and production assets.

b.

The expenses of $17,778 in the year ended December 29, 2019 were included in Selling, Distribution and Administration, and comprised of certain legal and consulting fees associated with the transaction.

(2)	The Company incurred incremental intangible amortization costs related to the intangible assets acquired in the eOne Acquisition.

(3)	In the year ended December 27, 2020, the Company incurred $8,470 of severance charges, associated with cost-savings initiatives within the Company’s commercial and Film and TV businesses.

In the year ended December 30, 2018, the Company incurred $89,349 of severance charges, primarily outside the U.S., related to actions associated with a new go-to-market strategy designed to be more omni-channel and e-commerce focused.

(4)

In 2018, Toys“R“Us announced a liquidation of its U.S. operations, as well as other retail impacts around the globe. As a result, the Company recognized incremental bad debt expense on outstanding Toys“R“Us receivables, royalty expense, inventory obsolescence as well as other related costs.

(5)

In the fourth quarter of 2018, the Company conducted its annual impairment test. The results of such test resulted in a write-off of goodwill from its Backflip business of $86,253, as well as impairments of certain definite-lived intangible assets totaling $31,303.

Reconciliation of Operating Profit Results

	Year Ended December 27, 2020			Year Ended December 29, 2019

	As Reported	Non-GAAP Adjustments	Adjusted	As Reported	Non-GAAP Adjustments	Adjusted
Adjusted Company Results

External Net Revenues	$5,465,443	—	$5,465,443	$4,720,227	—	$4,720,227

Operating Profit	501,814	324,892	826,706	652,050	17,778	669,828

Operating Margin	9.2%	5.9%	15.1%	13.8%	0.4%	14.2%

	Year Ended December 30, 2018

	As Reported	Non-GAAP Adjustments	Adjusted
Adjusted Company Results

External Net Revenues	$4,579,646	—	$4,579,646

Operating Profit	331,052	267,265	598,317

Operating Margin	7.2%	5.8%	13.1%

Reconciliation of Net Earnings and Earnings Per Share

(Unaudited)

(Thousands of Dollars)

	Year Ended

(all adjustments reported after-tax)	December 27, 2020	Diluted Per Share Amount	December 29, 2019	Diluted Per Share Amount	December 30, 2018	Diluted Per Share Amount

Net Earnings Attributable to Hasbro, Inc.	$222,519	$1.62	$520,454	$4.05	$220,434	$1.74

eOne Acquisition and Related Costs (1)	188,557	1.37	(81,772)	(0.64)	—	—

Acquired Intangible Amortization	80,731	0.59	—	—	—	—

Severance	7,422	0.05	—	—	77,948	0.61

Incremental costs impact of Toys“R”Us	—	—	—	—	52,829	0.42

Asset Impairments	—	—	—	—	96,928	0.76

Impact of Tax Reform (2)	15,389	0.11	—	—	40,650	0.32

Pension (3)	—	—	85,995	0.67	—	—

Net Earnings, as Adjusted	$514,618	$3.74	$524,677	$4.08	$488,789	$3.85

(1)	For the year ended December 27, 2020, eOne acquisition and related costs of $188,557 are described above in the “Reconciliation of as Reported to Adjusted Operating Results.”

In the year ended December 29, 2019 and in association with the Company’s agreement to acquire eOne in an all-cash transaction, the Company incurred certain transaction-related costs, as well as hedge gains on the British pound sterling purchase price in 2019. This resulted in eOne net gains for 2019 of $75,716 ($81,772 after-tax), comprised of the following:

i.	Hedge gains of $114,133 related to the foreign exchange forward and option contracts to hedge a portion of the British pound sterling purchase price for the eOne Acquisition;

ii.	Financing transaction fees of $20,639, primarily related to the Company’s bridge financing facility which terminated unused in the fourth quarter of 2019;

iii.	eOne Acquisition related costs of $17,778 (referenced above in the “Reconciliation of as Reported to Adjusted Operating Results”); and

iv.	Tax benefits of $6,056 related to the charges outlined in ii. and iii. above. The hedge gains outlined in i. above have no associated tax impacts.

(2)

In the year ended December 27, 2020, the Company recorded income tax expense of $15,389 as a result of the revaluation of Hasbro’s UK tax attributes in accordance with the Finance Act of 2020 enacted by the United Kingdom on July 22, 2020. Effective back to April 1, 2020, the new law maintains the corporate income tax rate at 19% instead of the planned reduction to 17% that was previously enacted in the UK Finance Act of 2016.

In the year ended December 30, 2018, the Company made adjustments to provisional U.S. Tax Reform amounts recorded in the fourth quarter of 2017 based on additional regulations issued in the first quarter of 2018.

(3)	In 2019, the Company recognized a $110,962 non-cash charge ($85,995 after-tax) related to the settlement of its U.S. defined benefit pension plan.

1027 Newport Avenue
Pawtucket, RI 02861

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hasbro.com

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ENDORSEMENT LINE SACKPACK 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters heres how to vote! You may vote online or by phone instead of mailing this card. Votes from participants in the Hasbro 401K must be received by May 18, 2021 at 9:00 A.M. Online Go to www.investorvote.com/HAS or scan the QR code login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/HAS Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 123456789012345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Election of Directors For Terms Expiring in 2022 The Board of Directors recommends a vote FOR all of the nominees listed. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Kenneth A. Bronfin 02 - Michael R. Burns 03 - Hope F. Cochran 04 - Lisa Gersh 05 - Brian D. Goldner 06 - Tracy A. Leinbach 07 - Edward M. Philip 08 - Laurel J. Richie 09 - Richard S. Stoddart 10 - Mary Best West 11 - Linda K. Zecher B Proposals The Board of Directors recommends a vote FOR Proposals 2, and 3. For Against Abstain For Against Abstain 2. The adoption, on an advisory basis, of a resolution approving the 3. Ratification of the selection of KPMG LLP as Hasbro, compensation of the Named Executive Officers of Hasbro, Inc., as Inc.s independent registered public accounting firm for described in the Compensation Discussion and Analysis and fiscal 2021. Executive Compensation sections of the 2021 Proxy Statement. C Authorized Signatures This section must be completed for your vote to be counted. Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. C 1234567890 J N T 1 P C F 5 0 0 3 2 7 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 03F3VD

Dear Fellow Shareholders: You are cordially invited to attend the 2021 Annual Meeting of Shareholders of Hasbro, Inc. to be held at 11:00 a.m., EDT on Thursday, May 20, 2021, virtually via the Internet at www.meetingcenter.io/269042063. The accompanying Notice of Annual Meeting and Proxy Statement contain detailed information as to the formal business to be transacted at the meeting. Your Vote Matters. Whether or not you plan to attend the 2021 Annual Meeting, it is important that your shares be voted. Please follow the instructions on the other side of this proxy card. Sincerely, Brian D. Goldner Chairman of the Board and Chief Executive Officer The 2021 Annual Meeting of Shareholders of Hasbro, Inc. will be held on May 20, 2021 at 11:00 a.m. EDT, virtually via the Internet at www.meetingcenter.io/269042063. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is HAS2021. To vote during the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/HAS IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. HASBRO, INC. Annual Meeting of Shareholders May 20, 2021 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of Hasbro, Inc. (the Company) and hereby appoints each of BRIAN D. GOLDNER and DEBORAH M. THOMAS with full power of substitution, as attorneys and proxies to appear and vote all of the shares of Common Stock standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 20, 2021 at 11:00 a.m., EDT virtually via the Internet at www.meetingcenter.io/269042063, and at any adjournment or postponement thereof. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND IN SUPPORT OF MANAGEMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND PROMPTLY MAIL IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT! D Non-Voting Items Change of Address Please print new address below.